\

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 1999


                                                      REGISTRATION NO. 333-73295
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           -------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           -------------------------

                             SILKNET SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7372                              02-0478949
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                           -------------------------

                             SILKNET SOFTWARE, INC.

                            50 PHILLIPPE COTE STREET
                 MANCHESTER, NEW HAMPSHIRE 03101 (603) 625-0070
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

              JAMES C. WOOD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                             SILKNET SOFTWARE, INC.
                            50 PHILLIPPE COTE STREET
                        MANCHESTER, NEW HAMPSHIRE 03101
                                 (603) 625-0070
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                    JOHN HESSION, ESQ.                                       PATRICK J. RONDEAU, ESQ.
                 BRIAN D. GOLDSTEIN, ESQ.                                        HALE AND DORR LLP
              TESTA, HURWITZ & THIBEAULT, LLP                                     60 STATE STREET
                      125 HIGH STREET                                       BOSTON, MASSACHUSETTS 02109
                BOSTON, MASSACHUSETTS 02110                                       (617) 526-6000
                      (617) 248-7000

                           -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                           -------------------------


                        CALCULATION OF REGISTRATION FEE



---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM         PROPOSED MAXIMUM            AMOUNT OF
    TITLE OF EACH CLASS OF           AMOUNT TO BE          OFFERING PRICE PER       AGGREGATE OFFERING          REGISTRATION
 SECURITIES TO BE REGISTERED          REGISTERED                SHARE(1)                 PRICE(1)                   FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value.......................        3,450,000                  $12.00                $41,400,000               $11,509.20(2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.


(2) Previously paid $9,591.00. Other expenses of the offering aggregate $988,491 and are itemized under Item 13 of Part II of this Registration Statement.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 14, 1999



                                3,000,000 SHARES


                         [SILKNET SOFTWARE, INC. LOGO]

                                  COMMON STOCK

                               ------------------


     Silknet is selling shares of common stock. Prior to this offering, there has been no public market for the common stock. The initial public offering price is expected to be between $10.00 and $12.00 per share. Silknet will be listing the common stock on The Nasdaq Stock Market's National Market under the symbol "SILK."



     Silknet has granted the underwriters an option to purchase a maximum of 450,000 additional shares of common stock to cover over-allotments of shares.


     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                                             UNDERWRITING
                                              PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                               PUBLIC         COMMISSIONS        SILKNET
                                            -------------    -------------    -------------
Per Share.................................   $                $                $
Total.....................................   $                $                $


     Delivery of the shares of common stock will be made on or about
               , 1999.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
             BANCBOSTON ROBERTSON STEPHENS

                           NATIONSBANC MONTGOMERY SECURITIES LLC

                                       FIRST UNION CAPITAL MARKETS CORP.

                      Prospectus dated              , 1999

Integrate. Engage. Leverage.

Silknet believes that the next great wave of efficiency will come -- not from within the company -- but from the customer. Silknet's eBusiness solutions integrate the customer, engage them in the company's business and leverage their skills, knowledge and time to provide a more efficient and effective experience for them and for the company.

"Silknet is the first vendor to deliver a Web-based electronic commerce product that is already integrated with customer service software. This solution gives companies a competitive edge and gives consumers a better experience when shopping on the Web."

                                        -- Aberdeen Group, Inc.
[SILKNET LOGO]

SPRINT PCS

                       [Depiction of Sprint PCS Web site]

INTEGRATE. Silknet's eService and eCommerce applications helped to provide Sprint PCS with one view of the customer and to give their nearly 2.5 million customers one place to learn, shop and manage their relationship with Sprint PCS.


MICROSOFT

                       [Depiction of Microsoft Web site]

ENGAGE. Microsoft uses Silknet's eService application to provide on-line service to its more than 7,000 sales and support employees. If an answer is not available through self-service, the employee can submit a case inquiry and receive a solution via e-mail or Intranet.

THE TRAVEL COMPANY

                  [Depiction of The Travel Company's Web site]

LEVERAGE. Silknet solutions help The Travel Company to leverage their sales agent's skills, time and knowledge to improve the experience for their customers. Silknet solutions help track all customer activity related to selling and servicing cruise vacations.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    3
RISK FACTORS................................................    5
USE OF PROCEEDS.............................................   15
DIVIDEND POLICY.............................................   15
CAPITALIZATION..............................................   16
DILUTION....................................................   17
SELECTED CONSOLIDATED FINANCIAL DATA........................   18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   19
BUSINESS....................................................   30
MANAGEMENT..................................................   46
CERTAIN TRANSACTIONS........................................   51
PRINCIPAL STOCKHOLDERS......................................   53
DESCRIPTION OF CAPITAL STOCK................................   56
SHARES ELIGIBLE FOR FUTURE SALE.............................   61
UNDERWRITING................................................   63
NOTICE TO CANADIAN RESIDENTS................................   65
LEGAL MATTERS...............................................   66
EXPERTS.....................................................   66
CHANGE IN INDEPENDENT ACCOUNTANTS...........................   66
ADDITIONAL INFORMATION......................................   66
INDEX TO FINANCIAL STATEMENTS...............................  F-1


                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                            ------------------------


     Until                , all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                            ------------------------

     Silknet has applied for federal registration of the trademarks "Silknet" and "Silknet" combined with the Silknet logo. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully. Unless otherwise specified, all information in this prospectus assumes no exercise of the underwriters' over-allotment option, reflects the 1-for-2 exchange of common stock and preferred stock in connection with the reincorporation of Silknet from New Hampshire to Delaware and reflects the mandatory conversion into common stock of all outstanding shares of preferred stock upon the closing of this offering.


                                    SILKNET


     We provide software that allows companies to offer their customers personalized marketing, sales, electronic commerce and customer support services through a single Web site interface tailored by the company to meet its customer requirements. Our products enable a company to deliver these services to its customers over the Web through customer self-service and immediate, direct collaboration among the company and its customers, partners, vendors and suppliers. Our products allow a company to coordinate its interactions with customers by integrating a variety of communications media, such as the Web, e-mail and the telephone. Our software can capture and consolidate data derived from all these sources and distribute it throughout a company and to its partners to provide a single view of a customer. This solution is more efficient for a company and also more efficient for its customers, creating a competitive advantage for that company.


     Accompanying the growth in the use of the Web has been a trend toward customer self-service. Just as consumers have extensively used automated teller machines rather than using the services of a bank teller, the Web now allows a wide range of businesses the ability to offer electronic self-service to their customers. For example, consumers are now shopping for goods and services and seeking answers to customer service questions on their own from their computers at any hour of the day. The Gartner Group estimates that by 2001 companies will receive 25% of all customer contacts and inquiries over the Web and through e-mail messages and other Web-based forms. Companies are using this Web-based customer interaction to augment more traditional means of handling customer service and commerce, such as telephone-based customer service. Rather than replacing the technology systems designed to support telephone-based customer service, companies are actively seeking ways to integrate their various forms of customer interaction, such as Web communications, e-mail and the telephone. Businesses are seeking solutions such as our products to coordinate these various media and present a consistent interface to their customers for service and commerce.


     Below is a list of some of our customers since July 1, 1997. These customers represent 65% of the aggregate revenue in fiscal year 1998 and the nine-month period ended March 31, 1999.


          - 3Com
          - Bank of America
          - Bell Advanced Communications

          - Beyond.com

          - Cigna
          - Compaq
          - Inacom
          - KPMG Peat Marwick
          - Microsoft

          - Office Depot

          - Provident Bank
          - Sprint PCS

     Silknet was incorporated in New Hampshire on March 6, 1995 and was reincorporated in Delaware on February 25, 1999. Our principal executive offices are located at 50 Phillippe Cote Street, Manchester, New Hampshire 03101, and our telephone number is (603) 625-0070.

                                  THE OFFERING


Common stock offered........................................    3,000,000 shares
Common stock to be outstanding after the offering...........    14,998,099 shares
Use of proceeds.............................................    For general corporate purposes,
                                                                including working capital.
Nasdaq National Market symbol...............................    SILK


                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding preferred stock into common stock, as if the shares had converted immediately upon their issuance. Accordingly, accrued dividends on preferred stock are not included in the calculation of pro forma basic and diluted net loss per share.


                                                                                 NINE MONTHS ENDED
                                                   YEAR ENDED JUNE 30,               MARCH 31,
                                               ----------------------------    ----------------------
                                                1996      1997       1998         1998         1999
                                               ------    -------    -------    -----------    -------
                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue................................  $  266    $   194    $ 3,647      $ 2,094      $ 9,161
Total cost of revenue........................     141        341      1,386          919        2,533
Gross margin.................................     125       (147)     2,261        1,175        6,628
Total operating expenses.....................     583      2,545      8,398        5,418       12,967
Operating loss...............................    (458)    (2,692)    (6,137)      (4,243)      (6,339)
Net loss.....................................    (465)    (2,753)    (6,003)      (4,173)      (6,115)
Net loss attributable to common
  stockholders...............................    (465)    (2,943)    (6,906)      (4,733)      (7,634)
Basic and diluted net loss per share.........  $(0.18)   $ (1.15)   $ (2.69)     $ (1.85)     $ (2.82)
Shares used in computing basic and diluted
  net loss per share.........................   2,551      2,557      2,566        2,558        2,708
Unaudited pro forma basic and diluted net
  loss per share.............................                       $ (0.76)     $ (0.56)     $ (0.57)
Shares used in computing unaudited pro forma
  basic and diluted net loss per share.......                         7,879        7,422       10,807



     The pro forma as adjusted balance sheet data as of March 31, 1999 gives effect to the conversion of all outstanding preferred stock into common stock and has been adjusted to give effect to the sale of 3,000,000 shares of common stock offered hereby at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses.



                                                                                 MARCH 31, 1999
                                                           JUNE 30,         ------------------------
                                                      ------------------                 PRO FORMA
                                                       1997       1998       ACTUAL     AS ADJUSTED
                                                      -------    -------    --------    ------------
                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...........................  $ 4,752    $ 9,045    $ 11,126      $41,476
Working capital.....................................    4,155      8,472      10,876       41,226
Total assets........................................    5,402     12,129      17,524       47,874
Note payable to bank................................      115        222         122          122
Total convertible preferred stock...................    7,432     19,107      29,415           --
Total stockholders' equity (deficit)................   (2,834)    (9,587)    (16,878)      42,887

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING
HISTORY ON WHICH TO
EVALUATE
OUR PROSPECTS                    We commenced operations in March 1995 and we
                                 recorded our first license revenue upon
                                 delivery of Silknet eService in beta version to customers in January 1997. Accordingly, we have only a limited operating history on which you can base your evaluation of our business and prospects. In addition, because we are in an early stage of development in a new and rapidly evolving market, our prospects are difficult to predict and may change rapidly and without warning.


WE HAVE INCURRED
SUBSTANTIAL
OPERATING LOSSES AND WE MAY
NOT BE PROFITABLE IN THE
FUTURE Since we began operations, we have incurred substantial operating losses in every fiscal period. We cannot be certain if or when we will become profitable. Failure to achieve profitability within the timeframe expected by investors may adversely affect the market price of our common stock. As a result of accumulated operating losses, at March 31, 1999, we had an accumulated deficit of $15.4 million. We have generated relatively small amounts of revenue, while increasing expenditures in all areas, particularly in research and development and sales and marketing, in order to execute our business plan. Although we have experienced revenue growth in recent periods, the growth has been from a limited base of historical revenue, and it is unlikely that such growth rates are sustainable.



OUR QUARTERLY OPERATING
RESULTS MAY FLUCTUATE
BECAUSE WE DEPEND ON
A SMALL NUMBER OF
LARGE ORDERS                     We derive a significant portion of our software
                                 license revenue in each quarter from a small number of relatively large orders. Our operating results for a particular fiscal period could be materially adversely affected if we are unable to complete one or more substantial license sales planned for that period. In each of the last eight quarters, we had at least one customer that accounted for more than 30% of total revenue in that quarter.
                                 In addition, the purchase and implementation of our products typically involve a significant cost to our customers, including the purchase of related hardware and software, as well as training and integration costs. These implementations also include substantial commitment of resources by our customers or their consultants over an extended period of time. As a result, our sales cycle is relatively long.



                                 In addition, our services revenue, which is largely correlated with our license revenue, has fluctuated and may fluctuate in the future due to significant consulting and implementation services performed in a quarter. Investors should not expect a commensurate increase in services revenue between future quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DISAPPOINTING QUARTERLY
REVENUE
OR OPERATING RESULTS COULD
CAUSE
THE PRICE OF OUR COMMON
STOCK
TO FALL Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially.


                                 Our quarterly revenue may fluctuate as a result of a variety of factors, many of which are outside our control, including the following:

                                      - the market for interactive, Web-based
                                        electronic business solutions is in an
                                        early stage of development and it is
                                        therefore difficult to accurately
                                        predict customer demand; and

                                      - the sales cycle for our products and
                                        services varies substantially from
                                        customer to customer, and we expect the
                                        sales cycle to be long. As a result, we
                                        have difficulty determining whether and
                                        when we will receive license revenue
                                        from a particular customer.

                                 In addition, because our revenue from
                                 implementation, maintenance and training services is largely correlated with our license revenue, a decline in license revenue could also cause a decline in our services revenue in the same quarter or in subsequent quarters.

                                 Most of our expenses, such as employee
                                 compensation and rent, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if revenue for a particular quarter is below our expectations, we could not proportionately reduce operating expenses for that quarter, and therefore this revenue shortfall would have a disproportionate effect on our expected operating results for that quarter.


CONTINUED ADOPTION OF
WEB-BASED ELECTRONIC
BUSINESS
SOLUTIONS IS NECESSARY FOR
OUR
FUTURE GROWTH                    Our products address a new and emerging market
                                 for Web-based, interactive electronic business solutions. Therefore, our future success depends substantially upon the widespread adoption of the Web as a primary medium for commerce and business applications. The failure of this market to develop, or a delay in the development of this market, would have a material adverse effect on our business, financial condition and operating results. The
                                 Web has experienced, and is expected to
                                 continue to experience, significant user and traffic growth, which has, at times, caused user frustration with slow access and download times. The Web infrastructure may not be able to support the demands placed on it by the continued growth upon which our success depends. Moreover, critical issues concerning the commercial use of the Web, such as security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the growth of Web use or the attractiveness of commerce and business communication over the Web. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased activity or due to increased government regulation and taxation of Internet commerce.

GOVERNMENT LAWS AND
REGULATIONS COULD LIMIT THE
MARKET FOR OUR PRODUCTS AND
SERVICES Federal, state or foreign agencies may adopt laws or regulations affecting the use of the Web as a commercial medium. If enacted, these laws or regulations could limit the market for our products, which could materially adversely affect our business, financial condition and operating results. Although many of these laws or regulations may not apply to our business directly, we expect that laws and regulations relating to user privacy, pricing, content and quality of products and services could indirectly affect our business. It is possible that these laws or regulations could expose companies involved in Web commerce to liability, which could limit the growth of Web commerce generally.

WE FACE SIGNIFICANT
COMPETITION
FROM OTHER TECHNOLOGY
COMPANIES                        The market for interactive, Web-based
                                 electronic business solutions is intensely competitive. If we are unable to compete effectively, our business, financial condition and operating results would be materially adversely affected. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, marketing, management, service, support and other resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements.


                                 In addition, we expect that new competitors will enter the market with competing products as the size and visibility of the market opportunity increases. We also expect that competition will increase as a result of software industry consolidations and formations of alliances among industry participants. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance. See "Business -- Competition."



WE MAY NOT BE ABLE TO
DEVELOP
NEW PRODUCTS OR ENHANCE
EXISTING PRODUCTS ON A
TIMELY
BASIS To be competitive, we must develop and introduce on a timely basis new products and product enhancements which meet the needs of companies seeking to deploy and manage electronic business applications over the Web. We have in the past failed to ship certain new products or product enhancements by our planned shipment date. If we fail to develop and introduce new products and enhancements successfully and on a timely basis, it could have a material adverse effect on our business, operating results and financial condition.



FAILURE TO EXPAND OUR
RELATIONSHIPS WITH SYSTEMS
INTEGRATORS AND CONSULTING
FIRMS
WOULD IMPEDE ACCEPTANCE OF
OUR PRODUCTS AND GROWTH OF
OUR
REVENUE To increase our revenue and implementation capabilities, we must develop and expand relationships with systems integrators and consulting firms. A failure to do so could have a material adverse effect on our business, operating results and financial condition. We rely on systems integrators and consulting firms to recommend our products to their clients and to install and support our products for their clients. Systems integrators and consulting firms may develop, market or recommend software applications that compete with our products. Moreover, if these firms fail to implement our products successfully for their clients, we may not have the resources to implement our products on the schedule required by the client, which could have a material adverse effect on our business, operating results and financial condition.


OUR ABILITY TO INCREASE
REVENUES
DEPENDS ON OUR ABILITY TO
EXPAND OUR DIRECT SALES
FORCE
AND THIRD-PARTY
DISTRIBUTION
CHANNELS To increase our revenue, we must increase the size of our direct sales force and the number of our indirect marketing and distribution partners, including software and hardware vendors and resellers. A failure to do so could have a material adverse effect on our business, operating results and financial condition. There is intense competition for sales personnel in our business, and we may not be successful in attracting, integrating, motivating or retaining new personnel for these positions. Our existing or future marketing and distribution partners may choose to devote greater resources to marketing and supporting the products of competitors.



GROWTH OF PRODUCT REVENUE
IS
DEPENDENT ON OUR
PROFESSIONAL
SERVICES ORGANIZATION,
WHICH IS
CURRENTLY OPERATING AT A
LOSS To gain initial acceptance of our products by customers in our targeted industries, we assist customers with the implementation of our products, sometimes at a loss. To date, our annual services costs for the organization have been significantly higher than our services revenue, and we expect that trend to continue for the foreseeable future as we seek to increase market acceptance of our products. We cannot be certain that our professional services organization will ever achieve or sustain profitability. A failure to do so could have a material adverse effect on our business, operating results and financial condition.



OUR FAILURE TO PROPERLY
MANAGE
RAPID GROWTH COULD STRAIN
OUR
RESOURCES AND ADVERSELY
AFFECT
OUR BUSINESS                     We have been experiencing a period of rapid
                                 growth that has been placing a significant strain on our resources. Our revenue increased
                                 148% in the quarter ended March 31, 1999 from the same period the year earlier. From April 1, 1998 to March 31, 1999, the number of our employees increased from 65 to 136. The rapid rate of our recent growth has made management of that growth more difficult. In addition, the proceeds of this offering will be used in part to expand product offerings and expand international operations and sales and marketing capabilities. This additional growth may further strain our management, financial and other resources. To manage future growth effectively we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. Any failure to do so could have a material adverse effect on the quality of our products, our ability to retain key personnel and our business, operating results and financial condition.

OUR ABILITY TO INCREASE
REVENUE
DEPENDS ON OUR ABILITY TO
EXPAND AND MANAGE OUR
INTERNATIONAL OPERATIONS         We expect international revenue to account for
                                 a significant percentage of total revenue in the future and we believe that we must continue to expand our international sales activities in order to be successful. Our international sales growth will be limited if we are unable to:



                                      - establish additional foreign operations;



                                      - expand international sales channel
                                        management and support organizations;



                                      - hire additional personnel;



                                      - customize products for local markets;


                                      - develop relationships with international
                                        service providers; or

                                      - establish relationships with additional
                                        distributors and systems integrators.


                                 Even if we are able to successfully expand our international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products. However, our plans to expand internationally may be adversely affected by a number of risks, including:


                                      - expenses associated with customizing
                                        products for foreign countries;

                                      - challenges inherent in managing
                                        geographically dispersed operations;

                                      - protectionist laws and business
                                        practices that favor local competitors;

                                      - dependence on local vendors;


                                      - multiple, conflicting and changing
                                        governmental laws and regulations; and



                                      - foreign currency exchange rate
                                        fluctuations.



LOSS OF KEY PERSONNEL COULD
ADVERSELY AFFECT OUR
BUSINESS Our future success depends to a significant degree on the skills, experience and efforts of James C. Wood, our founder, Chairman of the Board, President and Chief Executive Officer. The loss of the services of Mr. Wood could have a material adverse effect on our business, operating results and financial condition. We also depend on the ability of our executive officers and other members of senior management to work effectively as a team. The loss of one or more of our executive officers and other members of senior management could have a material adverse effect on our business, operating results and financial condition.



WE MAY BE UNABLE TO HIRE
AND
RETAIN THE SKILLED
PERSONNEL WE
NEED TO SUCCEED                  Qualified personnel are in great demand
                                 throughout the software industry. The demand for qualified personnel is particularly acute in the New England area, due to the large number of software companies and the low unemployment in the region. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly marketing personnel, software engineers and other senior personnel.
                                 Our failure to attract and retain the highly-trained technical personnel that are integral to our product development, professional services and support teams may limit the rate at which we can develop new products or product enhancements. This could have a material adverse effect on our business, operating results and financial condition.



WE MAY BE UNABLE TO PROTECT
OUR PROPRIETARY TECHNOLOGY
RIGHTS Our success depends to a significant degree upon the protection of our software and other proprietary technology rights. We rely on trade secret, copyright and trademark laws and confidentiality agreements with employees and third-parties, all of which offer only limited protection. Moreover, the laws of other countries in which we market our products may afford little or no effective protection of our proprietary technology. The reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business, operating results and financial condition. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk. Further, names such as eBusiness, eCommerce and eService are becoming widely used and descriptive. As a result, we do not expect to be able to prevent third parties from using these names for competing products. See "Business -- Intellectual Property and Proprietary Rights."




OTHER COMPANIES MAY CLAIM
THAT OUR PRODUCTS INFRINGE
THEIR
COPYRIGHTS OR PATENTS            If any of our products violate third party
                                 proprietary rights, we may be required to reengineer our products or seek to obtain licenses from third parties to continue offering our products without substantial reengineering, and such efforts may not be successful. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. See
                                 "Business -- Intellectual Property and
                                 Proprietary Rights."

OUR USE OF THE "SILKNET"
AND "EBUSINESS" TRADEMARKS MAY
INFRINGE THE TRADEMARK
RIGHTS OF OTHER COMPANIES        We have applied for registration of some of our
                                 trademarks in the United States, Canada and the European Community. Most of these applications have not been approved. Our applications for the registration of "Silknet" and "Silknet" combined with the Silknet logo were denied in Canada because a company filed an earlier application for the use of "Silk" in connection with Internet information resource services.




                                 Other companies have filed trademark
                                 applications for marks similar to the names of Silknet's products. For example, IBM has filed a trademark application for "e-Business" for use in creating, implementing and maintaining Web sites and integration of computer systems and networks. Silknet's use of "Silknet eBusiness System" could infringe the rights of IBM and other companies using a mark that contains "eBusiness." Silknet's use of "eBusiness," as well as the use of other names, may result in costly litigation, divert management's attention and resources, cause product shipment delays or require Silknet to pay damages and/or to enter into royalty or license agreements. There can be no assurance that a license agreement would be available to Silknet on any commercially reasonable terms, if at all, and Silknet may be required to stop using the name "eBusiness" or other names currently used for its products. Any of these events could have a material adverse effect on our business, operating results and financial condition. See "Business -- Intellectual Property and Proprietary Rights."


WE MAY LOSE ACCESS TO
THIRD-PARTY TECHNOLOGY USED
IN OUR PRODUCTS                  We incorporate into our products technology
                                 licensed from third parties, such as Microsoft
                                 Corporation. The loss of access to this
                                 technology could result in delays in the development and introduction of new products or enhancements until equivalent or replacement technology could be accessed, if available, or developed internally, if feasible. These delays could have a material adverse effect on our business, operating results and financial condition. It is possible that technology from others will not be available to us on commercially reasonable terms, if at all.



OUR BUSINESS COULD BE
ADVERSELY AFFECTED
IF OUR PRODUCTS FAIL
TO PERFORM PROPERLY              Software products as complex as ours may
                                 contain undetected errors, or bugs, which result in product failures, or otherwise fail to perform in accordance with customer expectations. Our products may be particularly susceptible to bugs or performance degradation because of the emerging nature of Web technologies and the stress that may be placed on our products by the full deployment of our products over the Web to thousands of end-users. Product performance problems could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of development resources or injury to our reputation, any of which could have a material adverse effect on our business, operating results and financial condition. Prior to November 1998, we warranted some of our products for five years, providing customers a right to refund a portion of the license fee if we are unable to correct an error in the product. To date, no customer has requested a refund under the warranty provisions. However, if we are required to refund significant portions of license fees, our business, operating results and financial condition could be materially adversely affected.


WE COULD INCUR SUBSTANTIAL
COSTS AS A RESULT OF
PRODUCT LIABILITY CLAIMS
RELATING TO OUR CUSTOMERS'
CRITICAL BUSINESS OPERATIONS     Our products are critical to the operations of
                                 our customers' businesses. If one of our products fails, a customer may assert a claim for substantial damages against us, regardless of our responsibility for such failure. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. Although we maintain general liability insurance, including coverage for errors and omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.



WE MAY BE AFFECTED BY
UNEXPECTED YEAR 2000
TECHNOLOGY PROBLEMS              Many existing computer systems and software
                                 products do not properly recognize dates after December 31, 1999. This Year 2000 problem could result in miscalculations, data corruption, system failures or disruptions of operations.
                                 We are subject to potential Year 2000 problems affecting our products, our customers' systems, our internal systems and the systems of our vendors, any of which could have a material adverse effect on our business, operating results and financial condition.


                                 Changing purchasing patterns of customers impacted by Year 2000 issues may result in reduced resources available for purchases of interactive electronic business solutions. In addition, there can be no assurance that Year 2000 errors or defects will not be discovered in our internal software systems and, if such errors or defects are discovered, there can be no assurance that the costs of making such systems Year 2000 compliant will not be material.

                                 Year 2000 errors or defects in the internal systems maintained by our vendors could require us to incur significant unanticipated expenses to remedy any problems or replace affected vendors. See "Management's Discussion and Analysis and Results of Operations -- Year 2000 Readiness Disclosure."

RISKS ASSOCIATED WITH THIS OFFERING OF OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK
AFTER THIS OFFERING MAY BE
LOWER THAN THE PRICE YOU PAY     Prior to this offering, there has been no
                                 public market for our common stock. After this offering, an active trading market in our stock might not develop or continue. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters based upon several factors.
                                 See "Underwriting." The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay.


OUR COMMON STOCK IS
PARTICULARLY SUBJECT TO
VOLATILITY
BECAUSE OF THE INDUSTRY
THAT WE
ARE IN The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies, particularly Web-related companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the market price of our common stock.



OUR EXECUTIVE OFFICERS AND
DIRECTORS WILL EXERCISE
SIGNIFICANT CONTROL OVER
STOCKHOLDER VOTING MATTERS       After this offering, our executive officers and
                                 directors and their affiliates will together control approximately 70.69% of the outstanding common stock. As a result, these stockholders, if they act together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.
                                 This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of Silknet, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of Silknet and might affect the market price of our common stock.



FUTURE SALES BY EXISTING
SECURITY HOLDERS COULD
DEPRESS
THE MARKET PRICE OF OUR
COMMON STOCK                     If our existing stockholders sell a large
                                 number of shares of our common stock, the market price of the common stock could decline significantly. Moreover, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of the common stock.
                                 Immediately after this offering, approximately
                                 14,998,099 shares will be outstanding. Of these shares, 178,733 shares will be available for resale in the public market without restriction immediately following this offering, all of which shares are subject to lock-up agreements restricting the sale of common stock for 180 days after the date of this prospectus. In addition, 10,606,853 shares will be available for resale in the public market without restriction 90 days after the date of this prospectus, of which 10,522,000 shares are subject to lock-up agreements restricting the sale of common stock for 180 days after the date of this prospectus. The remaining
                                 1,212,513 shares held by existing stockholders become eligible for resale in the public market at various dates thereafter, all of which shares are subject to lock-up agreements restricting the sale of common stock for 180 days after the date of this prospectus.


                                 Some of our existing stockholders have the right to require us to register their shares of common stock with the Securities and Exchange Commission. If we register their shares of common stock, they can freely sell those shares in the public market.


                                 After this offering, we intend to register approximately 4,091,900 shares of our common stock that we have issued or may issue under our stock plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described above.



WE WILL HAVE BROAD
DISCRETION IN USING
THE PROCEEDS FROM
THIS OFFERING                    We have not identified specific uses for the
                                 proceeds from this offering, and we will have broad discretion in how we use them. In addition, we are unable to determine how much of the proceeds will be used for any identified purpose because circumstances regarding our planned uses of the proceeds may change. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.


INVESTORS WILL EXPERIENCE
IMMEDIATE AND SUBSTANTIAL
DILUTION IN THE BOOK VALUE
OF THEIR INVESTMENT              If you purchase shares of our common stock in
                                 this offering, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that earlier investors in Silknet paid substantially less than the public offering price when they purchased their shares of common stock. You will experience additional dilution upon the exercise of outstanding stock options or warrants to purchase common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance, and are identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS


     The net proceeds to Silknet from the issuance and sale of the 3,000,000 shares of common stock offered hereby are estimated to be approximately $30,350,000 million, at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses. If the underwriters' over-allotment option is exercised in full, Silknet will receive an additional $4,702,500 million. Silknet intends to use the proceeds for general corporate purposes, including working capital, product development and expansion of its international operations and sales and marketing capabilities. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Silknet has no specific understandings, commitments or agreements with respect to any such acquisition or investment. Pending such uses, the proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.


                                DIVIDEND POLICY

     Silknet has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. Silknet currently intends to retain future earnings, if any, to fund the expansion and growth of its business. Payment of future dividends, if any, will be at the discretion of Silknet's Board of Directors after taking into account various factors, including Silknet's financial condition, operating results, current and anticipated cash needs and plans for expansion. Under the terms of Silknet's line of credit, there are certain restrictions on Silknet's ability to declare and pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth the capitalization of Silknet as of March 31, 1999:


     - on an actual basis;

     - on a pro forma basis giving effect to the conversion of all outstanding shares of preferred stock into common stock; and


     - on a pro forma as adjusted basis to reflect the sale by Silknet of 3,000,000 shares of common stock offered hereby at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses.


This information should be read in conjunction with Silknet's consolidated financial statements and notes thereto appearing elsewhere in this prospectus.


                                                                                MARCH 31, 1999
                                                               -------------------------------------------------
                                                                                                    PRO FORMA
                                                                 ACTUAL          PRO FORMA         AS ADJUSTED
                                                               -----------      ------------      --------------
                                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                                                          (UNAUDITED)
Note payable to bank, excluding current portion.............    $    122          $    122           $    122
Convertible preferred stock, $.01 par value; 15,000,000
  shares authorized:
  Series A -- 2,364,584 shares designated, issued and
    outstanding actual; none designated, issued and
    outstanding pro forma and pro forma as adjusted.........       2,860                --                 --
  Series B -- 2,500,000 shares designated, issued and
    outstanding actual; none designated, issued and
    outstanding pro forma and pro forma as adjusted.........       5,934                --                 --
  Series C -- 3,089,157 shares designated, issued and
    outstanding actual; none designated, issued and
    outstanding pro forma and pro forma as adjusted.........      11,753                --                 --
  Series D -- 1,205,913 shares designated, issued and
    outstanding actual; none designated, issued and
    outstanding pro forma and pro forma as adjusted.........       8,868                --                 --
                                                                --------          --------           --------
         Total convertible preferred stock..................      29,415                --                 --
                                                                --------          --------           --------
Stockholders' equity (deficit):
  Common stock, $.01 par value; 50,000,000 shares
    authorized, 2,838,445 shares issued and outstanding
    actual; 11,998,099 shares issued and outstanding pro
    forma; 14,998,099 shares issued and outstanding pro
    forma as adjusted.......................................          28               120                150
  Additional paid-in capital................................       1,640            28,351             58,671
  Accumulated dividends on preferred stock(1)...............      (2,612)               --                 --
  Deferred compensation.....................................        (537)             (537)              (537)
  Accumulated deficit.......................................     (15,397)          (15,397)           (15,397)
                                                                --------          --------           --------
Total stockholders' equity (deficit)........................    $(16,878)           12,537             42,887
                                                                --------          --------           --------
Total capitalization........................................    $ 12,659          $ 12,659           $ 43,009
                                                                ========          ========           ========


---------------

(1) Upon conversion of the convertible preferred stock, all accrued dividends will be eliminated.

                                    DILUTION


     The pro forma net tangible book value of Silknet at March 31, 1999 was $12,537,000, or $1.04 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all shares of preferred stock. After giving effect to the sale of 3,000,000 shares of common stock offered hereby by Silknet at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses, Silknet's pro forma net tangible book value as of March 31, 1999 would have been approximately $42,887,000, or $2.86 per share. This represents an immediate increase in pro forma net tangible book value of $1.82 per share to existing stockholders and an immediate dilution of $8.14 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:



Assumed initial public offering price per share.....................   $11.00
  Pro forma net tangible book value per share at March 31,
     1999...................................................  $ 1.04
  Increase attributable to this offering....................    1.82
                                                              ------
Pro forma net tangible book value per share after this offering.....   $ 2.86
                                                                       ------
Net tangible book value dilution per share to new investors in this
  offering..........................................................   $ 8.14
                                                                       ======



     The following table summarizes, as of March 31, 1999, on the pro forma basis described above, the total number of shares purchased, the consideration paid to Silknet and the average price per share paid by the existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $11.00 per share (before deducting the estimated underwriting discounts and commissions and offering expenses):



                                         SHARES PURCHASED      TOTAL CONSIDERATION
                                       --------------------   ---------------------   AVERAGE PRICE
                                         NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                       ----------   -------   -----------   -------   -------------
Existing stockholders................  11,998,099    80.00%   $27,107,058    45.10%      $ 2.26
New investors........................   3,000,000    20.00%   $33,000,000    54.90%      $11.00
                                       ----------    -----    -----------   ------
          Totals.....................  14,998,099      100%   $60,108,058      100%
                                       ==========    =====    ===========   ======



     As of March 31, 1999, there were (a) 799,556 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $.50 per share; (b) 1,049,526 shares of common stock available for issuance under Silknet's 1995 Employee Stock Option Plan and the 1999 Stock Option and Incentive Plan; and (c) 750,000 shares of common stock issuable under exercise of outstanding warrants, at a weighted average exercise price of $1.80. In addition, in February 1999 Silknet adopted the 1999 Employee Stock Purchase Plan, pursuant to which 350,000 shares of common stock were reserved for issuance, and the 1999 Non-Employee Director Stock Option Plan, pursuant to which 350,000 shares of common stock were reserved for issuance. To the extent that these options or warrants are exercised, there will be further dilution to new investors. See "Management -- Stock Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected financial data set forth below should be read in conjunction with Silknet's consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus. The statement of operations data for the years ended June 30, 1996, 1997 and 1998, and the nine months ended March 31, 1999 and the balance sheet data as of June 30, 1997 and 1998 and March 31, 1999 are derived from, and are qualified by reference to, audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the nine months ended March 31, 1998 are derived from unaudited financial statements of Silknet appearing elsewhere in this prospectus. The statement of operations data for the period from March 6, 1995 (date of inception) to June 30, 1995 and the balance sheet data as of June 30, 1995 and 1996 are derived from unaudited consolidated financial statements not included in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of Silknet's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The historical results are not necessarily indicative of the operating results to be expected in the future.



    Accrued dividends of convertible preferred stock are not included in the calculation of pro forma basic and diluted net loss per share.



                                                              PERIOD FROM                                     NINE MONTHS ENDED
                                                             MARCH 6, 1995        YEAR ENDED JUNE 30,             MARCH 31,
                                                             (INCEPTION) TO   ---------------------------   ---------------------
                                                             JUNE 30, 1995     1996      1997      1998        1998        1999
                                                             --------------   ------   --------   -------   -----------   -------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                              (UNAUDITED)                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  License..................................................          --           --   $    75    $ 2,977     $ 1,727     $ 6,473
  Services.................................................          --       $  266       119        670         367       2,688
                                                                 ------       ------   -------    -------     -------     -------
        Total revenue......................................          --          266       194      3,647       2,094       9,161
                                                                 ------       ------   -------    -------     -------     -------
Cost of revenue:
  License..................................................          --           --        29         32          19         265
  Services.................................................          --          141       312      1,354         900       2,268
                                                                 ------       ------   -------    -------     -------     -------
        Total cost of revenue..............................          --          141       341      1,386         919       2,533
                                                                 ------       ------   -------    -------     -------     -------
Gross margin...............................................          --          125      (147)     2,261       1,175       6,628
                                                                 ------       ------   -------    -------     -------     -------
Operating expenses:
  Sales and marketing......................................          --           33       888      4,802       3,023       7,081
  Research and development.................................      $   26          120       961      2,409       1,596       3,713
  General and administrative...............................          35          430       696      1,187         799       2,173
                                                                 ------       ------   -------    -------     -------     -------
        Total operating expenses...........................          61          583     2,545      8,398       5,418      12,967
                                                                 ------       ------   -------    -------     -------     -------
Operating loss.............................................         (61)        (458)   (2,692)    (6,137)     (4,243)     (6,339)
Interest income (expense), net.............................          --           (7)      (61)       134          70         224
                                                                 ------       ------   -------    -------     -------     -------
Net loss...................................................         (61)        (465)   (2,753)    (6,003)     (4,173)     (6,115)
Accrued dividends for preferred stockholders...............          --           --       190        903         560       1,519
                                                                 ------       ------   -------    -------     -------     -------
Net loss attributable to common stockholders...............      $  (61)      $ (465)  $(2,943)   $(6,906)    $(4,733)    $(7,634)
                                                                 ======       ======   =======    =======     =======     =======
Basic and diluted net loss per share attributable to common
  stockholders.............................................      $(0.02)      $(0.18)  $ (1.15)   $ (2.69)    $ (1.85)    $ (2.82)
Shares used in computing basic and diluted net loss per
  share attributable to common stockholders................       2,478        2,551     2,557      2,566       2,558       2,708
Unaudited pro forma basic and diluted net loss per share...                                         (0.76)      (0.56)      (0.57)
Shares used in computing unaudited pro forma basic and
  diluted net loss per share...............................                                         7,879       7,422      10,807



    The pro forma as adjusted balance sheet data as of March 31, 1999 gives effect to the conversion of all outstanding preferred stock into common stock upon the closing of this offering and has been adjusted to give effect to the sale of 3,000,000 shares of common stock offered hereby at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses.



                                                                                                     MARCH 31, 1999
                                                                          JUNE 30,               ----------------------
                                                              --------------------------------               PRO FORMA
                                                              1995   1996     1997      1998      ACTUAL    AS ADJUSTED
                                                              ----   -----   -------   -------   --------   -----------
                                                              (UNAUDITED)          (IN THOUSANDS)           (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 17   $  40   $ 4,752   $ 9,045   $ 11,126     $41,476
Working capital (deficit)...................................   (28)   (102)    4,155     8,472     10,876      41,226
Total assets................................................    64     170     5,402    12,129     17,524      47,874
Note payable to bank........................................    --      --       115       222        122         122
Total convertible preferred stock...........................    --      --     7,432    19,107     29,415          --
Total stockholders' equity (deficit)........................    19     (34)   (2,834)   (9,587)   (16,878)     42,887

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of Silknet should be read in conjunction with "Selected Consolidated Financial Data" and Silknet's consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Silknet's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Silknet provides software that allows companies to offer personalized marketing, sales, electronic commerce and customer support services through a single, company-tailored Web site interface. Silknet's products enable a company to deliver these services to its customers over the Web through real-time collaboration and customer self-service. In January 1997, Silknet recorded its first license revenue upon delivery of the beta version of its initial product, Silknet eService, to customers. Silknet commercially released Silknet eService in July 1997, and since that time has introduced Silknet eBusiness, Silknet eCommerce, and Silknet eService Commerce Edition.


     Since the beginning of fiscal year 1997, Silknet's revenue was derived principally from licenses for software products and from professional services including consulting, training, implementation, technical support and maintenance. Revenue from sales of licenses to use Silknet's software products is recognized upon delivery of products to customers, provided no significant post-delivery obligations or uncertainties remain and collection of the related receivable is probable. License or services revenue subject to a significant acceptance clause is deferred until acceptance is received from the customer. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on its relative fair value, with these fair values being determined using the price charged when that element is sold separately. For agreements with specified upgrade rights, the revenue related to those upgrade rights is deferred until the specified upgrade is delivered. Revenue for consulting and training services is recognized as services are provided, and revenue for maintenance and post-contract customer support services is recognized ratably over the term of the service agreement.


     Silknet generates its license revenue through direct sales to its customers and sales through its relationships with systems integrators and consulting firms. International revenue generated to date has been insignificant.

     Silknet has only a limited operating history on which to base an evaluation of its business and prospects. Silknet's prospects must be considered in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets. To address these risks, Silknet must, among other things:

     - develop new products and product enhancements more rapidly than its competitors;

     - attract, integrate, motivate and train qualified personnel;

     - successfully implement its sales and marketing strategy; and

     - expand relationships with implementation partners and grow its internal services staff.

There can be no assurance that Silknet will succeed in addressing any or all of these risks, and the failure to do so would have a material adverse effect on Silknet's business, operating results and financial condition.

     Silknet has experienced substantial net losses since its inception, and as of March 31, 1999, it had an accumulated deficit of $15.4 million. These net losses and accumulated deficit resulted from Silknet's lack of substantial revenue and the significant costs incurred in the development of its products and in the establishment of its sales and marketing organization. Silknet expects to increase its expenditures in all areas in order to execute its business plan, particularly in research and development and sales and marketing. The planned increase in sales and marketing expense will primarily result from the hiring of additional sales force personnel and expansion of marketing programs.


     Although Silknet has experienced revenue growth in recent periods, there can be no assurance that such growth rates are sustainable, and therefore such growth rates should not be considered indicative of future operating results. There can also be no assurance that Silknet will be able to continue to increase its revenue or attain profitability or, if increases in revenue and profitability are achieved, that they can be sustained. Silknet believes that period-to-period comparisons of its historical operating results are not meaningful and should not be relied upon as an indication of future performance.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of total revenue of certain line items included in Silknet's statements of operations.


                                                                             NINE MONTHS
                                                    YEAR ENDED                  ENDED
                                                     JUNE 30,                 MARCH 31,
                                           ----------------------------    ---------------
                                            1996       1997       1998      1998     1999
                                           ------    --------    ------    ------    -----
Revenue:
  License................................      --        38.5%     81.6%     82.4%    70.7%
  Services...............................   100.0%       61.5      18.4      17.6     29.3
                                           ------    --------    ------    ------    -----
     Total revenue.......................   100.0       100.0     100.0     100.0    100.0
                                           ------    --------    ------    ------    -----
Cost of revenue:
  License................................      --        14.9       0.9       0.9      2.9
  Services...............................    53.0       160.9      37.1      43.0     24.8
                                           ------    --------    ------    ------    -----
     Total cost of revenue...............    53.0       175.8      38.0      43.9     27.7
                                           ------    --------    ------    ------    -----
Gross margin.............................    47.0       (75.8)     62.0      56.1     72.3
                                           ------    --------    ------    ------    -----
Operating expenses:
  Sales and marketing....................    12.4       458.4     131.7     144.3     77.3
  Research and development...............    45.0       496.0      66.0      76.2     40.5
  General and administrative.............   161.8       359.6      32.6      38.2     23.7
                                           ------    --------    ------    ------    -----
     Total operating expenses............   219.2     1,314.0     230.3     258.7    141.5
                                           ------    --------    ------    ------    -----
Operating loss...........................  (172.2)   (1,389.8)   (168.3)   (202.6)   (69.2)
Interest income (expense), net...........    (2.5)      (31.1)      3.7       3.3      2.5
                                           ------    --------    ------    ------    -----
Net loss.................................  (174.7)%  (1,420.9)%  (164.6)%  (199.3)%  (66.7)%
                                           ======    ========    ======    ======    =====

  NINE MONTHS ENDED MARCH 31, 1999 AND 1998


  REVENUE


     Total revenue increased to $9.2 million for the nine-month period ended March 31, 1999 from $2.1 million for the nine-month period ended March 31, 1998.



     License Revenue. License revenue increased to $6.5 million for the nine-month period ended March 31, 1999 from $1.7 million for the nine-month period ended March 31, 1998. The increase was primarily due to an increase in the number of licenses sold for Silknet eService, and other new products introduced and shipped during the nine months ended March 31, 1999. These new products included Silknet eCommerce and Silknet eService Commerce Edition, both released in January 1999, and new versions of Silknet eService and Silknet eBusiness System, which were released in October 1998. Additionally, during the nine-month period, revenue also increased due to Silknet's broader product offerings and the related increase in the average selling prices of software licenses.



     Services Revenue. Services revenue increased to $2.7 million for the nine-month period ended March 31, 1999 from $368,000 for the nine-month period ended March 31, 1998. Of this increase, $1.0 million was attributable to a consulting services project which was completed in March 1999 and $678,000 was related to maintenance contracts sold to Silknet's new customers. The remaining increase was related to additional training and consulting services sold to both new and existing customers. The total number of customers increased to 34 as of March 31, 1999 from 11 as of March 31, 1998.


  COST OF REVENUE


     Cost of License Revenue. Cost of license revenue includes royalties paid to third parties under technology license arrangements. Cost of license revenue increased to $265,000, or 4.1% of license revenue, for the nine-month period ended March 31, 1999 from $19,000, or 1.1% of license revenue, for the nine-month period ended March 31, 1998. The percentage increase was due to an increase in royalty obligations to third parties whose products are incorporated into Silknet products. Silknet anticipates that the cost of license revenue will continue to increase in absolute dollars. Cost of license revenue as a percent of license revenue has varied in the past due to the timing and volume of product sales and the nature of royalty agreements in place at the time.



     Cost of Services Revenue. Cost of services revenue consists primarily of personnel costs. Cost of services revenue increased to $2.3 million, or 84.4% of services revenue, for the nine-month period ended March 31, 1999 from $900,000, or 244.9% of services revenue, for the nine-month period ended March 31, 1998. The dollar increase resulted primarily from the hiring of additional employees and the use of contractors to support increased customer demand for maintenance and consulting services. The number of customer services employees increased to 21 as of March 31, 1999 from nine as of March 31, 1998, and Silknet anticipates that it will continue to increase the number of customer service employees in 1999. The improvement in services gross margins to 15.6% for the nine-month period ended March 31, 1999 from a negative margin of 144.9% for the nine-month period ended March 31, 1998 was primarily attributable to the substantial growth in consulting and maintenance revenue from Silknet's increased installed base. Silknet realized negative margins on services revenue for several quarters prior to the nine-month period ended March 31, 1999 due to insufficient revenue to cover the cost of a growing service department. The continued improvement in services gross margins is contingent upon the future demand for the services offered by Silknet.


     Overall gross margins are primarily affected by the mix of license revenue and services revenue. Silknet historically has realized higher gross margins on license revenue than on services revenue. If services revenue increases as a percentage of total revenue, Silknet's overall gross margins may be adversely affected.

  OPERATING EXPENSES


     Sales and Marketing. Sales and marketing expenses consist primarily of employee salaries, commissions and costs associated with marketing programs, such as trade shows, seminars, public relations and new product launches. Sales and marketing expenses increased to $7.1 million, or 77.3% of total revenue, for the nine-month period ended March 31, 1999 from $3.0 million, or 144.4% of total revenue, for the nine-month period ended March 31, 1998. The increase was primarily attributable to an increase in the number of direct sales, pre-sales support and marketing employees to 43 as of March 31, 1999 from 22 as of March 31, 1998. To a lesser extent, the increase was related to an increase in marketing programs, including trade shows and public relations related to product launch activities. Sales and marketing expenses may continue to increase in absolute dollars as Silknet continues to expand its marketing programs and its sales force to support product launches and international expansion.



     Research and Development. Research and development expenses consist primarily of employee salaries, fees for outside consultants and related costs associated with the development of new products, the enhancement of existing products, quality assurance, testing and documentation. Research and development expenses increased to $3.7 million, or 40.5% of total revenue, for the nine-month period ended March 31, 1999 from $1.6 million, or 76.2% of total revenue, for the nine-month period ended March 31, 1998. The increase primarily resulted from salaries associated with newly hired development personnel. The number of research and development employees increased to 52 as of March 31, 1999 from 25 as of March 31, 1998 to support the development of new products. Silknet anticipates that research and development expenses will continue to increase in absolute dollars.



     General and Administrative. General and administrative expenses consist primarily of employee salaries and other personnel related costs for executive and financial personnel, as well as legal, accounting and insurance costs. General and administrative expenses increased to $2.2 million, or 23.7% of total revenue, for the nine-month period ended March 31, 1999 from $799,000, or 38.2% of total revenue, for the nine-month period ended March 31, 1998. Substantially all of the increase was due to salaries associated with newly hired personnel and related costs required to manage Silknet's growth and facilities expansion. The number of general and administrative employees increased to 20 as of March 31, 1999 from nine as of March 31, 1998. Silknet expects that its general and administrative expenses will increase in absolute dollars as it continues to expand its staffing to support expanded operations and facilities and incurs expenses relating to its new responsibilities as a public company.



     Interest Income (Expense), Net. Interest income increased to $249,000, or 2.7% of total revenue, for the nine-month period ended March 31, 1999, from $97,000, or 4.6% of total revenue, for the nine-month period ended March 31, 1998. Interest income, net of interest expense, increased to $224,000, or 2.4% of total revenue, for the nine-month period ended March 31, 1999 from $70,000, or 3.3% of total revenue, for the nine-month period ended March 31, 1998. The increase was primarily due to an increase in Silknet's average cash balances related to capital financing activities.



     Provision for Income Taxes. Silknet incurred aggregate operating losses of $15.4 million from inception through March 31, 1999. Silknet has recorded a valuation allowance for the full amount of its net deferred tax assets as the future realization of the tax benefit is not sufficiently assured.



     Net Loss. As a result of the factors discussed above, net loss increased to $6.1 million for the nine-month period ended March 31, 1999 from a net loss of $4.2 million for the nine-month period ended March 31, 1998.


  YEARS ENDED JUNE 30, 1998 AND 1997

  REVENUE


     Silknet's total revenue increased to $3.6 million for the year ended June 30, 1998 from $194,000 for the year ended June 30, 1997.

     License Revenue. License revenue increased to $3.0 million for the year ended June 30, 1998 from $75,000 for the year ended June 30, 1997. The increase was primarily due to an increase in the number of licenses sold for Silknet's first product, Silknet eService, which was commercially released in July 1997, and new versions of products introduced and shipped during the year ended June 30, 1998.

     Services Revenue. Services revenue increased to $671,000 for the year ended June 30, 1998 from $119,000 for the year ended June 30, 1997. The increase related primarily to an increase in maintenance contracts and consulting services sold to Silknet's new customers. The total number of customers increased to 17 as of June 30, 1998 from two as of June 30, 1997.

  COST OF REVENUE

     Cost of License Revenue. Cost of license revenue increased to $32,000, or 1.1% of license revenue, for the year ended June 30, 1998 from $29,000, or 38.8% of license revenue, for the year ended June 30, 1997. The improvement in license gross margin to 98.9% for the year ended June 30, 1998 from 61.2% for the year ended June 30, 1997 was primarily attributable to increased license revenue.

     Cost of Services Revenue. Cost of services revenue increased to $1.4 million, or 201.9% of services revenue, for the year ended June 30, 1998 from $312,000, or 261.7% of services revenue, for the year ended June 30, 1997. The dollar increase resulted primarily from an increase in the numbers of services employees to 12 as of June 30, 1998 from six as of June 30, 1997, as well as hiring consultants to supplement Silknet's internal workforce. During the years ended June 30, 1998 and 1997, Silknet realized negative margins on services revenue as a result of Silknet increasing the number of services employees.

  OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses increased to $4.8 million, or 131.7% of total revenue, for the year ended June 30, 1998 from $888,000, or 458.4% of total revenue, for the year ended June 30, 1997. The increase was primarily attributable to costs associated with an increase in direct sales, pre-sales support and marketing employees to 25 as of June 30, 1998 from 10 as of June 30, 1997. Approximately $1.0 million of the remaining increase was related to marketing programs, including trade shows and seminars related to product launch activity during the year ended June 30, 1998.

     Research and Development. Research and development expenses increased to $2.4 million, or 66.0% of total revenue, for the year ended June 30, 1998 from $961,000, or 496.0% of total revenue, for the year ended June 30, 1997. The increase primarily resulted from an increase in the number of research and development employees to 32 as of June 30, 1998 from 13 as of June 30, 1997 to support the development of new products.

     General and Administrative. General and administrative expenses increased to $1.2 million, or 32.6% of total revenue, for the year ended June 30, 1998 from $697,000, or 359.6% of total revenue, for the year ended June 30, 1997. Substantially all of the increase was due to salaries associated with an increase in the number of general and administrative employees to 11 as of June 30, 1998 from six as of June 30, 1997, and the related costs required to manage Silknet's growth.


     Interest Income (Expense), Net. Interest income increased to $173,000, or 4.8% of total revenue for the year ended June 30, 1998 from $49,000, or 25.3% of total revenue for the year ended June 30, 1997. Interest income, net of interest expense, increased to $134,000, or 3.7% of total revenue, for the year ended June 30, 1998 from a net expense of $60,000, or 31.1% of total revenue, for the year ended June 30, 1997. The increase was primarily due to an increase in Silknet's average cash balances resulting from capital financing activities combined with a decrease in Silknet's debt obligations.

     Net Loss. As a result of the factors discussed above, net loss increased to $6.0 million for the year ended June 30, 1998 from a net loss of $2.8 million for the year ended June 30, 1997.


  YEARS ENDED JUNE 30, 1997 AND 1996

  REVENUE


     Silknet's total revenue decreased to $194,000 for the year ended June 30, 1997 from $266,000 for the year ended June 30, 1996.


     License Revenue. License revenue was $75,000 for the year ended June 30, 1997. The license revenue in fiscal 1997 was due to the introduction of Silknet's first product, Silknet eService, which Silknet began shipping in beta version in January 1997.

     Services Revenue. Services revenue decreased to $119,000 for the year ended June 30, 1997 from $266,000 for the year ended June 30, 1996. This decrease was due to Silknet shifting its efforts from providing custom development Web-related consulting services to providing services related to its new Silknet eService product.

  COST OF REVENUE

     Cost of License Revenue. Cost of license revenue was $29,000, or 38.8% of license revenue, for the year ended June 30, 1997. For the year ended June 30, 1996, Silknet incurred no cost of license revenue.

     Cost of Services Revenue. Cost of services revenue increased to $312,000, or 261.7% of services revenue, for the year ended June 30, 1997 from $141,000, or 53.0% of services revenue, for the year ended June 30, 1996. The increase resulted primarily from an increase in the number of services employees to six as of June 30, 1997 from one as of June 30, 1996.

  OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses increased to $888,000, or 458.4% of total revenue, for the year ended June 30, 1997 from $33,000, or 12.4% of total revenue, for the year ended June 30, 1996. The increase was primarily attributable to costs associated with an increase in the number of direct sales, pre-sales support and marketing employees to 10 as of June 30, 1997 from zero as of June 30, 1996. The remaining increase was related to a substantial expansion in marketing programs, including trade shows and seminars related to product launch activities.

     Research and Development. Research and development expenses increased to $961,000, or 496.0% of total revenue, for the year ended June 30, 1997 from $120,000, or 45.0% of total revenue, for the year ended June 30, 1996. The increase primarily resulted from an increase in the number of research and development employees to 13 as of June 30, 1997 from four as of June 30, 1996.

     General and Administrative. General and administrative expenses increased to $697,000, or 359.6% of total revenue, for the year ended June 30, 1997 from $431,000, or 161.8% of total revenue, for the year ended June 30, 1996. Substantially all of the increase was due to salaries associated with an increase in the number of general and administrative employees to six as of June 30, 1997 from two as of June 30, 1996, and the related costs required to manage Silknet's growth.


     Interest Income (Expense), Net. Interest income increased to $49,000, or 25.3% of total revenue, for the year ended June 30, 1997 from zero for the year ended June 30, 1996. Interest expense, net of interest income, increased to $60,000, or 31.1% of total revenue, for the year ended June 30, 1997 from $7,000, or 2.5% of total revenue, for the year ended June 30, 1996. The increase was primarily due to an increase in Silknet's average outstanding debt obligations.



     Net Loss. As a result of the factors discussed above, net loss increased to $2.8 million for the year ended June 30, 1997 from a net loss of $465,000 for the year ended June 30, 1996.

QUARTERLY RESULTS OF OPERATIONS


     The following tables set forth a summary of Silknet's unaudited quarterly operating results for each of the eight quarters in the period ended March 31, 1999. This information has been derived from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with Silknet's financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                       QUARTER ENDED
                                  ----------------------------------------------------------------------------------------
                                  JUNE 30,    SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                    1997        1997        1997       1998       1998       1998        1998       1999
                                  ---------   ---------   --------   --------   --------   ---------   --------   --------
                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  License......................   $      50    $   142    $   366    $ 1,218    $ 1,250     $ 1,648    $ 2,040    $ 2,785
  Services.....................          14         17        111        240        303         621      1,234        833
                                  ---------    -------    -------    -------    -------     -------    -------    -------
    Total revenue..............          64        159        477      1,458      1,553       2,269      3,274      3,618
                                  ---------    -------    -------    -------    -------     -------    -------    -------
Cost of revenue:
  License......................          19          1          4         13         14          92         91         82
  Services.....................         152        237        337        327        453         538        981        749
                                  ---------    -------    -------    -------    -------     -------    -------    -------
    Total cost of revenue......         171        238        341        340        467         630      1,072        831
                                  ---------    -------    -------    -------    -------     -------    -------    -------
Gross margin...................        (107)       (79)       136      1,118      1,086       1,639      2,202      2,787
                                  ---------    -------    -------    -------    -------     -------    -------    -------
Operating expenses:
  Sales and marketing..........         503        832        982      1,209      1,779       1,892      2,343      2,846
  Research and development.....         345        443        501        651        813       1,005      1,270      1,438
  General and administrative...         259        172        322        306        388         630        660        883
                                  ---------    -------    -------    -------    -------     -------    -------    -------
    Total operating expenses...       1,107      1,447      1,805      2,166      2,980       3,527      4,273      5,167
                                  ---------    -------    -------    -------    -------     -------    -------    -------
Operating loss.................      (1,214)    (1,526)    (1,669)    (1,048)    (1,894)     (1,888)    (2,071)    (2,380)
Interest income, net...........          11         45         21          4         64          91         59         74
                                  ---------    -------    -------    -------    -------     -------    -------    -------
Net loss.......................   $  (1,203)   $(1,481)   $(1,648)   $(1,044)   $(1,830)    $(1,797)   $(2,012)   $(2,306)
                                  =========    =======    =======    =======    =======     =======    =======    =======
AS A PERCENTAGE OF TOTAL
  REVENUE:
Revenue:
  License......................        78.1%      89.3%      76.7%      83.5%      80.5%       72.6%      62.3%      77.0%
  Services.....................        21.9       10.7       23.3       16.5       19.5        27.4       37.7       23.0
                                  ---------    -------    -------    -------    -------     -------    -------    -------
    Total revenue..............       100.0      100.0      100.0      100.0      100.0       100.0      100.0      100.0
                                  ---------    -------    -------    -------    -------     -------    -------    -------
Cost of revenue:
  License......................        29.7        0.6        0.8        0.9        0.9         4.1        2.8        2.3
  Services.....................       237.5      149.1       70.7       22.4       29.2        23.7       29.9       20.7
                                  ---------    -------    -------    -------    -------     -------    -------    -------
    Total cost of revenue......       267.2      149.7       71.5       23.3       30.1        27.8       32.7       23.0
                                  ---------    -------    -------    -------    -------     -------    -------    -------
Gross margin...................      (167.2)     (49.7)      28.5       76.7       69.9        72.2       67.3       77.0
                                  ---------    -------    -------    -------    -------     -------    -------    -------
Operating expenses:
  Sales and marketing..........       785.9      523.3      205.9       82.9      114.6        83.4       71.6       78.6
  Research and development.....       539.1      278.6      105.0       44.7       52.4        44.3       38.8       39.7
  General and administrative...       404.7      108.2       67.5       21.0       25.0        27.7       20.2       24.4
                                  ---------    -------    -------    -------    -------     -------    -------    -------
    Total operating expenses...     1,729.7      910.1      378.4      148.6      192.0       155.4      130.6      142.7
                                  ---------    -------    -------    -------    -------     -------    -------    -------
Operating loss.................    (1,896.9)    (959.8)    (349.9)     (71.9)    (122.1)      (83.2)     (63.3)     (65.7)
Interest income, net...........        17.2       28.3        4.4        0.3        4.1         4.0        1.8        2.0
                                  ---------    -------    -------    -------    -------     -------    -------    -------
Net loss.......................    (1,879.7)%   (931.5)%   (345.5)%    (71.6)%   (118.0)%     (79.2)%    (61.5)%    (63.7)%
                                  =========    =======    =======    =======    =======     =======    =======    =======


     Silknet has experienced significant fluctuations in revenues, expenses and results of operations from quarter to quarter, and such fluctuations are likely to continue. A significant portion of Silknet's revenue has been generated from a limited number of customers and it is difficult to predict the timing of future orders and shipment to these and other customers. Silknet anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers.

     Silknet has also experienced significant variations in its quarterly gross margins. These fluctuations were caused by several factors. Silknet's gross margins for license revenue have varied due to the volume of revenue, the timing of recognition and the nature of related royalty arrangements. Silknet's gross margins for services revenue have varied due to the volume of services revenue, which is related to the changes in the installed customer base, and the timing and number of additions in professional services personnel and compensation and related costs.

     Silknet's expenditures for research and development have varied from quarter to quarter primarily as a result of the timing and number of additions of personnel and related compensation costs. Silknet's sales and marketing and general and administrative expenses have generally increased on a quarterly basis primarily as a result of the timing and number of additions in personnel and compensation and related costs and the timing, number and significance of specific marketing and sales activities, such as trade shows and other promotional activities.

     In addition, a variety of factors, many of which are outside of Silknet's control, may affect Silknet's quarterly operating results. These factors include:

     - the evolution of the market for interactive Web-based electronic business solutions;

     - market acceptance of Silknet's products;

     - Silknet's success and timing in developing and introducing new products and enhancements to existing products;

     - market acceptance of products developed by competitors;

     - changes in pricing policies by Silknet or its competitors;

     - length of sales cycle;

     - changes in customer buying patterns;

     - market entry by new competitors;

     - general economic conditions; and

     - economic conditions specific to Internet-related industries.

     Silknet's limited operating history and the undeveloped nature of the market for interactive, Web-based electronic business solutions make predicting future revenue difficult. Silknet's expense levels are based, in part, on its expectations regarding future revenue increases, and to a large extent such expenses are fixed, particularly in the short term. There can be no assurance that Silknet's expectations regarding future revenue are accurate. Moreover, Silknet may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenue in relation to Silknet's expectations would likely cause significant declines in Silknet's net income for that period.

     Due to the foregoing factors, Silknet's operating results are difficult to forecast. Silknet believes that period-to-period comparisons of its historical operating results are not meaningful and should not be relied upon as an indication of future performance. Also, Silknet's operating results may fall below its expectations or the expectations of securities analysts or investors in some future quarter. In such event, the market price of Silknet's common stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES


     Since its inception, Silknet has funded operations primarily through net cash proceeds from private placements of preferred stock totaling $26.8 million through March 31, 1999. As of March 31, 1999, Silknet had cash and cash equivalents totaling $11.1 million.

     Cash used for operating activities for the nine-month period ended March 31, 1999 was $5.8 million, primarily due to a net loss of $6.1 million and an increase in accounts receivable, partially offset by increases in accounts payable, accrued expenses and deferred revenue. Cash used for operating activities for the year ended June 30, 1998 was $5.7 million, primarily due to a net loss of $6.0 million and an increase in accounts receivable, partially offset by increases in accounts payable, accrued expenses and deferred revenue.



     Cash used for investing activities for the nine-month period ended March 31, 1999 and the year ended June 30, 1998 was $940,000 and $1.0 million, respectively. Investing activities for the periods were primarily purchases of equipment, consisting largely of computer servers, workstations and networking equipment.



     Cash provided by financing activities for the nine-month period ended March 31, 1999 and the year ended June 30, 1998 was $8.8 million and $11.0 million, respectively, primarily due to the issuance of preferred stock for net proceeds totaling $8.8 million and $10.8 million, respectively.



     As of March 31, 1999 and June 30, 1998, Silknet's primary financial commitments consisted of obligations outstanding under operating leases, and notes payable under the equipment loan line of $256,000 and $471,000, respectively.



     In March 1999, Silknet entered into a new bank line of credit which allows Silknet to borrow up to $3.0 million for working capital purposes and for the issuance of letters of credit. The line of credit expires in March 2000. Amounts available under the line of credit are a function of eligible accounts receivable and bear interest at the bank's prime rate plus 0.5%. As of March 31, 1999, $3.0 million was available for borrowing and the bank's prime rate was 7.75%.



     As of March 31, 1999, Silknet had net operating loss carryforwards of approximately $13.8 million available for federal, state and foreign purposes to reduce future taxable income expiring on various dates beginning in 2012. Under the provisions of the Internal Revenue Code, certain substantial changes in Silknet's ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income.



     Since its inception, Silknet has significantly increased its operating expenses. Silknet anticipates that it will continue to experience significant growth in its operating expenses for the foreseeable future and that its operating expenses and capital expenditures will constitute a material use of Silknet's cash resources. In addition, Silknet may utilize cash resources to fund acquisitions or investments in businesses, technologies, products or services that are complementary to Silknet's business. Silknet believes that the net proceeds of this offering will be sufficient to meet its anticipated cash requirements for working capital and capital expenditures for at least 12 months. Thereafter, if cash generated from operations is insufficient to satisfy Silknet's liquidity requirements, Silknet may seek to sell additional equity or debt securities, or obtain additional credit facilities. The issuance of additional equity or convertible debt securities could result in additional dilution to Silknet's stockholders. See "Risk Factors -- We will have broad discretion in using the proceeds from this offering."


YEAR 2000 READINESS DISCLOSURE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with these Year 2000 requirements. The use of software and computer systems that are not Year 2000 ready could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to make their current systems Year 2000 ready. These expenditures may result in reduced funds available for purchases of interactive, Web-based electronic business solutions, which could have a material adverse effect on Silknet's business, operating results and financial condition. Year 2000 complications may disrupt the operations, viability or commercial acceptance of the Internet, which also could have a material adverse impact on Silknet's business, operating results and financial condition.

     Silknet has conducted a review of its products, including the third-party products embedded into the products, and believes that they are substantially Year 2000 ready. Silknet expects that modifications with respect to any remaining Year 2000 issues will be made by the end of calendar year 1999. Nevertheless, there can be no assurances that the implementation of modifications to any embedded products will not be delayed or that Silknet will not experience unexpected Year 2000 problems with its products.


     There is no assurance that other Web applications, database software or computer hardware of Silknet's customers which interface with Silknet's products and which may be necessary in order to use Silknet's products are Year 2000 ready. Therefore, there can also be no assurance that implementations of Silknet's products on its customers' systems are, or will be, Year 2000 ready.


     Silknet installed new internal software systems in July 1998, and it has received written confirmations from software vendors that the software they installed is Year 2000 ready. Based on the foregoing, Silknet currently has no reason to believe that its internal software systems are not Year 2000 ready. Silknet is in the process of obtaining written certifications from suppliers of hardware systems to the effect that the hardware they provide are Year 2000 ready. These vendors are under no contractual obligation to provide written certifications to Silknet. Failure of the internal hardware or software systems to operate properly with regard to the Year 2000 and thereafter could require Silknet to incur significant unanticipated expenses to remedy any problems or replace affected vendors, and could have a material adverse effect on Silknet's business, operating results and financial condition.


     To date, Silknet has not incurred significant incremental costs in order to comply with Year 2000 requirements for its products or internal systems, and Silknet does not believe it will incur significant incremental costs in the foreseeable future. Silknet has not currently developed a contingency plan for unanticipated Year 2000 issues relating to its products. Silknet has identified the mission critical functions for its internal systems and is in the process of developing a contingency plan for unanticipated Year 2000 problems that arise with respect to those functions, including the identification of replacement products for third-party products that may fail. There can be no assurance that Year 2000 issues will not be discovered in Silknet's products or internal software systems and, if such issues are discovered, there can also be no assurance that the costs of making such products and systems Year 2000 ready will not have a material adverse effect on Silknet's business, operating results and financial condition.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components. SFAS No. 130 is effective for Silknet's fiscal year ending June 30, 1999 including interim periods for that year. Comprehensive income consists of net income and foreign currency translation adjustments as presented in the consolidated statements of convertible participating preferred stock and stockholders' equity (deficit). Prior year financial statements have been reclassified to conform to the SFAS No. 130 requirements. The adoption of SFAS No. 130 has not affected and will not affect Silknet's financial position or results of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. This statement changes the way that public business enterprises report segment information, including financial and descriptive information about their selected segment information. Under SFAS No. 131, operating segments are defined as revenue-producing components of the enterprise which are generally used internally for evaluating segment performance. SFAS No. 131 is effective for Silknet's fiscal year ending June 30, 1999 and will not affect Silknet's financial position or results of operations.


     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other post retirement benefits and is effective for Silknet's fiscal year ending June 30, 1999. SFAS No. 132 relates to disclosure only and will not affect Silknet's financial position or results of operations.


     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Silknet does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.


     In February 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. Silknet does not expect SoP 98-1, which is effective for Silknet beginning July 1, 1999, to have a material effect on its financial position or results of operations.



     In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SoP 98-5, the cost of start-up activities should be expensed as incurred. SoP 98-5 is effective for Silknet beginning July 1, 1999 and Silknet does not expect its adoption to have a material effect on its financial position or results of operations.



     In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SoP 97-2, "Software Revenue Recognition," which provides guidance on the timing and amount of revenue recognition when licensing, selling, leasing or otherwise marketing computer software and related services. Subsequently, in March 1998, the FASB approved SoP 98-4, "Deferral of the Effective Date of a Provision of SoP 97-2, Software Revenue Recognition." SoP 98-4 provides for the one-year deferral of certain provisions of SoP 97-2 pertaining to its requirements for what constitutes vendor specific objective evidence of the fair value of multiple elements included in an arrangement. In December 1998, the FASB approved SoP 98-9, "Modification of SoP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," which will retain the limitations of SoP 97-2 on what constitutes vendor-specific objective evidence of fair value. SoP 98-9 will be effective for transactions entered into in fiscal years beginning after March 15, 1999. Silknet adopted SoP 97-2 for all transactions entered into after June 30, 1998. Based upon its interpretation of SoP 97-2, 98-4 and 98-9, Silknet believes that its current revenue recognition policies and practices are consistent with the provisions of the new guidance. Adoption of SoP 97-2 and SoP 98-4 did not have a material impact on Silknet's financial position or results of operation. Silknet believes that the adoption of SoP 98-9 will not have a material impact on Silknet's financial position or results of operations.

                                    BUSINESS

SILKNET


     Silknet provides software that allows companies to offer their customers personalized marketing, sales, electronic commerce and customer support services through a single Web site interface tailored by the company to meet its customer requirements. Silknet's products enable a company to deliver these services to its customers over the Web through customer self-service and immediate, direct collaboration among the company and its customers, partners, vendors and suppliers. Silknet's products allow a company to coordinate its interactions with customers by integrating a variety of communications media, such as the Web, e-mail and the telephone. Silknet's software can capture and consolidate data derived from all these sources and distribute it throughout a company and to its partners to provide a single view of a customer. This solution is more efficient for a company and also more efficient for its customers, creating a competitive advantage for that company.


INDUSTRY BACKGROUND

     The Web has experienced dramatic growth in recent years, both in the number of users and as a means of conducting commercial transactions, and is expected to continue to grow rapidly. According to a report by Forrester Research, the value of goods bought and sold over the Web is expected to increase from $43 billion in 1998 to $1.3 trillion in 2003. The growth and accessibility of the Web has created significant new opportunities for marketing, sales, electronic commerce and customer support services for businesses.

     Accompanying the growth in the use of the Web has been a trend toward customer self-service. Just as consumers have extensively used automated teller machines rather than using the services of a bank teller, the Web now allows a wide range of businesses the ability to offer electronic self-service to their customers. For example, consumers are now shopping for goods and services and seeking answers to customer service questions on their own from their computers at any hour of the day. Businesses have found that self-service and electronic collaboration not only increase customer satisfaction, but also provide a cost-effective way to offer products and services. The Gartner Group estimates that by 2001 companies will receive 25% of all customer contacts and inquiries over the Web and through e-mail messages and other Web-based forms.

     While customer interaction conducted over the Web has grown significantly, it is not likely to completely replace more traditional means of handling customer service and commerce. For instance, many companies continue to rely heavily on telephone-based customer service representatives. Rather than replacing the technology systems designed to support these representatives, companies are actively seeking ways to integrate their various forms of customer interaction, such as Web communications, e-mail and the telephone. Currently, many telephone customer service representatives have very limited access to records of customer questions, service requests or complaints received electronically. Businesses are attempting to integrate these various media to present a consistent interface to their customers.

     While the Web has the potential to enable individualized customer self-service, collaboration and commerce, companies have been limited by early electronic business software applications. These applications are often not flexible, robust or scaleable enough to fully capitalize on the potential of the Web. Many of these applications were designed using older technologies or first generation Web technologies, which were limited in their ability to deliver robust solutions over the Web. These applications typically restrict customer self-service to a defined transaction available in a generic form to all customers. They often fail to provide for real-time interaction with the customer or access to other corporate data that would allow a company to tailor a transaction to the needs of a specific customer. In addition, client/server products were originally designed for an organization's internal use, and fail to provide the flexibility, functionality and scalability required for electronic business over the Web.


     Many companies have responded to these limitations by attempting to design their own electronic business software applications. These internally-developed systems are often based on older technologies or first generation Web technologies. They are typically focused on a solution only from the company's, and not the customer's, point of view and are designed to address a limited, short-term need of the company. As a result, these applications are often not flexible enough to meet the rapidly evolving demands of the company and its customers, partners, vendors and suppliers. In addition, the cost, time, effort and expertise required to develop and maintain a scaleable, robust business software solution is often beyond the capabilities of in-house information technology organizations and their consultants.



     To realize the potential of the Web, companies must be able to offer personalized marketing, sales, electronic commerce and customer support services through a single, Web site interface tailored by the company to meet its customer requirements. Electronic business software systems must provide comprehensive, adaptable and scaleable solutions in a Web-based system architecture. This architecture must allow a company to coordinate its interactions with customers by integrating a variety of communications media, such as the Web, e-mail and the telephone. Moreover, these software systems should capture and consolidate data derived from a number of sources and enable real-time collaboration and sharing of information throughout an organization and with its customers, partners, vendors and suppliers.


THE SILKNET SOLUTION


     Silknet provides software that allows companies to offer personalized marketing, sales, electronic commerce and customer support services through a single, Web site interface tailored by the company to meet its customer requirements. Using Silknet's products, companies are able to:


     - provide customers with a self-service capability to obtain a full range of personalized services over the Web;

     - deliver interactive commerce solutions that not only allow the electronic sale of products, but also integrate the ongoing support and service of those products on-line;

     - coordinate interactions with customers by integrating a variety of communications media, such as the Web, e-mail and the telephone;

     - provide a customer with personalized information and services based on his or her preferences and prior interactions with that company;


     - customize a browser-based interface that graphically utilizes windows screen displays and icons to reflect their corporate image;


     - collaborate with customers, partners, vendors and suppliers to solve customer support problems, share information and conduct electronic commerce; and

     - capture, manage, publish and distribute real-time information throughout the organization, including the marketing, sales, customer service, billing, purchasing and product development departments.

SILKNET'S STRATEGY

     Silknet's goal is to continue to be a leading supplier of Web-based electronic business and customer service software solutions. To achieve this goal, key elements of Silknet's strategy include:

     Target Companies in Specific Industries. Silknet will continue to focus on providing solutions to the financial services, information technology and telecommunications industries. These industries are characterized by the need to provide customer service interaction among large numbers of geographically dispersed customers, partners, vendors and suppliers. Silknet has also identified other industries that have similar requirements, such as travel services, manufacturing and retail distribution. Silknet plans to establish a select number of reference accounts before expanding its marketing efforts in those industries.

     Expand Relationships with Implementation Partners. Silknet has established relationships with large, international systems integrators and consulting firms, such as Cambridge Technology Partners, Cap Gemini, Deloitte & Touche Consulting Group/DRT Systems and KPMG Peat Marwick. Silknet plans to expand these relationships to increase its capacity to both sell and implement its products. Systems integrators and consulting firms have a strong influence on software purchasing decisions within large companies, and they are seeking interactive electronic business solutions that allow them to satisfy their clients' needs more rapidly than they can through custom development. Silknet believes that expanding its relationships with systems integrators and consulting firms will enable Silknet to gain a greater share of emerging markets more rapidly, while containing its sales, marketing and implementation costs.


     Increase Direct Sales and Indirect Distribution Channels. Silknet's sales and marketing strategy is to simultaneously expand its direct sales force and expand relationships with technology vendors and resellers. As of March 31, 1999, Silknet had 14 quota-carrying sales representatives in 11 offices in North America and the United Kingdom. Silknet plans to substantially increase the number of direct field sales representatives by the end of calendar 1999. Silknet also intends to expand its international direct sales force by establishing sales and support operations in continental Europe and Japan and to establish additional distribution partnerships throughout the world. In addition to expanding its relationships with systems integrators and consulting firms, Silknet plans to develop relationships with other third parties, including leading software and hardware vendors that view Silknet's products as complementary to their own product and service offerings.



     Continue Technology Leadership. Silknet intends to continue to devote substantial resources to the development of new and innovative products for electronic business solutions and to continue to incorporate emerging Web technologies. Silknet believes that the increasing demands for interactive electronic business solutions will require an infrastructure that is adaptable, extensible and interoperable. To meet these demands, Silknet has developed a Web-based, multiple-component architecture that incorporates dynamic Hypertext Markup Language, Extensible Markup Language, Java, Java Script and other leading Internet technologies into its products. Silknet intends to continue its leadership position in providing innovative products based on this architecture.


     Expand its Suite of Electronic Business Solutions. Silknet plans to expand its suite of products and services that enable companies to engage, integrate and leverage their customers through self-service and interactive collaboration. Many companies are seeking comprehensive electronic business solutions that meet a broad range of needs, including providing marketing, sales, electronic commerce and support services to their employees, customers, partners, vendors and suppliers. Silknet intends to continue to develop additional applications and features based on its existing Web-based architecture. For example, in the second half of calendar 1999 Silknet plans to commercially release SilkDataObjects, a product enhancement that will allow non-programmers to create and integrate company-specific functionality with Silknet's products.

PRODUCTS


     Silknet provides software that allows companies to offer personalized marketing, sales, electronic commerce and customer support services through a single Web site interface tailored by the company to meet its customer requirements. Silknet's products enable a company to deliver these services to its customers over the Web through real-time collaboration and customer self-service. Silknet's products allow a company to coordinate its interactions with customers by integrating a variety of communications media, such as the Web, e-mail and the telephone. Silknet's software can capture and consolidate data derived from all of these sources and distribute it throughout a company and to its partners to provide a single view of a customer. Silknet's software products include:


Silknet eBusiness System         A set of applications and a Web-based platform on which
                                 company-specific Web commerce applications can be created
                                 and deployed.
Silknet eService                 A comprehensive customer service application that enables a company to provide customer self-service and collaboration using the Web, e-mail, the telephone and other messaging
                                 media.
Silknet eCommerce                An application to create an electronic storefront using
                                 Microsoft's Site Server Commerce Edition engine combined
                                 with the Silknet eBusiness System.
Silknet eService Commerce        An application that integrates Silknet eService with Silknet
  Edition                        eCommerce or third-party electronic commerce products,
                                 enabling shopping, service and support through a single Web interface.


     Silknet licenses its products on a per user basis. Silknet typically charges a company from $500 to $2,500 for every private user, who is typically an employee of that company, and from $1 to $10 for every anticipated public user, who is typically a customer of that company. The per user charges generally increase with the number of Silknet applications and functions utilized by a company. For the first nine months of fiscal 1999, the average license fee per customer was approximately $438,000.

     The following diagram illustrates the various components of the Silknet product suite and how they interrelate:
                                    [Graph]
[Graphical depiction of the Silknet product suite, how it integrates other software systems and how it integrates communications among a company's employees, customers, partners and vendors over a variety of media.]

SILKNET eBUSINESS SYSTEM

     The Silknet eBusiness System is both a set of Web-based applications and a scaleable, extensible platform for building, deploying and adapting software applications. The Silknet eBusiness System integrates personalized interactions, collaborations and transactions over the Web among a company and its customers, partners, vendors and suppliers.


     With the Silknet eBusiness System, a customer can easily access information from a company's marketing, sales, customer service, billing, purchasing and product development departments. By deploying the Silknet eBusiness System, a company can integrate its customers into an environment where customers can collaborate directly and immediately with company representatives, suppliers and partners. This process engages customers in an interactive, personalized exchange to solve problems. It allows a company to leverage the customer's individual knowledge to provide a more efficient and effective experience for both the company and its customers. The Silknet eBusiness System employs an easy-to-use interface that graphically utilizes windows, screen displays and icons and features a set of components using Web-based browsers and search engines that provide access to all Silknet applications and a company's other Web-based solutions. The product integrates internal and external business processes operating on both traditional mainframe and distributed, networked computing systems with Silknet's Web-based infrastructure.


     The Silknet eBusiness System includes the following applications and features:

     Personalization

     The Personalization feature enables a company to provide a personalized Web site interface for the customer to interact, collaborate and conduct business over the Web. Using the Personalization feature, a company can:

     - notify customers of product improvements, promotions and case updates, and tailor information to the end-user's unique preferences;

     - provide customers with a personalized view of all of their activity with that company, including support requests, credit checking, sales questions and order tracking; and

     - make recommendations based on a customer's demographic profile, preferences and history of service incidents, inquiries and purchases.

     Knowledge Manager

     The Knowledge Manager application captures, manages, publishes and distributes corporate knowledge about its products and services. A company can use this application to organize its corporate knowledge base on a secure platform that is quickly accessible and easily usable by employees, customers, partners, vendors and suppliers. Knowledge Manager provides companies with a real-time, interactive environment in which to process and publish solutions to common customer problems. Features of the Knowledge Manager application include:

     - a multimedia platform supporting audio, video, graphics, diagrams, screen shots and internal and external hyperlinks to the Web;

     - the ability to render, publish and index multimedia solutions, in real time, as a direct result of solving customers' problems or inquiries; and

     - the storage of published solutions as business objects so they can be combined with other business objects, such as customer profiles and case histories.

     Extranet Workflow

     The Extranet Workflow application integrates internal and external business processes with a Web interface, linking a company's legacy and client/server systems within departments of a company to each other and to other employees, customers, partners, vendors and suppliers. Once installed on the company's server, this application allows these parties to participate in a cooperative and efficient process to better service themselves. Unlike conventional workflow systems, Extranet Workflow does not require a user agent to be installed on each user's computer, thereby allowing the workflow system to be accessible to a large user base. Features of the Extranet Workflow application include:

     - a graphical user interface that enables users to establish business processes within the software;

     - automated and/or manual routing of tasks to the most appropriate groups or individuals, including skills-based or availability-based task assignment; and

     - notifications of workflow events through e-mail, pager, Web site and other channels.

     Business Rules and Business Events

     Combined with Extranet Workflow, the Business Rules and Business Events features allow a company to modify the Silknet eBusiness System to fit its needs, instead of modifying its business processes to fit the software. Companies can define, categorize, assign and process business data, tasks and events related to a specific customer relationship. After defining a business event, a company can then communicate the appropriate response, or business rule, to resolve the customer problem or inquiry. The Business Events feature provides a mechanism for the Silknet eBusiness System to execute a Business Rule when a customer operation is performed. For example, when a particular customer request is received, if the system identifies the user as a very important customer, the person responsible for the task might receive a page alerting him to address the task.


     The Silknet eBusiness System is shipped to a customer with a standard set of business events. A company can customize and define its own business events and business rules to the specialized needs of that company's business processes and the unique character of its customer relationships. Using the Business Rules and Business Events features, a company can:


     - dynamically change business processes based on company or customer data;

     - assign workflow tasks to individuals or groups; and

     - notify individuals or groups of business events, using the Web, e-mail, the telephone, a pager or other messaging media.

     SilkDataObjects


     Silknet is currently developing SilkDataObjects, an application written in Extensible Markup Language that Silknet plans to include in the Silknet eBusiness System. SilkDataObjects will enable companies to create customized business objects that add company-specific functionality to the Silknet eBusiness System platform, without the need for specialized programming skills. Companies will be able to incorporate into the Silknet eBusiness System logic and data from other software systems, allowing Silknet eBusiness System's applications, such as Business Rules and Extranet Workflow, to respond automatically to changes in these other software systems. This application is scheduled for release in the second half of calendar 1999.


SILKNET eSERVICE

     Introduced as Silknet's first product in July 1997, Silknet eService is a comprehensive customer service application that enables a company to offer its customers both self-service and assisted service over the Web. Silknet eService is a software application built upon the Silknet eBusiness System framework. It includes many of the features and applications contained in the Silknet eBusiness

System, such as Personalization, Knowledge Manager, Extranet Workflow and Business Rules and Business Events, as well as the following:

     Case Management

     The Case Management application enables case creation and resolution, workload management and user-defined workflows to support a company's internal customer service process. Customer-specific profiles of cases allow customer service representatives to view all information related to a specific customer. With Case Management, cases can be organized by user-defined priorities for purposes of assignment, workload management and reporting. Customer service representatives can also vary customer interaction media, such as the Web, e-mail and the telephone, to match customer response preferences. Features of this application include:

     - automatic display of customer case data on the user interface for viewing, editing, tracking and routing;

     - single-screen displays of a workload summary and real-time selection of case views from a drop-down menu of choices;

     - case creation, organization and resolution, and definition of case views at the individual or system level;


     - Web hyperlinks, images, video, audio, screen displays and other data files to facilitate customer understanding; and


     - case history analysis, assistance and contribution, reassignment and escalation.

     Web Communications

     The Web Communications application enables multimedia collaboration over the Web. This application allows a company to provide assisted service, in addition to self-service, to its customers, partners, vendors and suppliers. Features of the Web Communications application include:

     - real-time chat and electronic white boards to help solve customer problems;


     - the ability to share graphics, screen displays and diagrams; and


     - integration with Microsoft's NetMeeting to allow collaboration and video conferencing among a company's service representatives and its customers, partners, vendors and suppliers.

     Call Center Integration

     The Call Center Integration application provides customer service representatives with a single interface to customer inquiries received over various media, including the Web, e-mail and the telephone. This application enables companies to capture and manage information from customer interactions anywhere within the organization in a centralized case management system. Customer service representatives can access customer information not only from the call center, but also from their company's intranet to include data from multiple departments, and from their company's extranet to include data from customers, partners, vendors and suppliers. The Call Center Integration application provides:

     - high-volume call processing and problem resolution;

     - single-screen displays of a customer's profile and case history;

     - automatic case routing, queuing and escalation; and

     - integration with third-party computer telephony software applications.

     e-Mail Response Management


     The e-Mail Response Management application provides a tracking and routing system to respond to large volumes of incoming customer e-mail. This application enables customer service and sales representatives to manage both e-mail received from, and e-mail sent to, customers. The e-Mail Response Management application manages the e-mail queuing process by urgency, premium service, escalation level, the response time guaranteed to the customer or other customer response attributes. Features of this application include:


     - automatic, personalized acknowledgment of e-mail;

     - automatic routing and workflow regardless of method of communication (for example, inquiries and cases received by e-mail are handled in the same manner as those received over the Web or the telephone);

     - pop-up messages alerting service or sales representatives, containing customer name, case number, date and nature of customer inquiry;

     - automatic tracking, saving and logging of each e-mail so that all interaction becomes appended to the case history; and

     - dynamic, real-time reporting so managers can assess volume and performance.

     Other Features of Silknet eService

     Silknet eService also contains the following features that enable customer self-service:


     - InfoPath, a problem resolution tool that utilizes Extensible Markup Language and Java as software development programming languages to provide a series of natural language questions that help customers identify symptoms and narrow the problem;


     - a tool that allows customers to search a multimedia knowledge base using simple English questions or commands; and

     - FAQs, a listing of frequently asked questions which offers solutions to common problems or answers to frequent inquiries and which allows postings to the Web or intranet that can be linked to the multimedia platform to provide graphical or audible solutions.

SILKNET eCOMMERCE

     The Silknet eCommerce application combines Silknet eBusiness System and Microsoft's Site Server Commerce Edition engine and enables a company to create and manage an electronic storefront over the Web. Through the Silknet eBusiness System platform, Silknet adds extranet workflow, object definition and adaptability to Microsoft's Site Server Commerce Edition. The product provides personalized shopping and promotion for both business-to-consumer and business-to-business commerce. Features of the Silknet eCommerce application include:

     Site Builder Wizard

     Site Builder Wizard is a step-by-step, graphical user interface that assists a company in creating electronic stores or catalogs quickly and easily. Site Builder Wizard helps a company establish cross-selling information, price promotions, stores with multi-level departments, and products with varied attributes.

     Intelligent CrossSell

     Intelligent CrossSell is an application that allows a company to run promotions for products and to create cross-selling opportunities through the promotions. It uses shopper trends and transaction information to recommend products of interest to other customers. For the shopper, Intelligent CrossSell enables customers to navigate a company's Web site to discover products of interest to them. For a company, Intelligent CrossSell increases sales opportunities by efficiently guiding customers to those products that they are most likely to purchase during their visit.

     Buy Now

     Buy Now is an on-line, direct marketing tool that enables a company to present product information and order forms, or capture customer profile information, within a variety of on-line contexts, such as an on-line advertising banner. A company can customize Buy Now to meet the needs of its on-line marketing campaign.

     Commerce Interchange Pipeline Manager

     The Commerce Interchange Pipeline Manager allows a company to automate and manage electronic inventory and purchasing communications with distributors, resellers and suppliers. With this feature, different document formats for purchase orders, invoices, receipts and shipping notices can be managed easily for multiple trading partners.

     Extranet Workflow

     Used with the Silknet eBusiness System foundation, Microsoft's Site Server Commerce Edition engine can be extended to include Extranet Workflow. With Extranet Workflow, information or questions regarding orders, and the orders themselves, may be routed throughout the organization through a workflow determined by the company. Different workflows can be attributed in real time to different order situations through the application of Silknet eBusiness's Business Rules feature.

SILKNET eSERVICE COMMERCE EDITION

     The Silknet eService Commerce Edition application integrates Silknet eService with Silknet eCommerce or third-party electronic commerce products, enabling shopping, service and support through a single Web site interface. Silknet eService Commerce Edition creates a single, unified view of the customer relationship and transactions, not only across departments, such as marketing, sales, customer service, billing, purchasing and product development, but also among partners, vendors and suppliers. Silknet eService Commerce Edition helps companies and their customers manage the entire customer relationship, from initial point of interest to shopping and buying, support and service, marketing and follow-on purchases. Features of this application include:

     - One Log-in -- allows customers to browse, purchase or obtain service from a single Web site interface;

     - One View -- integrates the purchase and support history of the customer, allowing sales and service representatives to better respond to customer problems and inquiries;

     - Complete Contact -- allows sales and service representatives to include in any customer interaction commerce-and service-related Web hyperlinks, such as sales order, inquiry and trouble ticketing; and

     - Total Solution -- enables service representatives to provide multimedia service solutions in an electronic commerce transaction.

TECHNOLOGY AND PRODUCT DEVELOPMENT


     Silknet is a leader in the delivery of interactive, Web-based electronic business solutions that use advanced, industry standard Web and distributed object technologies. Silknet's applications are built on Microsoft Windows Distributed InterNet Applications architecture, which includes technologies such as Microsoft's Distributed Component Object Model and Microsoft's Transaction Server. This architecture allows Silknet to provide future upgrades of highly scaleable, multi-tier business applications for deployment over the Web or any network, while preserving a company's investment in existing applications and data. In addition, Silknet's products incorporate a graphical user interface that allows a company to create tailored applications for data model creation and display, data object creation, workflow and business rules.


     Silknet's products employ a standard, Web-designed architecture. Unlike a client/server architecture, individual users simply need a browser to perform any function available in the product. No software needs to be distributed to any user, either within the organization or to customers, partners, vendors or suppliers, making the software easier to implement, maintain and upgrade than client/server solutions.



     The multiple-component architecture of Silknet's products allows a company to distribute the server side of the software across many different systems for increased scalability and reliability. The customer side of the application, which operates outside a company's firewall, or electronic security barrier, and is open to the public, and the employee side of the application, which is typically used within a company behind its firewall and is closed to public access, operate on both Windows NT and UNIX platforms. Silknet's application server runs on Windows NT only and uses Microsoft's Transaction Server and Message Queue. Silknet is currently designing a UNIX version of its application server. The database server uses either Oracle or Microsoft's SQL Server on a Windows NT platform, and Oracle on a UNIX platform.


     Silknet's products employ a component architecture to allow companies to configure the solution to best fit their unique requirements without changing the application's source code. This benefit reduces implementation time and costs, and establishes a clear and consistent upgrade path for future releases of Silknet software. It also enables Silknet to maintain and support a single source code base for each application that addresses the varied needs of these companies.

EXAMPLES OF SILKNET IMPLEMENTATIONS


     The following examples illustrate how two companies are utilizing Silknet's products.


     Sprint PCS


     Sprint PCS operates the largest 100% digital, 100% personal communication services wireless network in the United States, serving more than 2.5 million customers in over 4,000 cities and communities. Sprint PCS has built its entire Web site on the Silknet eService Commerce Edition and has used this product to integrate its Web site with its back-end systems. Sprint PCS incorporated Silknet's solutions into two major initiatives: eCare and eStore. As part of its eCare program, Sprint PCS is using the Silknet eService application to enable customers to view and change their account information, review wireless usage and invoice information, search multimedia knowledge bases and interact with Sprint PCS service representatives on-line. As part of its eStore program, Sprint PCS has deployed the Silknet eCommerce application to enable the company to sell phones and services to new customers. The application allows the customer to view various calling plan offerings and allows Sprint PCS to make specific recommendations for purchasing phones and plans based on personal preferences, profiles and customer history. Customers can also order equipment and initiate service through the Web site, and the Silknet eService application performs a credit check for Sprint PCS. The Sprint PCS web site is located at http://www.sprintpcs.com.


     Microsoft

     Microsoft uses the Silknet eService application to provide on-line service to its more than 7,000 sales and customer support employees around the world. Silknet eService is integrated with Microsoft's Windows NT security and exchange profiles to minimize administration requirements and allow Silknet eService to be seamlessly accessed by all users. Sales and customer support employees can obtain answers to many questions about Microsoft's products on their own over the Web. If an answer is not available through self-service, the employee can submit a case inquiry, which is automatically routed to the appropriate product management team, based on topic and availability. The product management team responds to the case inquiry via e-mail and the solution can be accessed on Microsoft's intranet by other sales and customer support personnel. The messaging and escalation features within Silknet eService are used to monitor and manage compliance with the internal response standards maintained by Microsoft.


SALES AND MARKETING


     Silknet sells its products primarily through a direct sales force and through relationships with systems integrators and resellers. The sale of Silknet's products is often an enterprise-wide decision by prospective customers. The sales process generally ranges from three to nine months depending on the level of education prospective customers need regarding the use and benefits of Silknet's products. As of March 31, 1999, Silknet's direct sales organization consisted of 12 employees located in 10 offices throughout North America and two employees in an office in the United Kingdom. In addition, Silknet had seven employees in North America and two employees in the United Kingdom responsible for demonstrating its products and assisting the sales organization.


     A key element of Silknet's market penetration strategy is the formation of relationships with industry leaders in various complementary areas. Silknet believes these relationships increase Silknet's market exposure and presence, generate qualified opportunities for Silknet to sell its products and assist Silknet in implementing its products.

     Silknet has established relationships with large, international systems integrators and consulting firms, such as Cambridge Technology Partners, Cap Gemini, Deloitte & Touche Consulting Group/ DRT Systems and KPMG Peat Marwick. Silknet plans to expand these relationships to increase its capacity to both sell and implement its products. Systems integrators and consulting firms have a strong influence on software purchasing decisions within large companies, and they are seeking interactive electronic business solutions that allow them to satisfy their clients' needs more rapidly than they can through custom development. Silknet believes that expanding its relationships with systems integrators and consulting firms will enable Silknet to gain a greater share of emerging markets more rapidly, while containing its sales, marketing and implementation costs.


     Silknet also has relationships with software and hardware vendors, such as Hewlett-Packard, Calico Technology and AnswerSoft, that generally view Silknet's products as complementary to their product and service offerings. These relationships are intended to provide Silknet opportunities to penetrate an emerging market where either additional vertical products or services are needed to secure the sale, or an understanding or expertise in a particular vertical market is needed to sell effectively. As of March 31, 1999, Silknet had six employees devoted to developing corporate partnerships and strategic alliances.



     Silknet's marketing organization utilizes a variety of programs to support Silknet products. As of March 31, 1999, Silknet's marketing organization consisted of seven employees. Silknet's marketing programs include:


     - product and strategy updates with industry analysts;

     - public relations activities and speaking engagements;

     - direct mail and relationship marketing programs;

     - telemarketing, seminars and trade shows;

     - brochures, data sheets and white papers; and

     - Web site marketing.

CUSTOMERS


     Silknet has targeted and will continue to target the financial services, information technology and telecommunications industries. Silknet also has identified other industries, such as travel services, manufacturing and retail distribution, which it plans to target. The following is a partial list of Silknet's customers as of March 31, 1999:


     3Com
     Autodesk
     Bank of America
     Bell Advanced Communications

     Beyond.com

     Cigna
     Compaq
     GEAC Computer Corporation
     Inacom Corp.
     Insurance Holdings of America
     KPMG Peat Marwick
     MachOne Communications
     Microsoft

     Office Depot

     PC Connection
     Planet Direct
     Policy Management Systems Corporation
     Provident Bank
     SBC Internet
     Sitara Networks
     Sprint PCS
     The Travel Company
     W.W. Grainger

SUPPORT AND PROFESSIONAL SERVICES

     Silknet offers a broad range of support and training services to its customers. Silknet believes that providing a high level of customer service and technical support is necessary to achieve rapid product implementation, customer satisfaction and continued revenue growth.


     Silknet provides implementation services to assist companies in optimizing the benefits of Silknet's solutions. In addition, systems integrators and consulting firms often help companies to implement Silknet's products. As of March 31, 1999, Silknet had 17 employees dedicated to providing implementation services. These employees often work closely with the staffs of third-party systems integrators to train their consultants in the implementation of Silknet software. A typical implementation engagement lasts three to six months and involves the planning, configuration, testing and implementation of the products. These services are generally billed on a per day basis. Silknet believes that these implementation projects not only help ensure a company's success with Silknet's products, but also allow Silknet consultants and systems engineers to gain industry-specific knowledge that can be leveraged in future projects and products.



     Silknet's customers have a choice of support options depending on the level of service desired. Silknet maintains a technical support hotline staffed by engineers from 8:00 a.m. to 8:00 p.m., Eastern time, Monday through Friday, from its corporate headquarters in Manchester, New Hampshire. Silknet uses the Silknet eService application to track and manage its own customer service inquiries and to provide 24-hour technical support. Silknet provides training in the use of its products through classroom instruction at its Manchester, New Hampshire corporate headquarters and at other training sites throughout North America and in Europe. As of March 31, 1999, Silknet had three technical support engineers.


RESEARCH AND DEVELOPMENT

     Silknet devotes a substantial portion of its resources to developing new products and product features, extending and improving its products and technology, and researching new technological initiatives in the market for Web-based, interactive electronic business solutions. This new and emerging market is characterized by rapid technological change, new product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. The introduction of products incorporating new technologies and the emergence of new industry standards could render existing products obsolete and unmarketable. Silknet's future success will depend in part on its ability to anticipate changes, enhance its current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of its customers. As an example of its technology initiatives, Silknet is currently developing SilkDataObjects, scheduled for release in the second half of calendar 1999. SilkDataObjects is an application tool which enables a company, without the need of specialized programming skills, to create customized business objects that add company-specific functionality to the Silknet eBusiness System platform residing on the company's Web site. Silknet is also working on a UNIX version of its application server.


     As of March 31, 1999, Silknet had 52 employees engaged in research and development activities. Silknet's research and development expenditures for fiscal year 1997 and 1998 and for the nine months ended March 31, 1999, were approximately $961,000, $2.4 million and $3.7 million, respectively. Silknet expects that it will continue to commit significant resources to research and development in the future. To date, all research and development expenses have been expensed as incurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


COMPETITION

     The market for Silknet's products is new and rapidly evolving, and is expected to become increasingly competitive as current competitors expand their product offerings and new companies enter the market. The principal competitive factors in the Web-based, interactive electronic business solutions market include:

     - adherence to emerging Web-based technology standards;

     - comprehensiveness of applications;

     - adaptability, flexibility and scalability;

     - real-time, interactive capability with customers, partners, vendors and suppliers;

     - integration with a variety of communications media;

     - ease of use;

     - ease of implementation;

     - customer service and support; and

     - price.

Although Silknet believes that it currently competes favorably with respect to these factors, there can be no assurance that Silknet can maintain its competitive position against current and potential competitors, especially those with longer operating histories, greater name recognition and substantially greater financial, technical, marketing, management, service, support and other resources.

     Silknet currently faces competition primarily from in-house and third-party custom development efforts. Silknet expects that these solutions will continue to be a principal source of competition for the foreseeable future.

     Silknet's current competitors include a number of companies offering one or more solutions for the electronic business solutions market, some of which are directly competitive with Silknet's products. For example Silknet's competitors include companies providing on-line customer management solutions, such as BroadVision, Inc. and Smart Technologies, Inc., and client/server-based, call-center customer service solutions, such as Siebel Systems, Inc., Vantive Corporation, and Clarify, Inc. In addition, Silknet competes with providers of stand-alone point solutions for e-mail response capabilities, such as Mustang Software, Inc. and Kana Communications, Inc., and providers of stand-alone point solutions for knowledge base applications, such as Inference Corporation and Primus Knowledge Solutions, Inc.

     Silknet also may face competition from systems integrators and consulting firms which design and develop custom systems and perform custom integration. Some of these firms may possess industry-specific expertise or reputations among potential customers for offering enterprise solutions to electronic business application needs. These systems integrators and consulting firms can be resellers of Silknet's products and may engage in joint marketing and sales efforts with Silknet. Silknet relies upon these firms for recommendations of Silknet's products during the evaluation stage of the purchase process, as well as for implementation and customer support services. These systems integrators and consulting firms may have similar, and often more established, relationships with Silknet's competitors, and there can be no assurance that these firms will not develop, market or recommend competing software applications.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     Silknet's success and competitiveness are dependent to a significant degree on the protection of its proprietary technology. Silknet relies primarily on a combination of copyrights, trademarks, licenses, trade secret laws and restrictions on disclosure to protect its intellectual property and proprietary rights. Silknet also enters into confidentiality agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, others may be able to copy or reverse engineer aspects of Silknet's products, to obtain and use information that Silknet regards as proprietary or to independently develop similar technology. Any such actions by competitors could have a material adverse effect on Silknet's business, operating results and financial condition.

     In addition, the laws of some foreign countries do not protect Silknet's proprietary rights to the same extent as do the laws of the United States, and effective patent, copyright, trademark and trade secret protection may not be available in these jurisdictions.

     Litigation may be necessary in the future to enforce or defend Silknet's intellectual property and proprietary rights, to protect Silknet's trade secrets or to determine the validity and scope of the intellectual property and proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management and technical resources, either of which could have a material adverse effect on Silknet's business, operating results and financial condition.

     Silknet attempts to avoid infringing known intellectual property and proprietary rights of third parties in its product development efforts. However, Silknet has not conducted and does not conduct comprehensive patent searches to determine whether the technology used in its products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of them which are confidential when filed, with regard to similar technologies. If Silknet were to discover that its products violated third party proprietary rights, it may be liable for substantial damages. In addition, Silknet may be required to reengineer its products or seek to obtain licenses to continue offering such products, and there can be no assurance that such efforts would be successful.


     Silknet pursues the registration of some of its trademarks in the United States and in other countries, although it has not yet secured registration of most of its marks. Silknet has applications pending for trademark registrations for "Silknet" and "Silknet" combined with the Silknet logo in the United States, Canada and the European Union. Silknet's applications for the registration of "Silknet" and "Silknet" combined with the Silknet logo were denied in Canada because a company filed an earlier application for the use of "Silk" in connection with Internet information resource services.


     Other companies have filed trademark applications for marks similar to the names of Silknet's products. For example, IBM has filed a trademark application for "e-Business" for use in creating, implementing and maintaining Web sites and integration of computer systems and networks. Silknet's use of Silknet eBusiness System could infringe on the rights of IBM and other companies using a mark that contains "eBusiness." Silknet's use of "eBusiness," as well as the use of other names, may result in costly litigation, divert management's attention and resources, cause product shipment delays or require Silknet to pay damages and/or to enter into royalty or license agreements. There can be no assurance that a license agreement would be available to Silknet on any commercially reasonable terms, if at all, and Silknet may be required to stop using the name "eBusiness" for its products. Further, because names such as eBusiness, eCommerce and eService are becoming widely used and descriptive, Silknet does not expect to be able to prevent third parties from using these names for competing products.


     Silknet currently licenses technology from third parties that it incorporates into its products. For example, Silknet licenses Web information server, transaction server and related technologies from Microsoft. There can be no assurance that technology from these providers or others will continue to be available to Silknet on commercially reasonable terms, if at all. The loss or inability to access such technology could result in delays in development and introduction of new products or enhancements by Silknet until equivalent or replacement technology could be accessed, if available, or developed, if feasible, by Silknet, which could have a material adverse effect on Silknet's business, operating results and financial condition. Moreover, although Silknet is generally indemnified against claims that technology licensed from third parties infringes the intellectual property and proprietary rights of others, such indemnification is not always available for all types of intellectual property and proprietary rights and in some cases the scope of such indemnification is limited. Even if Silknet receives broad indemnification, third party indemnitors are not always well capitalized and may not be able to indemnify Silknet in the event of infringement, resulting in substantial exposure to Silknet. There can be no assurance that infringement or invalidity claims arising from the incorporation of third party technology, and claims for indemnification from Silknet's customers resulting from these claims, will not be asserted or prosecuted against Silknet. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays, all of which could materially adversely affect Silknet's business, operating results and financial condition.


EMPLOYEES


     As of March 31, 1999, Silknet had 136 employees, 111 of whom were based at Silknet's headquarters in Manchester, New Hampshire. None of Silknet's employees is subject to a collective bargaining agreement. Silknet believes that its relations with its employees are good.


FACILITIES


     Silknet has one lease for approximately 44,092 square feet of space in an office building in Manchester, New Hampshire, its headquarters. The lease expires in December 2003, and Silknet has an option to extend the lease for an additional five-year term. As of March 31, 1999, Silknet also leased office space in 11 other cities for its sales and support personnel. Silknet believes that these existing facilities are adequate to meet its current, foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.


LEGAL PROCEEDINGS

     Silknet is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

     The directors and executive officers of Silknet are as follows:


             NAME               AGE                          POSITION
             ----               ---                          --------
James C. Wood.................  42    Chairman of the Board, President and Chief Executive
                                      Officer
Nigel K. Donovan..............  43    Senior Vice President and Chief Operating Officer
Patrick J. Scannell, Jr. .....  45    Vice President, Chief Financial Officer, Treasurer and
                                      Secretary
Guy Bradley(1)................  34    Director
Joo Hock Chua(1)..............  43    Director
John Doggett..................  51    Director
Stanley Fung(2)...............  42    Director
Andrew Goldfarb(2)............  31    Director


---------------

(1) Member of the compensation committee



(2) Member of the audit committee


  Directors and Executive Officers


     James C. Wood founded Silknet and has served as Chairman of the Board, President and Chief Executive Officer since Silknet's inception in March 1995. From January 1988 until November 1994, he served as President and Chief Executive Officer of CODA Incorporated, a subsidiary of CODA Limited, a financial accounting software company. Mr. Wood also served as a Director of CODA Limited from November 1988 until November 1994.


     Nigel K. Donovan has served as Silknet's Senior Vice President and Chief Operating Officer since February 1999. From November 1995 to February 1999 he served as Vice President -- Professional Services. From November 1996 to October 1998, he also served as Silknet's Treasurer and from May 1997 to October 1998 as Silknet's Chief Financial Officer. In addition, Mr. Donovan served as director from October 1996 to February 1999. From March 1988 until October 1995, Mr. Donovan served as Vice President -- Professional Services at CODA Incorporated. During the period from March 1988 until June 1994, Mr. Donovan also served as Chief Financial Officer for CODA Incorporated.

     Patrick J. Scannell, Jr. has served as Silknet's Chief Financial Officer and Treasurer since November 1998 and was named Vice President and Secretary in February 1999. From September 1992 until October 1998, Mr. Scannell served as Executive Vice President, Chief Financial Officer and Treasurer of Applix, Inc., a customer interaction software company.

     Guy Bradley has served as a director of Silknet since October 1996. Mr. Bradley has been affiliated with CMG @Ventures since August 1994. He has been a general partner or managing member of CMG @Ventures since January 1995. He was Director of International Sales and Marketing for Booklink, Inc., an affiliate of CMG @Ventures, from August 1994 to December 1996. From January 1994 to July 1994, Mr. Bradley was employed as a consultant by the Patricia Seybold Group.

     Joo Hock Chua has served as director of Silknet since October 1998. Mr. Chua has been a Vice President/Assistant General Manager at Vertex Management
(II) Pte Ltd since July 1995, a Senior Manager from July 1991 to June 1995 and a Manager from June 1988 to June 1991. Mr. Chua is a director of Ultro Technologies Ltd and ASA Ceramic Ltd, both publicly-listed in Singapore, and several privately held companies in the US, Singapore and the People's Republic of China.

     John Doggett has served as a director of Silknet since October 1997. Since October 1996, Mr. Doggett has been a Vice President at BancBoston Ventures Inc. From 1994 to September 1996, Mr. Doggett served as Director of the Applied Technology group at BankBoston, N.A.



     Stanley Fung has served as a director of Silknet since October 1996. Mr. Fung has been with Zero Stage Capital since 1992, as Managing Director since December 1998, as General Partner from October 1994 to December 1998 and as Vice President from April 1992 to October 1994. Mr. Fung is a director of RoweCom Inc. and several privately-held companies.


     Andrew Goldfarb has served as a director of Silknet since February 1999. Since March 1997, Mr. Goldfarb has been a Managing Principal at JAFCO America Ventures, Inc. Mr. Goldfarb was employed by Trans National Group, as Vice President from August 1996 to March 1997, as director of Trans National Ventures, the venture capital division of Trans National Group, from September 1994 to July 1996 and as Assistant Vice President from June 1993 to August 1994.

  Other Key Employees

     Eric Carlson has served as Silknet's Vice President and Chief Technology Officer since February 1999, Chief Technology Officer since September 1996 and Senior Programmer/Analyst from June 1995 to September 1996. From June 1994 to June 1995, he served as Client/Server Technology Analyst at PC Connection, a reseller of personal computer hardware and software. From 1991 to June 1994, Mr. Carlson served as Programmer/Analyst and Network Administrator with Yankee Book Peddler.

     James P. Davis has served as Silknet's Vice President -- Business Development since January 1997. From June 1990 to December 1996, Mr. Davis held various senior management positions at CODA Incorporated, including Vice President of Sales from January 1994 to December 1996 and acting President and Chief Executive Officer from November 1994 to July 1995.


     David B. Fowler has served as Silknet's Vice President -- Marketing since April 1999. From April 1995 to March 1999, Mr. Fowler served as Vice
President -- Sales and Marketing for Gradient Technologies, a software company. From December 1993 to March 1995, Mr. Fowler served as Vice President -- Sales and Marketing for FTP Software.


     V. Anthony Giannelli has served as Silknet's Vice
President -- International since October 1998, and from February 1998 to October 1998, he served as Silknet's Vice President -- Marketing. From November 1995 to February 1998, Mr. Giannelli served as Vice President of Marketing and Business Development of Applix, Inc. From May 1993 to October 1995, he served as Vice President -- Marketing of Open Data Corporation, a software company.

     Mark H. Green has served as Silknet's Vice President -- Sales since November 1996. From June 1996 to November 1996, Mr. Green served as Alliance Manager for i2 Technologies, a software company. From November 1991 to June 1996, Mr. Green served as a sales representative with CODA Incorporated.

     Patricia D. Stimpson has served as Silknet's Vice President -- Research and Development since June 1997. From October 1996 to March 1997, Ms. Stimpson held a variety of senior development positions at Lotus Development Corporation, including Senior Director of Development of the Extended Enterprise Group from December 1994 to October 1996, and Senior Director of Shared Components from October 1992 to December 1994.

COMMITTEES OF THE BOARD OF DIRECTORS


     The Silknet compensation committee consists of Messrs. Bradley and Chua. It reviews and evaluates the salaries and incentive compensation of management and key employees of Silknet and makes recommendations concerning these matters to the Board of Directors. The Silknet compensation committee also administers Silknet's stock option and stock purchase plans.

     The Silknet audit committee consists of Messrs. Goldfarb and Fung. It reviews the results and scope of audits and other services provided by Silknet's independent public accountants and reviews Silknet's system of internal accounting and financial controls. The Silknet audit committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of Silknet as it may find appropriate or may be brought to its attention.


DIRECTOR COMPENSATION

     Following the consummation of this offering, non-employee directors will be reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors. No director who is an employee of Silknet will receive separate compensation for services rendered as a director. Non-employee directors are also eligible for participation in Silknet's 1999 Non-Employee Director Stock Option Plan. See "Management -- Stock Plans."

EXECUTIVE COMPENSATION


     The following Summary Compensation Table sets forth the total compensation paid or accrued for the year ended June 30, 1998 for Silknet's Chief Executive Officer and the other most highly compensated executive officer who was employed by Silknet at June 30, 1998 (collectively, the "named executive officers"). No long-term compensation was paid to the named executive officers during the year ended June 30, 1998.


                           SUMMARY COMPENSATION TABLE


                                                                   ANNUAL
                                                                COMPENSATION
                                                              ----------------
NAME AND PRINCIPAL POSITION IN 1998                            SALARY    BONUS
-----------------------------------                           --------   -----
James C. Wood, Chairman of the Board, President and Chief
  Executive Officer.........................................  $140,881    --
Nigel K. Donovan, Vice President -- Professional Services
  and Director..............................................  $120,750    --


OPTION GRANTS

     No stock options or stock appreciation rights were granted during the year ended June 30, 1998 to the named executive officers.

YEAR-END OPTION TABLE


     The following table sets forth information regarding exercisable and unexercisable stock options held as of June 30, 1998 by each of the named executive officers. No options were exercised by the named executive officers during the year ended June 30, 1998. There was no public trading market for the common stock as of June 30, 1998. The value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and an assumed initial public offering price of $11.00.


                    AGGREGATED FISCAL YEAR-END OPTION VALUES


                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                            OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
                                            ---------------------------   ---------------------------
NAME                                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                        -----------   -------------   -----------   -------------
James C. Wood.............................         --             --              --             --
Nigel K. Donovan..........................    329,415        105,235      $3,587,373     $1,136,084

EMPLOYMENT AGREEMENTS



     On April 13, 1999, Silknet entered into an employment agreement and a noncompetition, confidentiality and inventions agreement with each of James C. Wood, its Chairman of the Board, President and Chief Executive Officer, Nigel K. Donovan, its Senior Vice President and Chief Operating Officer, and Patrick J. Scannell, Jr., its Vice President, Chief Financial Officer, Treasurer and Secretary. Each employment agreement provides for the payment of salary and bonus, terminates on June 30, 2001 unless earlier terminated and may be extended upon mutual agreement of the parties. In addition, each employment agreement provides that if the employee is terminated without just cause, as defined in each employment agreement, the employee will receive a severance payment equal to twelve months salary. Finally, in the event of an acquisition, as defined in each employment agreement, if the employee:



     - is not offered employment by the acquiring corporation in a comparable position and at a comparable salary; or



     - is terminated at any time for other than just cause within twelve months following the completion of the acquisition the employee will receive a severance payment equal to twelve months salary and all unvested options will accelerate and become exercisable for a period of six months.


STOCK PLANS


     Employee Stock Option Plan. The Silknet Employee Stock Option Plan, or 1995 Option Plan, was adopted by the Board of Directors on August 8, 1995 and received stockholder approval on September 25, 1995. A total of 2,391,900 shares of common stock have been reserved for issuance under the 1995 Option Plan. Under the 1995 Option Plan, Silknet was authorized to grant options to purchase shares of common stock intended to qualify as incentive stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options to officers and other employees of Silknet. Options granted under the 1995 Option Plan are exercisable within ten years of the original grant date and become exercisable pro rata on a monthly basis over a period of four years from the date of grant. The 1995 Option Plan provides that upon an acquisition intended to be accounted for as a pooling of interests, the vesting of all options to purchase common stock will accelerate by a period of one year. In addition, upon the termination of an employee without cause or for good reason prior to the first anniversary of the completion of such an acquisition, all options then outstanding under the 1995 Option Plan held by that employee will immediately become exercisable. Finally, on the first year anniversary of the completion of such an acquisition all options then outstanding under the 1995 Option Plan will immediately become exercisable. An option is not transferable by the recipient except by will or by the laws of descent and distribution. As of March 31, 1999, options to purchase 2,342,386 shares had been granted under the 1995 Option Plan.



     1999 Stock Option and Incentive Plan. Silknet's 1999 Stock Option and Incentive Plan, or 1999 Option Plan, was adopted by the Board of Directors and received stockholder approval in February 1999. A total of 1,000,000 shares of common stock have initially been reserved for issuance under the 1999 Option Plan. The 1999 Option Plan provides that the number of shares authorized for issuance will automatically increase by 5% of the outstanding number of shares of common stock on December 31, 1999, 2000 and 2001 up to a maximum of an additional 2,500,000 shares of common stock. Under the terms of the 1999 Option Plan, Silknet is authorized to grant incentive stock options as defined under the Internal Revenue Code, non-qualified options, stock awards or opportunities to make direct purchases of common stock to employees, officers, directors, consultants and advisors of Silknet and its subsidiaries.

     The 1999 Option Plan is administered by the Silknet compensation committee. The Silknet compensation committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1999 Option Plan. The 1999 Option Plan provides that upon an acquisition intended to be accounted for as a pooling of interests, the vesting of all options to purchase common stock will accelerate by a period of one year. In addition, upon the termination of an employee without cause or for good reason prior to the first anniversary of the completion of such an acquisition, all options then outstanding under the 1999 Option Plan held by that employee will immediately become exercisable. Finally, on the first year anniversary of the completion of such an acquisition all options then outstanding under the 1999 Option Plan will immediately become exercisable. An option is not transferable by the recipient except by will or by the laws of descent and distribution, or in the case of non-qualified stock options, only to the extent set forth in the agreement relating to the non-qualified stock option or pursuant to a valid domestic relations order. No options may be exercised following termination of employment for cause. The term of the 1999 Option Plan is ten years, unless sooner terminated by vote of the Board of Directors. To date, no options have been granted under to the 1999 Option Plan.



     1999 Non-Employee Director Stock Option Plan. Silknet's 1999 Non-Employee Director Stock Option Plan, or Director Plan, was adopted by the Board of Directors and received stockholder approval in February 1999 and becomes effective on the date on which Silknet's common stock is registered under the Exchange Act. A total of 350,000 shares of common stock have been authorized for issuance under the Director Plan.



     The Director Plan is administered by the Silknet compensation committee. Under the Director Plan, each non-employee director who is or becomes a member of the Board of Directors is automatically granted on the date of which the common stock becomes registered under the Exchange Act or, if not a director on that date, the date first elected to the Board of Directors, an initial option to purchase 10,000 shares of common stock. In addition, provided that the director continues to serve as a member of the Board of Directors, each non-employee director will be automatically granted on the third anniversary of his or her initial option grant date and each three years thereafter an option to purchase 10,000 shares of common stock. Provided that the director continues to serve as a member of the Board of Directors, one-third of the shares included in each grant will become exercisable on each of the first, second and third anniversaries of the date of grant. If a director fails to attend at least 75% of the Board of Directors meetings held in a fiscal year, that director will forfeit his or her rights with respect to the option installment which vested on the preceding vesting date, in proportion to the percentage of Board of Directors meetings not attended. All options granted under the Director Plan will have an exercise price equal to the fair market value of the common stock on the date of grant and a term of ten years from the date of grant. Options may not be transferred except by will or by the laws of descent and distribution or pursuant to a domestic relations order. Unexercisable options terminate when the director ceases to be a director for any reason other than death or permanent disability. Exercisable options may be exercised at any time during the option term. In the event that a director dies or is permanently disabled, any options that are not exercisable will become exercisable and the optionee (or his or her representative, heir or legatee) may exercise all options for a period of three years. The term of the Director Plan is ten years, unless sooner terminated by vote of the Board of Directors.


  1999 Employee Stock Purchase Plan

     The 1999 Employee Stock Purchase Plan, or Stock Purchase Plan, was adopted by the Board of Directors and received stockholder approval in February 1999. The Stock Purchase Plan provides for the issuance of up to an aggregate of 350,000 shares of common stock to participating employees.

     The Stock Purchase Plan is administered by the Silknet compensation committee. All employees who have completed three months of employment with Silknet and whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Stock Purchase Plan. The right to purchase common stock under the Stock Purchase Plan will be made available through a series of offerings. On the first day of an offering period, Silknet will grant to each eligible employee who has elected in writing to participate in the Stock Purchase Plan an option to purchase shares of common stock. The employee will be required to authorize an amount, between 1% and 10% of the employee's compensation, to be deducted from the employee's pay during the offering period. On the last day of the offering period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Stock Purchase Plan, the option exercise price is an amount equal to 85% of the fair market value of one share of common stock on either the first or last day of the offering period, whichever is lower. No employee may be granted an option that would permit the employee's rights to purchase common stock to accrue in excess of $25,000 in any calendar year. The first offering period under the Stock Purchase Plan will commence upon the initial offering of the common stock to the public and continues through January 31, 1999. Thereafter, the offering periods will begin on February 1 and August 1. Options granted under the Stock Purchase Plan terminate upon an employee's voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the Stock Purchase Plan.


401(k) PLAN


     Silknet maintains a 401(k) plan qualified under Section 401(k) of the Internal Revenue Code. Under the 401(k) plan, a participant may contribute a maximum of 20% of his or her pre-tax salary, commissions and bonuses through payroll deductions, up to the statutorily prescribed annual limit of $10,000 in calendar year 1999. The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of the Board of Directors, Silknet may make discretionary profit-sharing contributions into the 401(k) plan for all eligible employees. During the year ended June 30, 1998, Silknet made no profit-sharing contributions to the 401(k) plan.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     During the year ended June 30, 1998, the members of the Silknet compensation committee were Messrs. Bradley, Doggett and Wood. Mr. Wood has served as Silknet's Chairman of the Board, President and Chief Executive Officer since March 1995. The Silknet compensation committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to Silknet and administers and grants stock options under Silknet's stock option plans. No executive officer of Silknet has served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of the Silknet compensation committee of Silknet.


                              CERTAIN TRANSACTIONS

ORGANIZATION OF SILKNET

     In connection with its formation in 1995, Silknet issued and sold 2,500,000 shares of its common stock for an aggregate of $80,500 to its founder, James C. Wood.

SALES OF STOCK

     In July 1995, Silknet sold 50,000 shares of its common stock for an aggregate of $50,000 to Mr. Nigel K. Donnovan, currently Silknet's Senior Vice President and Chief Operating Officer.


     In October 1996, Silknet issued an aggregate of 2,364,584 shares of its Series A preferred stock at $0.96 per share, for aggregate consideration of $2,270,000. Of that amount, Silknet issued 1,302,084 shares of Series A preferred stock to CMG @Ventures II LLC and 1,041,667 shares of Series A preferred stock to Zero Stage Capital V, L.P. Mr. Guy Bradley, a director of Silknet, is a managing member of CMG @Ventures II LLC. Mr. Stanley Fung, a director of Silknet, is a managing partner of Zero Stage Capital V, L.P.



     In June 1997, Silknet issued an aggregate of 2,500,000 shares of its Series B preferred stock at a price of $2.00 per share, for aggregate consideration of $5,000,000. Of that amount, Silknet issued 371,700 shares of Series B preferred stock to CMG @Ventures II LLC, 371,700 shares of Series B preferred stock to Zero Stage Capital V, L.P., 1,250,000 shares of Series B preferred stock to BancBoston Ventures Inc., 400,000 shares of Series B preferred stock to Vertex Investment (II) Ltd. and 100,000 shares of Series B preferred stock to HWH Investment Pte Ltd. Mr. John Doggett, a director of Silknet, is Vice President of BancBoston Ventures Inc. Mr. Joo Hock Chua, a director of Silknet, is Vice President/Assistant General Manager of Vertex Management (II) Pte Ltd.



     In May 1998, Silknet issued an aggregate of 3,081,657 shares of its Series C preferred stock at a price of $3.498117 per share, for aggregate consideration of $10,779,990. Of that amount, Silknet issued 857,604 shares of Series C preferred stock to CMG @Ventures II LLC, 214,401 shares of Series C preferred stock to Zero Stage Capital V, L.P., 285,868 shares of Series C preferred stock to BancBoston Ventures Inc., 428,802 shares of Series C preferred stock to Vertex Technology Fund Pte Ltd. (together, with Vertex Investment (II) Ltd. and HWH Investment Pte Ltd., the "Vertex Entities"), and 571,736 shares of Series C preferred stock to Intel Corporation. Silknet also issued 28,587 shares of Series C preferred stock to JAFCO Co., Ltd. ("JAFCO Ltd"), 33,632 shares of Series C preferred stock to JAFCO R-3 Investment Enterprise Partnership ("JAFCO R-3"), 20,179 shares of Series C preferred stock to JAFCO JS-3 Investment Enterprise Partnership ("JAFCO JS-3"), 30,269 shares of Series C preferred stock to JAFCO G-6(A) Investment Enterprise Partnership ("JAFCO G-6(A)"), 30,269 shares of Series C preferred stock to JAFCO G-6(B) Investment Enterprise Partnership ("JAFCO G-6(B)") and 571,736 shares of Series C preferred stock to U.S. Information Technology No. 2 Investment Enterprise Partnership ("U.S. Technology") (together, the "JAFCO Entities"). Mr. Andrew Goldfarb, a director of Silknet, is a managing principal of JAFCO America Ventures, Inc. a co-general partner of U.S. Technology. On June 26, 1998, Silknet issued an additional 7,500 shares of Series C preferred stock to the Zero Stage Individual Investor Group for aggregate consideration of $26,236, one of the members of which is Mr. Stanley Fung, a director of Silknet.



     On February 26, 1999, Silknet issued an aggregate of 1,205,913 shares of Series D preferred stock at a price of $7.324109 per share, for aggregate consideration of $8,832,238. Of that amount, Silknet issued 230,148 shares to CMG @Ventures II LLC, 157,737 shares to BancBoston Ventures Inc., 12,625 shares to JAFCO Co., Ltd., 50,498 shares to U.S. Technology, and 157 shares to Stanley Fung, a director of Silknet.



     As set forth in Silknet's Certificate of Incorporation, each share of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock will automatically convert into one share of common stock upon the closing of this offering.



     In connection with the preferred stock financings, Silknet granted registration rights to preferred stockholders. See "Description of Capital Stock -- Registration Rights."

     Silknet has two license agreements with Planet Direct Corporation and SalesLink covering an aggregate amount of $83,800 in fees paid to Silknet. Planet Direct is a majority-owned subsidiary and SalesLink is a wholly-owned subsidiary of CMG Information Services, Inc., which through its venture capital operation, CMG @Ventures II LLC, owns 23.06% of the outstanding common stock of Silknet. Mr. Guy Bradley, a managing member of CMG @Ventures II LLC, is a director of Silknet.

ISSUANCE OF NOTES AND WARRANTS


     In May 1996, Silknet issued one note in the principal amount of $125,000 and a warrant to purchase an aggregate of 125,000 shares of common stock at an exercise price of $1.00 per share to Zero Stage Capital V, L.P. The warrant may be exercised, in whole or in part, at any time or from time to time, until May 17, 2002. In July 1996, Silknet issued one note in the principal amount of $125,000 and an additional warrant to purchase an aggregate of 125,000 shares of common stock at an exercise price of $1.00 per share to Zero Stage Capital V, L.P. This warrant may be exercised, in whole or in part, at any time or from time to time until July 24, 2002. Each note was exchanged for shares of Series A preferred stock in October 1996.



     In June 1997, in connection with Silknet's issuance and sale of its Series B preferred stock, Silknet issued six warrants to purchase an aggregate of 500,000 shares of common stock at an exercise price of $2.20 per share. One warrant to purchase 250,000 shares of common stock was issued BancBoston Ventures Inc., one warrant to purchase 80,000 shares of common stock was issued to Vertex Investment (II) Ltd., one warrant to purchase 20,000 shares of common stock was issued to HWH Investment Pte Ltd., one warrant to purchase 74,340 shares of common stock was issued to CMG @Ventures II LLC, and one warrant to purchase 74,340 shares of common stock was issued to Zero Stage Capital V, L.P. The six warrants may be exercised, in whole or in part, at any time or from time to time, until June 11, 2003.



EMPLOYMENT AGREEMENTS



     On April 13, 1999, Silknet entered into an employment agreement and a noncompetition, confidentiality and inventions agreement with each of James C. Wood, its Chairman of the Board, President and Chief Executive Officer, Nigel K. Donovan, its Senior Vice President and Chief Operating Officer, and Patrick J. Scannell, Jr., its Vice President, Chief Financial Officer, Treasurer and Secretary.


     Silknet believes that all transactions set forth above were made on terms no less favorable to it than would have been obtained from unaffiliated third parties. Silknet has adopted a policy whereby all future transactions between Silknet and its officers, directors and affiliates will be on terms no less favorable to Silknet than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of Silknet's Board of Directors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of Silknet's common stock as of March 31, 1999, and as adjusted to reflect the sale of the shares of common stock offered hereby, by: (a) each person known by Silknet to be the beneficial owner of more than 1% of its common stock; (b) each named executive officer; (c) each of Silknet's directors; and
(d) all executive officers and directors as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Silknet Software, Inc., 50 Phillipe Cote Street, Manchester, New Hampshire 03101, and each person has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law and except as set forth in the footnotes to the table.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The following are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity:


     - shares of common stock issuable by Silknet to that person pursuant to options which may be exercised within 60 days after March 31, 1999; and



     - shares of common stock issuable by Silknet to that person pursuant to warrants which may be exercised within 60 days after March 31, 1999.


However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.


     For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding before the offering includes: (a) 2,838,445 shares of common stock outstanding as of March 31, 1999; (b) 9,159,654 shares of common stock issuable upon the conversion of preferred stock; and (c) the presently exercisable options and presently exercisable warrants held by that person. For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding after the offering includes: (a) all shares deemed to be outstanding before the offering and (b) 3,000,000 shares being sold in this offering, assuming no exercise of the underwriters' over-allotment option.



                                                                                      PERCENTAGE OF
                                                                                          COMMON
                                                                                    STOCK OUTSTANDING
                                                                                   --------------------
                                                              NUMBER OF SHARES      BEFORE      AFTER
NAME OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED    OFFERING    OFFERING
------------------------                                     ------------------    --------    --------
James C. Wood(1)...........................................       2,366,100         19.72%      12.44%
Nigel K. Donovan...........................................         434,599          3.50%       2.82%
Guy Bradley(2).............................................       2,835,876         23.49%      18.82%
Stanley Fung(3)............................................       1,954,047         15.86%      12.75%
John Doggett(4)............................................       1,943,605         15.87%      12.75%
Joo Hock Chua..............................................              --            --          --
Andrew Goldfarb............................................              --            --          --
CMG @Ventures II LLC.......................................       2,835,876         23.49%      18.82%
  c/o CMG Information Services, Inc.
  100 Brickstone Square, 5th Floor
  Andover, MA 01810
Zero Stage Capital V, L.P. ................................       1,952,108         15.84%      12.74%
  101 Main Street
  Kendall Square
  Cambridge, MA 02142
BancBoston Ventures Inc. ..................................       1,943,605         15.87%      12.75%
  175 Federal Street
  10th Floor
  Boston, MA 02110
The Vertex Entities(5).....................................       1,028,802          8.50%       6.81%
  Three Lagoon Drive, Ste. 220
  Redwood City, CA 94065
The JAFCO Entities(6)......................................         777,795          6.48%       5.19%
  One Boston Place, Ste. 3320
  Boston, MA 02108
Intel Corporation..........................................         571,736          4.77%       3.81%
  2200 Mission College Blvd.
  Mail Stop SC4-210
  Santa Clara, CA 95052
The Goldman Group, L.P.....................................         477,874          3.98%       3.19%
  85 Broad Street
  New York, NY 10004

                                                                                      PERCENTAGE OF
                                                                                          COMMON
                                                                                    STOCK OUTSTANDING
                                                                                   --------------------
                                                              NUMBER OF SHARES      BEFORE      AFTER
NAME OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED    OFFERING    OFFERING
------------------------                                     ------------------    --------    --------
KPMG LLP...................................................         136,536          1.14%          *
  3 Chestnut Ridge Road
  Montvale, NJ 07645
Cambridge Technology Capital Fund I, L.P...................         136,536          1.14%          *
  11512 El Camino Real
  San Diego, CA 92130
All executive officers and directors as a group (8
  persons)(7)..............................................       9,549,852         73.08%      56.33%


---------------


  *  Less than 1%.



 (1) Includes (a) 200,000 shares held in trust for Mr. Wood, of which Mr. Wood is the sole trustee; (b) 20,000 shares held in trust for Mr. Donovan's two children, of which Mr. Wood is the sole trustee; (c) an aggregate of 7,500 shares held in trust for the three children of Mr. James P. Davis, of which Mr. Wood is the sole trustee; and (d) 500,000 shares for which Mr. Wood has voting power pursuant to a Voting Trust Agreement until the completion of this offering. Mr. Wood disclaims beneficial ownership of all such shares.


 (2) Includes 2,761,536 shares held by CMG @Ventures II LLC. Also includes 74,340 shares of common stock issuable upon exercise of warrants held by CMG @Ventures II LLC. Mr. Bradley is a managing member of CMG @Ventures II LLC and may be deemed to share voting and investment power with respect to all shares held by CMG @Ventures II LLC. Mr. Bradley disclaims beneficial ownership of such shares.

 (3) Includes 1,627,768 shares held by Zero Stage Capital V, L.P. Also includes 324,340 shares of common stock issuable upon exercise of warrants held by Zero Stage Capital V, L.P. Mr. Fung is a managing partner of Zero Stage Capital V, L.P. and may be deemed to share voting and investment power with respect to all shares held by Zero Stage Capital V, L.P. Mr. Fung disclaims beneficial ownership of such shares.


 (4) Includes 1,693,605 shares held by BancBoston Ventures Inc. Also includes 250,000 shares of common stock issuable upon exercise of warrants held by BancBoston Ventures Inc. Mr. Doggett is a Vice President of BancBoston Ventures Inc. and may be deemed to share voting and investment power with respect to all shares held by BancBoston Ventures Inc. Mr. Doggett disclaims beneficial ownership of such shares.



 (5) Includes 400,000 shares held by Vertex Investment (II) Ltd., 100,000 shares held by HWH Investment Pte Ltd and 428,802 shares held by Vertex Technology Pte Ltd. Also includes 80,000 and 20,000 shares of common stock issuable upon exercise of warrants held by Vertex Investment (II) Ltd. and HWH Investment Pte Ltd. Vertex Management (II) Pte Ltd., of which Mr. Chua is Vice President/Assistant General Manager, is the investment manager of the Vertex Entities and may be deemed to share voting and investment power with respect to all shares held by the Vertex Entities.



 (6) Includes 41,212 shares held by JAFCO Ltd., 33,632 shares held by JAFCO R-3, 20,179 shares held by JAFCO JS-3, 30,269 shares held by JAFCO G-6(A), 30,269 shares held by JAFCO G-6(B) and 622,234 shares held by U.S. Technology. JAFCO Ltd. is the general partner of JAFCO R-3, JAFCO JS-3, JAFCO G6-A, JAFCO G6-B and U.S. Technology. JAFCO Ltd. is the general partner of JAFCO R-3, JAFCO JS-3, JAFCO G-6(A) and JAFCO G-6(B) and may be deemed to share voting and investment power with respect to such shares. JAFCO America Ventures, Inc., of which Mr. Goldfarb is a managing principal, is the general partner of U.S. Technology and may be deemed to share voting and investment power with respect to such shares.


 (7) See Notes 1 through 4.

                          DESCRIPTION OF CAPITAL STOCK

     In accordance with Silknet's Certificate of Incorporation as currently in effect, Silknet's authorized capital stock consists of 50,000,000 shares of common stock, with a par value of $.01 per share, and 15,000,000 shares of preferred stock, with a par value of $.01 per share.

COMMON STOCK


     As of March 31, 1999, there were 11,998,099 shares of common stock outstanding and held of record by 85 stockholders, after giving effect to the conversion of all outstanding shares of preferred stock upon the closing of this offering. Based upon the number of shares outstanding as of March 31, 1999 and giving effect to the issuance of the shares of common stock offered by Silknet hereby, there will be 14,998,099 shares of common stock outstanding upon the closing of this offering. In addition, as of March 31, 1999, there were outstanding stock options for the purchase of a total of 2,342,386 shares of common stock, and outstanding warrants for the purchase of a total of 750,000 shares of common stock.



     Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratable such lawful dividends as may be declared by the Board of Directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of the affairs of Silknet, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of the remaining assets of Silknet available for distribution to its stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Silknet may designate and issue in the future.


PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to 15,000,000 shares of preferred stock, in one or more series. The Board of Directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.


     Silknet has currently designated four series of preferred stock. These consist of 2,364,584 shares of Series A preferred stock, 2,500,000 shares of Series B preferred stock, 3,089,157 shares of Series C preferred stock and 1,205,913 shares of Series D preferred stock. All outstanding shares of preferred stock will be automatically converted into an aggregate of 9,159,654 shares of common stock upon the closing of this offering.


     Silknet has no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of Silknet.

WARRANTS


     As of March 31, 1999, Silknet had outstanding eight warrants to purchase an aggregate of 750,000 shares of common stock. The first warrant is to purchase an aggregate of 125,000 shares at an exercise price of $1.00 per share, and is exercisable, in whole or in part, at any time or from time to time, until May 17, 2002. The second warrant is to purchase an aggregate of 125,000 shares at an exercise price of $1.00 per share and is exercisable, in whole or in part, at any time or from time to time, until July 24, 2002. The other six warrants are to purchase an aggregate of 500,000 shares of common stock at an exercise price of $2.20 per share. These six warrants are currently exercisable, in whole or in part, at any time or from time to time, until June 11, 2003. All of the eight outstanding warrants contain certain protections against dilution resulting from stock splits, stock dividends and similar events.


REGISTRATION RIGHTS


     Under the terms of the Series C Preferred Stock Purchase Agreement dated as of May 11, 1998 the holders of an aggregate of 7,953,741 shares of Series A, B and C preferred stock, which will automatically convert into an aggregate of 7,953,741 shares of common stock upon completion of this offering, and the holders of warrants exercisable for 500,000 shares of common stock (together, the "Series C Registration Rights Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act.



     If Silknet proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Series C Registration Rights Holders are entitled to notice of such registration. The Series C Registration Rights Holders are also entitled to include their shares of common stock in such registration. However, in the event of a registration in connection with an underwritten public offering of common stock, the underwriters have the right, subject to certain conditions, to limit the number of shares included in such registration.



     The holders of at least 25% of the then-outstanding shares of common stock held by all of the Series C Registration Rights Holders are entitled, at any time beginning at the earlier of 180 days after Silknet's initial underwritten public offering or May 12, 2001, to request that Silknet file a registration statement under the Securities Act covering the sale of some or all of the shares held by the requesting holder or holders. Upon the receipt of such a request, Silknet is required to use commercially reasonable efforts to effect such registration. Silknet is not required to effect more than three such demand registrations.


     Once Silknet has qualified to use Form S-3 to register securities under the Securities Act, the Series C Registration Rights Holders have the right to request that Silknet file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of their shares, provided that the reasonably anticipated aggregate price to the public of such offering would not be less than $1,000,000. Silknet shall not be required to effect a registration in this manner more than once in any six-month period.

     In general, all fees, costs and expenses of such registrations (other than insurance costs and fees and disbursements of counsel to the selling stockholders) will be borne by Silknet. Silknet has agreed to indemnify the Series C Registration Rights Holders against, and provide contribution with respect to, certain liabilities relating to any registration in which any shares of Series C Registration Rights Holders are sold under the Securities Act.


     Under the terms of the Series D Preferred Stock Purchase Agreement dated as of February 26, 1999 the holders of an aggregate of 1,205,913 shares of Series D preferred stock, which will automatically convert into an aggregate of 1,205,913 shares of common stock upon completion of this offering (the "Series D Registration Rights Holders"), are entitled to certain rights with respect to the registration of such shares under the Securities Act.


     If, after 180 days have elapsed from the closing of this offering, Silknet proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Series D Registration Rights Holders are entitled to notice of such registration. The Series D Registration Rights Holders are also entitled to include their shares of common stock in such registration. However, in the event of a registration in connection with an underwritten public offering of common stock, the underwriters shall have the right, subject to certain conditions, to limit the number of shares included in such registration.


     The holders of at least 50% of the then-outstanding shares of common stock held by all of the Series D Registration Rights Holders are entitled, at any time after 180 days have elapsed from the closing of this offering, but in no event within 180 days of any registration of Silknet's securities, to request that Silknet file a registration statement under the Securities Act covering the sale of some or all of the shares held by the requesting holder or holders. Upon the receipt of such a request, Silknet is required to use commercially reasonable efforts to effect such registration. Silknet is not required to effect more than one such demand registration.

     Once Silknet has qualified to use Form S-3 to register securities under the Securities Act, the Series D Registration Rights Holders have the right to request that Silknet file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of their shares, provided that the reasonably anticipated aggregate price to the public of such offering would not be less than $5,000,000. Silknet shall not be required to effect a registration in this manner more than three times.


     In general, all fees, costs and expenses of such registrations, other than insurance costs and fees and disbursements of counsel to the selling stockholders, will be paid by Silknet. Silknet has agreed to indemnify the Series D Registration Rights Holders against, and provide contribution with respect to, certain liabilities relating to any registration in which any shares of Series D Registration Rights Holders are sold under the Securities Act.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF SILKNET'S CERTIFICATE OF INCORPORATION AND BY-LAWS AND DELAWARE GENERAL CORPORATION LAW


     Silknet's Certificate of Incorporation, Silknet's by-laws and the Delaware General Corporation Law contain certain provisions that could be deemed to have anti-takeover effects. These provisions could discourage, delay or prevent a change in control of Silknet or an acquisition of Silknet at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of Silknet's common stock.


  Certificate of Incorporation and By-Laws


     The Silknet by-laws provide that, except as otherwise provided by law or the Certificate of Incorporation, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board of Directors may be filled only by:


     - by a majority of the directors then in office, though less than a quorum is then in office; or

     - by the sole remaining director.


These provisions prevent a stockholder from enlarging the Board of Directors and filling the new directorships with such stockholder's own nominees without Board of Directors approval.



     These provisions of Silknet's by-laws may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Silknet, or of attempting to change the composition or policies of the Board, even though such attempts might be beneficial to Silknet or its stockholders.


     The Silknet by-laws provide that, unless otherwise prescribed by law or the Certificate of Incorporation, only a majority of the Board of Directors, the Chairman of the Board of Directors or the President is able to call a special meeting of stockholders. The Certificate of Incorporation and the Silknet by-laws also provide that, unless otherwise prescribed by law or the Certificate of Incorporation, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board of Directors, except at an annual meeting.



     The Silknet by-laws also establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of Silknet. Under the notice procedure, notice of stockholder nominations or proposals to be made at an annual or special meeting in lieu of an annual meeting generally must be received by Silknet not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement delivered to the stockholders in connection with the preceding year's annual meeting. However, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement by Silknet naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, then notice must be received not later than the 10th day following the earlier of the day such notice was mailed or the day such public disclosure was made. The notice will be timely only with respect to any director nominees for any position caused by the increase in the Board of Directors. Notice of stockholder nominations or proposals to be made at a special meeting called by the Board of Directors for the purpose of electing one or more directors (other than a special meeting in lieu of an annual meeting), must be received not earlier than the 90th day prior to such special meeting nor later than the close of business on the 60th day prior to such special meeting or the 10th day following the earlier of the day such notice was mailed or the day such public disclosure was made. These notices must contain certain prescribed information.



     The notice procedure affords the Board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the Board of Directors, to inform stockholders about such matters. The notice procedure also provides a more orderly procedure for conducting annual meetings of stockholders. The Silknet by-laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the notice procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Silknet and its stockholders.


  Delaware General Corporation Law

     Silknet is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

     Section 203 does not apply if:

     - prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

     Section 203 defines "business combination" to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

     - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

LIMITATION OF LIABILITY

     Silknet's Certificate of Incorporation provides that no director of Silknet shall be personally liable to Silknet or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

     Silknet's Certificate of Incorporation further provides for the indemnification of Silknet's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of Silknet's directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

STOCK TRANSFER AGENT


     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for Silknet's common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of common stock of Silknet in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of Silknet to raise equity capital in the future.


     Upon completion of this offering (based on shares outstanding at March 31, 1999), Silknet will have outstanding an aggregate of 14,998,099 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless such shares are purchased by an existing "affiliate" of Silknet as that term is defined in Rule 144 under the Securities Act.



     The remaining 11,998,099 shares of common stock held by existing stockholders are restricted shares or are subject to the contractual restrictions described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exception from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Of these restricted shares, 178,733 shares will be available for resale in the public market in reliance on Rule 144(k), all of which shares are subject to lock-up agreements described below. An additional 10,606,853 shares will be available for resale in the public market in reliance on Rule 144, of which 10,522,000 shares are subject to lock-up agreements. The remaining 1,212,513 shares become eligible for resale in the public market at various dates thereafter, all of which shares are subject to lock-up agreements.


     All of the officers and directors and certain stockholders and optionholders of Silknet have signed lock-up agreements in favor of the underwriters. As a result, these individuals and entities are not permitted to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or publicly disclose the intention to make any such offer, sale, pledge or disposal for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston. Credit Suisse First Boston currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Credit Suisse First Boston will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.


     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell a certain number of shares within any three-month period. That certain number of shares cannot exceed the greater of one percent of the number of shares of common stock then outstanding, which will equal approximately 149,981 shares immediately after the offering, or the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Silknet. Rule 144 also provides that affiliates of Silknet who are selling shares of common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.



     Under Rule 144(k), a person who is not deemed to have been an affiliate of Silknet at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, these shares may therefore be sold immediately upon the completion of this offering.



     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from Silknet by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act. To be eligible for resale under Rule 701, shares must have been issued pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements.


     Silknet has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston, subject to certain limited exceptions.


     Following this offering, Silknet intends to file registration statements under the Securities Act covering approximately 4,091,900 shares of common stock issued upon the exercise of stock options, subject to outstanding options or reserved for issuance under Silknet's 1995 Option Plan, 1999 Option Plan, Director Plan and Stock Purchase Plan. Accordingly, shares registered under such registration statements will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that such shares are subject to Silknet's vesting restrictions or the contractual restrictions described above. See "Management -- Stock Plans."

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 1999, the underwriters named below, for whom Credit
Suisse First Boston, BancBoston Robertson Stephens Inc., NationsBanc Montgomery Securities LLC and First Union Capital Markets Corp. are acting as representatives, have severally but not jointly agreed to purchase from Silknet the following respective number of shares of common stock:

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
     Credit Suisse First Boston.............................
     BancBoston Robertson Stephens Inc. ....................
     NationsBanc Montgomery Securities LLC..................
     First Union Capital Markets Corp. .....................
               Total........................................
                                                              ========

     The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain conditions precedent and that the underwriters will be obligated to purchase all of the shares of the common stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.


     Silknet has granted to the underwriters an option expiring on the 30th day after the date of this prospectus to purchase up to 450,000 additional shares of common stock at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this prospectus. Such option may be exercised only to cover over-allotments in the sale of shares of common stock. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as it was obligated to purchase pursuant to the underwriting agreement.


     Silknet has been advised by the representatives that the underwriters propose to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus and, through the representatives, to certain dealers (who may include the
underwriters) at such price less a concession of $     per share, and the
underwriters and such dealers may allow a discount of $     per share on sales
to certain other dealers. After the offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The following table summarizes the compensation to be paid to the underwriters by Silknet and the expenses payable by Silknet.

                                                                            TOTAL
                                                               --------------------------------
                                                                  WITHOUT             WITH
                                                  PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                  ---------    --------------    --------------
Underwriting discounts and commissions paid by
  Silknet.......................................
Expenses payable by Silknet.....................

     The representatives have informed Silknet that they do not expect discretionary sales by the underwriters to exceed 5% of the shares being offered hereby.

     Silknet, its officers and directors, and certain other existing stockholders and optionholders of Silknet have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or, in the case of Silknet, file with the Securities and Exchange Commission a registration statement relating to, any shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock or publicly disclose the intention to do any of the foregoing without the prior written consent of Credit Suisse First Boston for a period of 180 days after the date of this prospectus, except under certain circumstances.

     The underwriters have reserved for sale, at the initial public offering
price, up to           shares of the common stock for employees, directors and
certain other persons associated with Silknet who have expressed an interest in purchasing such shares of common stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

     Silknet has agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.


     Silknet will be listing the common stock on The Nasdaq Stock Market's National Market under the symbol "SILK."


     Prior to the offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between Silknet and the representatives. The principal factors considered in determining the public offering price will include:

     - the information set forth in this prospectus and otherwise available to the representatives;

     - the history of, and the prospects for, Silknet and the industry in which it competes;

     - an assessment of Silknet's management;

     - the prospects for, and the timing of, future earnings of Silknet;

     - the present state of Silknet's development and its current financial condition;

     - the general condition of the securities markets at the time of the offering;

     - the recent market prices of, and the demand for, publicly-traded common stock of companies in businesses similar to those of Silknet;

     - market conditions for initial public offerings; and

     - other relevant factors.

There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the market subsequent to the offering at or above the initial public offering price.


     The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate when shares of the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that Silknet prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to Silknet and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to the offering. Such a report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Silknet. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT


     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Silknet by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS


     The financial statements of Silknet as of June 30, 1997 and 1998 and March 31, 1999 and for each of the three years in the period ended June 30, 1998 and the nine-month period ended March 31, 1999, all of which are included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       CHANGE IN INDEPENDENT ACCOUNTANTS


     On November 18, 1998, Silknet engaged PricewaterhouseCoopers LLP as its independent accountants, to replace KPMG Peat Marwick LLP. The decision was made by Silknet's Board of Directors, upon the recommendation of management, and was not due to any disagreement with KPMG Peat Marwick LLP. During the fiscal years ended June 30, 1998 and 1997 and the subsequent interim period immediately preceding the date of this change, Silknet had no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG Peat Marwick LLP, would have caused them to make reference thereto in their report on Silknet's financial statements. The reports of KPMG Peat Marwick LLP on Silknet's financial statements for fiscal 1996 and 1997 (the last fiscal year audited by KPMG Peat Marwick LLP) did not contain any adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.


                             ADDITIONAL INFORMATION


     Silknet has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Silknet and the common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to such exhibit. Copies of the registration statement may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Silknet, that make electronic filings with the Commission.


     Silknet intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm.

                             SILKNET SOFTWARE, INC.


                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets as of June 30, 1997, 1998 and
  March 31, 1999............................................  F-3
Consolidated Statements of Operations for the years ended
  June 30, 1996, 1997, and 1998 and the nine months ended
  March 31, 1998 (unaudited) and 1999.......................  F-4
Consolidated Statements of Convertible Preferred Stock and
  Stockholders' Equity (Deficit) for the years ended June
  30, 1996, 1997 and 1998 and the nine months ended March
  31, 1999..................................................  F-5
Consolidated Statements of Cash Flows for the years ended
  June 30, 1996, 1997 and 1998 and the nine months ended
  March 31, 1998 (unaudited) and 1999.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and stockholders of Silknet Software, Inc.


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, convertible preferred stock and stockholders' equity (deficit) and cash flows present fairly, in all material respects, the consolidated financial position of Silknet Software, Inc. ("Silknet") at June 30, 1997 and 1998 and March 31, 1999 and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 and the nine months ended March 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Silknet's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP          /s/ Pricewaterhouse Coopers LLP
Boston, Massachusetts               -------------------------------

April 9, 1999

                             SILKNET SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                      JUNE 30,                            PRO FORMA
                                                              -------------------------    MARCH 31,      MARCH 31,
                                                                 1997          1998           1999           1999
                                                              -----------   -----------   ------------   ------------
                                                                                                           (NOTE B)
                                                                                                         (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 4,751,988   $ 9,045,094   $ 11,125,729   $ 11,125,729
  Accounts receivable, net of allowance for doubtful
    accounts of $250,000 at March 31, 1999 actual and pro
    forma...................................................       32,694     1,546,967      4,275,622      4,275,622
  Prepaid expenses and other current assets.................       59,746       265,692        339,295        339,295
                                                              -----------   -----------   ------------   ------------
        Total current assets................................    4,844,428    10,857,753     15,740,646     15,740,646
Property and equipment, net.................................      528,673     1,217,029      1,666,944      1,666,944
Other assets................................................       28,824        54,149        116,490        116,490
                                                              -----------   -----------   ------------   ------------
        Total assets........................................  $ 5,401,925   $12,128,931   $ 17,524,080   $ 17,524,080
                                                              ===========   ===========   ============   ============
Current liabilities:
  Note payable to bank, current portion.....................      153,855       248,725        133,334        133,334
  Accounts payable..........................................      264,107       207,256        564,561        564,561
  Accrued expenses..........................................      116,394       916,908      2,667,582      2,667,582
  Deferred revenue..........................................      154,586     1,013,183      1,499,352      1,499,352
                                                              -----------   -----------   ------------   ------------
        Total current liabilities...........................      688,942     2,386,072      4,864,829      4,864,829
Note payable to bank........................................      115,392       222,222        122,222        122,222
Convertible preferred stock, $.01 par value; 15,000,000
  shares authorized:
  Series A;
    Designated: 2,364,584 shares
    Issued and outstanding: 2,364,584 shares (liquidation
    value $2,878,610 at March 31, 1999).....................    2,415,869     2,659,288      2,860,293             --
  Series B;
    Designated: 2,500,000 shares
    Issued and outstanding: 2,500,000 shares (liquidation
    value $5,943,656 at March 31, 1999).....................    5,015,982     5,518,585      5,933,610             --
  Series C;
    Designated: 3,089,157 shares
    Issued and outstanding: 3,089,157 shares (liquidation
    value $11,786,132 at March 31, 1999)....................           --    10,929,494     11,752,489             --
  Series D;
    Designated: 1,205,913 shares
    Issued and outstanding: 1,205,913 shares (liquidation
    value $8,912,091 at March 31, 1999).....................           --            --      8,868,316             --
                                                              -----------   -----------   ------------   ------------
        Total convertible preferred stock...................    7,431,851    19,107,367     29,414,708             --
                                                              -----------   -----------   ------------   ------------
Commitments and contingencies (Note J)
Stockholders' equity (deficit):
  Common stock, $.01 par value;
    Authorized: 50,000,000 shares
    Issued and outstanding: 2,557,900, 2,627,625 and
    2,838,445 shares at June 30, 1997, 1998 and March 31,
    1999, respectively, and 11,998,099 shares on a pro forma
    basis...................................................       25,579        26,276         28,384        119,981
Additional paid-in capital..................................      818,462       887,489      1,640,106     28,351,192
Accumulated dividends on
  preferred stock...........................................     (190,214)   (1,093,147)    (2,612,025)            --
Deferred compensation.......................................     (209,016)     (125,409)      (537,461)      (537,461)
Other comprehensive income..................................           --            --           (113)          (113)
Accumulated deficit.........................................   (3,279,071)   (9,281,939)   (15,396,570)   (15,396,570)
                                                              -----------   -----------   ------------   ------------
      Total stockholders'
        equity (deficit)....................................   (2,834,260)   (9,586,730)   (16,877,679)    12,537,029
                                                              -----------   -----------   ------------   ------------
        Total liabilities and stockholders' equity
          (deficit).........................................  $ 5,401,925   $12,128,931   $ 17,524,080   $ 17,524,080
                                                              ===========   ===========   ============   ============


   The accompanying notes are an integral part of the consolidated financial statements.

                             SILKNET SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                            NINE MONTHS ENDED
                                    FOR THE YEARS ENDED JUNE 30,                MARCH 31,
                                -------------------------------------   -------------------------
                                  1996         1997          1998          1998          1999
                                ---------   -----------   -----------   -----------   -----------
                                                                        (UNAUDITED)
Revenue:
  License.....................         --   $    74,638   $ 2,976,938   $ 1,726,708   $ 6,472,880
  Services....................  $ 266,266       119,071       670,517       367,593     2,688,288
                                ---------   -----------   -----------   -----------   -----------
          Total revenue.......    266,266       193,709     3,647,455     2,094,301     9,161,168
Cost of revenue:
  License.....................         --        28,940        32,480        18,840       265,350
  Services....................    140,992       311,626     1,353,603       900,368     2,267,715
                                ---------   -----------   -----------   -----------   -----------
          Total cost of
             revenue..........    140,992       340,566     1,386,083       919,208     2,533,065
                                ---------   -----------   -----------   -----------   -----------
Gross margin..................    125,274      (146,857)    2,261,372     1,175,093     6,628,103
Operating expenses:
  Sales and marketing.........     33,085       888,017     4,802,243     3,023,354     7,081,287
  Research and development....    119,721       960,845     2,408,723     1,595,439     3,713,032
  General and
     administrative...........    430,786       696,579     1,187,275       799,326     2,172,732
                                ---------   -----------   -----------   -----------   -----------
          Total operating
             expenses.........    583,592     2,545,441     8,398,241     5,418,119    12,967,051
                                ---------   -----------   -----------   -----------   -----------
Operating loss................   (458,318)   (2,692,298)   (6,136,869)   (4,243,026)   (6,338,948)
Interest income (expense),
  net.........................     (6,708)      (60,206)      134,001        70,052       224,317
Net loss......................   (465,026)   (2,752,504)   (6,002,868)   (4,172,974)   (6,114,631)
Accrued dividends for
  preferred stockholders......         --       190,214       902,933       560,027     1,518,878
                                ---------   -----------   -----------   -----------   -----------
Net loss attributable to
  common stockholders.........  $(465,026)  $(2,942,718)  $(6,905,801)  $(4,733,001)  $(7,633,509)
                                =========   ===========   ===========   ===========   ===========
Basic and diluted net loss per
  share.......................  $   (0.18)  $     (1.15)  $     (2.69)  $     (1.85)  $     (2.82)
Shares used in computing basic
  and diluted net loss
  per share...................  2,550,781     2,557,153     2,566,258     2,557,900     2,707,616
Unaudited pro forma basic and
  diluted net loss per
  share.......................                            $     (0.76)  $     (0.56)  $     (0.57)
Shares used in computing
  unaudited pro forma basic
  and diluted net loss per
  share.......................                              7,879,405     7,422,484    10,806,595


   The accompanying notes are an integral part of the consolidated financial statements.

                             SILKNET SOFTWARE, INC.


                     CONSOLIDATED STATEMENTS OF CONVERTIBLE

               PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE YEARS ENDED JUNE 30, 1996, 1997 AND

                 1998 AND THE NINE MONTHS ENDED MARCH 31, 1999


                                   CONVERTIBLE PREFERRED                                       ACCUMULATED
                                           STOCK               COMMON STOCK       ADDITIONAL   DIVIDENDS ON
                                  -----------------------   -------------------    PAID-IN      PREFERRED       DEFERRED
                                   SHARES        VALUE       SHARES      VALUE     CAPITAL        STOCK       COMPENSATION
                                  ---------   -----------   ---------   -------   ----------   ------------   ------------
Balance at June 30, 1995........                            2,500,000   $25,000   $   55,500
 Issuance of common stock.......                               55,000       550       54,450
 Capital contribution by
   founder......................                                                     124,500
 Issuance of common stock
   purchase warrants............                                                      46,967
 Deferred compensation related
   to grant of stock options....                                                     536,207                  $  (536,207)
 Amortization of deferred
   compensation.................                                                                                  185,204
 Net loss.......................
                                  ---------   -----------   ---------   -------   ----------                  -----------
Balance at June 30, 1996........                            2,555,000    25,550      817,624                     (351,003)
 Issuance of common stock.......                                2,900        29        2,871
 Issuance of Series A
   Convertible Participating
   Preferred Stock, net of
   offering costs...............  2,364,584   $ 2,251,683
 Issuance of Series B
   Convertible Participating
   Preferred Stock net of
   offering costs...............  2,500,000     4,989,954
 Issuance of common stock
   purchase warrants............                                                      46,967
 Stock options cancelled........                                                     (49,000)                      49,000
 Amortization of deferred
   compensation.................                                                                                   92,987
 Accrued dividends for preferred
   stockholders.................                  190,214                                      $  (190,214)
 Net loss.......................
                                  ---------   -----------   ---------   -------   ----------   -----------    -----------
Balance at June 30, 1997........  4,864,584     7,431,851   2,557,900    25,579      818,462      (190,214)      (209,016)
 Issuance of common stock.......                               69,725       697       69,027
 Issuance of Series C
   Convertible Participating
   Preferred Stock, net of
   offering costs...............  3,089,157    10,772,583
 Amortization of deferred
   compensation.................                                                                                   83,607
 Accrued dividends for preferred
   stockholders.................                  902,933                                         (902,933)
 Net loss.......................
                                  ---------   -----------   ---------   -------   ----------   -----------    -----------
Balance at June 30, 1998........  7,953,741    19,107,367   2,627,625    26,276      887,489    (1,093,147)      (125,409)
 Issuance of common stock.......                              210,820     2,108      246,263
 Issuance of Series D
   Convertible Preferred Stock,
   net of offering costs........  1,205,913     8,788,463
 Deferred compensation related
   to grant of stock options....                                                     513,076                     (513,076)
 Stock options cancelled........                                                      (6,722)                       6,722
 Amortization of deferred
   compensation.................                                                                                   94,302
 Accrued dividends for preferred
   stockholders.................                1,518,878                                       (1,518,878)
 Net loss.......................
 Other comprehensive income.....
                                  ---------   -----------   ---------   -------   ----------   -----------    -----------
Balance at March 31, 1999.......  9,159,654   $29,414,708   2,838,445   $28,384   $1,640,106   $(2,612,025)   $  (537,461)
                                  =========   ===========   =========   =======   ==========   ===========    ===========


                                      OTHER                           TOTAL
                                  COMPREHENSIVE   ACCUMULATED     STOCKHOLDERS'
                                     INCOME         DEFICIT      EQUITY (DEFICIT)
                                  -------------   ------------   ----------------
Balance at June 30, 1995........                  $    (61,541)    $     18,959
 Issuance of common stock.......                                         55,000
 Capital contribution by
   founder......................                                        124,500
 Issuance of common stock
   purchase warrants............                                         46,967
 Deferred compensation related
   to grant of stock options....
 Amortization of deferred
   compensation.................                                        185,204
 Net loss.......................                      (465,026)        (465,026)
                                                  ------------     ------------
Balance at June 30, 1996........                      (526,567)         (34,396)
 Issuance of common stock.......                                          2,900
 Issuance of Series A
   Convertible Participating
   Preferred Stock, net of
   offering costs...............
 Issuance of Series B
   Convertible Participating
   Preferred Stock net of
   offering costs...............
 Issuance of common stock
   purchase warrants............                                         46,967
 Stock options cancelled........
 Amortization of deferred
   compensation.................                                         92,987
 Accrued dividends for preferred
   stockholders.................                                       (190,214)
 Net loss.......................                    (2,752,504)      (2,752,504)
                                                  ------------     ------------
Balance at June 30, 1997........                    (3,279,071)      (2,834,260)
 Issuance of common stock.......                                         69,724
 Issuance of Series C
   Convertible Participating
   Preferred Stock, net of
   offering costs...............
 Amortization of deferred
   compensation.................                                         83,607
 Accrued dividends for preferred
   stockholders.................                                       (902,933)
 Net loss.......................                    (6,002,868)      (6,002,868)
                                                  ------------     ------------
Balance at June 30, 1998........                    (9,281,939)      (9,586,730)
 Issuance of common stock.......                                        248,371
 Issuance of Series D
   Convertible Preferred Stock,
   net of offering costs........
 Deferred compensation related
   to grant of stock options....
 Stock options cancelled........
 Amortization of deferred
   compensation.................                                         94,302
 Accrued dividends for preferred
   stockholders.................                                     (1,518,878)
 Net loss.......................                    (6,114,631)      (6,114,631)
 Other comprehensive income.....     $ (113)                               (113)
                                     ------       ------------     ------------
Balance at March 31, 1999.......     $ (113)      $(15,396,570)    $(16,877,679)
                                     ======       ============     ============


-------------------------

   The accompanying notes are an integral part of the consolidated financial statements.

                             SILKNET SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                               NINE MONTHS ENDED
                                                       FOR THE YEARS ENDED JUNE 30,                MARCH 31,
                                                   -------------------------------------   -------------------------
                                                     1996         1997          1998          1998          1999
                                                   ---------   -----------   -----------   -----------   -----------
                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net loss.......................................  $(465,026)  $(2,752,504)  $(6,002,868)  $(4,172,974)  $(6,114,631)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization................     24,598       187,449       339,397       205,684       501,493
    Provision for doubtful accounts..............         --            --            --            --       250,000
    Loss (gain) on disposal of equipment.........         --            --         4,318            --       (11,433)
    Amortization of deferred compensation........    185,204        92,987        83,607        55,739        94,302
    Stock issued for services....................      5,000         2,900            --            --            --
    Changes in operating assets and liabilities:
      Accounts receivable........................    (55,365)       22,671    (1,514,273)     (308,550)   (2,978,655)
      Prepaid and other current assets...........     (5,199)      (22,500)     (205,946)     (205,161)      (73,603)
      Other assets...............................         --       (59,746)      (25,325)      (19,701)      (62,341)
      Accounts payable...........................     (3,063)      231,647       (56,851)       99,627       357,305
      Accrued expenses...........................     12,347        94,546       800,514       366,635     1,750,674
      Deferred revenue...........................         --       154,586       858,597       679,047       486,169
                                                   ---------   -----------   -----------   -----------   -----------
         Net cash used in operating activities...   (301,504)   (2,047,964)   (5,718,830)   (3,299,654)   (5,800,720)
Cash flows from investing activities:
  Purchase of property and equipment.............    (46,162)     (554,844)   (1,058,671)     (489,278)     (951,907)
  Proceeds from dispositions of property and
    equipment....................................         --            --        26,600            --        11,433
                                                   ---------   -----------   -----------   -----------   -----------
         Net cash used in investing activities...    (46,162)     (554,844)   (1,032,071)     (489,278)     (940,474)
                                                   ---------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock.........     50,000            --        69,724            --       248,371
  Proceeds from capital contributions............    124,500            --            --            --            --
  Proceeds from issuance of notes payable and
    warrants.....................................    261,117       510,000       400,000       400,000            --
  Payments on notes payable......................    (64,541)     (187,329)     (198,300)     (115,392)     (215,391)
  Proceeds from issuance of preferred stock, net
    of issuance costs............................         --     6,991,637    10,772,583            --     8,788,463
                                                   ---------   -----------   -----------   -----------   -----------
         Net cash provided by financing
           activities............................    371,076     7,314,308    11,044,007       284,608     8,821,443
                                                   ---------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents....................................     23,410     4,711,500     4,293,106    (3,504,324)    2,080,249
Effect of exchange rate changes on cash and cash
  equivalents....................................         --            --            --            --           386
                                                   ---------   -----------   -----------   -----------   -----------
Cash and cash equivalents at beginning of
  period.........................................     17,078        40,488     4,751,988     4,751,988     9,045,094
                                                   ---------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of period.......  $  40,488   $ 4,751,988   $ 9,045,094   $ 1,247,664   $11,125,729
                                                   =========   ===========   ===========   ===========   ===========
Supplemental schedule of cash flow information:
  Interest paid..................................  $   6,708   $    15,201   $    39,438   $    26,534   $    24,476
                                                   =========   ===========   ===========   ===========   ===========
Supplemental schedule of non-cash financing
  activity:
  Settlement of debt through issuance of Series A
    Convertible Participating Preferred Stock....         --   $   250,000            --            --            --
                                                   =========   ===========   ===========   ===========   ===========


   The accompanying notes are an integral part of the consolidated financial statements.

                             SILKNET SOFTWARE, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A.  NATURE OF THE BUSINESS:


     Silknet provides software that allows companies to offer their customers personalized marketing, sales, electronic commerce and customer support services through a single Web site interface tailored by the company to meet its customer requirements. Silknet's products enable a company to deliver these services to its customers over the Web through customer self-service and immediate, direct collaboration among the company and its customers, partners, vendors and suppliers. Silknet's products allow a company to coordinate its interactions with customers by integrating a variety of communications media, such as the Web, e-mail and the telephone. Silknet's software can capture and consolidate data derived from all these sources and distribute it throughout a company and to its partners to provide a single view of a customer. This solution is more efficient for a company and also more efficient for its customers, creating a competitive advantage for that company.


     Silknet is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on principal products and third party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, reliance on a limited number of distributors, international expansion, lengthening sales cycle and limited operating history.


     Silknet has also experienced substantial net losses since its inception and, as of March 31, 1999, had an accumulated deficit of $15,396,570. Such losses and accumulated deficit resulted from Silknet's lack of substantial revenue and significantly increased costs incurred in the development of Silknet's products and in the preliminary establishment of Silknet's infrastructure. For the foreseeable future, Silknet expects to continue to experience significant growth in its operating expenses in order to execute its current business plan, particularly research and development and sales and marketing expenses. As a result, Silknet's business plan indicates that additional financing would be required to support its planned expenditures. In the event that an initial public offering is not completed on a timely basis, Silknet believes that these additional funds, along with available bank lines of credit, would be sufficient to fund operations through at least the next 12 months.


B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation


     The consolidated financial statements include the accounts of Silknet and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the valuation of deferred tax assets.

  Cash and Cash Equivalents

     Silknet considers money market mutual funds and all short-term investments with original maturities of three months or less at the date of purchase to be cash equivalents. Silknet invests its

                             SILKNET SOFTWARE, INC.

excess cash in money market funds and short-term investments which management believes are subject to minimal market and credit risk.

  Property and Equipment

     Property and equipment are stated at cost and are depreciated over their estimated useful lives, generally three years, using the straight-line method. Upon sale or retirement, the asset cost and related accumulated depreciation are removed from the respective accounts, and any related gain or loss is reflected in operations. Repair and maintenance costs are expensed as incurred.

  Income Taxes

     Silknet accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which those temporary differences are expected to be recovered or settled.

  Fair Value of Financial Instruments


     The carrying amounts of Silknet's financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable approximate their fair values at March 31, 1999.


  Revenue Recognition


     Silknet recognizes revenue from software licenses upon delivery to customers provided no significant post-delivery obligations or uncertainties remain and collection of the related receivable is probable. License or services revenue subject to a significant acceptance clause is deferred until acceptance is received from the customer. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. For agreements with specified upgrade rights, the revenue related to such upgrade rights is deferred until the specified upgrade is delivered. Training and consulting services revenue is recognized as services are provided and revenue for maintenance and post-contract customer support services is recognized ratably over the term of the service agreement.


  Concentrations of Credit Risk and Significant Customers


     A potential exposure to Silknet is a concentration of credit risk in trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral generally is not required. As of June 30, 1997, four customers accounted for 44%, 29%, 17% and 10% of accounts receivable, while three customers accounted for 34%, 25% and 11% of accounts receivable as of June 30, 1998, and three customers accounted for 21%, 11% and 10% of accounts receivable as of March 31, 1999. In addition, four customers accounted for 34%, 27%, 16% and 14% of total revenue for the year ended June 30, 1997, while five customers accounted for 20%, 14%, 11%, 10% and 10% of total revenue for the year ended June 30, 1998, and two customers accounted for 29% and 10% of total revenue for the nine months ended March 31, 1999.

                             SILKNET SOFTWARE, INC.

  Research and Development and Software Development Costs

     Costs incurred in the research and development of Silknet's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed") and capitalized thereafter. Costs eligible for capitalization have been insignificant.

  Accounting for Stock-Based Compensation

     Silknet accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Silknet's common stock at the date of grant. Silknet has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note I). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.


  Unaudited Interim Financial Statements



     In the opinion of Silknet's management, the March 31, 1998 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for that period.



  Unaudited Pro Forma Balance Sheet



     Upon the closing of Silkent's anticipated initial public offering, all of the outstanding shares of Series A Convertible Participating Preferred Stock, Series B Convertible Participating Preferred Stock, Series C Convertible Participating Preferred Stock and Series D Convertible Preferred Stock (collectively "Preferred Stock") will automatically convert into 9,159,654 shares of common stock. These conversions have been reflected in the unaudited pro forma balance sheet as of March 31, 1999.


  Net Loss Per Share and Pro Forma Net Loss per Share


     Net loss per share is computed under SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Net loss used in the calculation is increased by the accrued dividends for the Preferred Stock outstanding in each year. Diluted loss per share does not differ from basic loss per share since potential common shares from conversion of preferred stock, stock options and warrants are anti-dilutive for all periods presented and are therefore excluded from the calculation. During the years ended June 30, 1996, 1997, and 1998 and the nine months ended March 31, 1999, options to purchase 670,400, 1,220,158, 1,506,092 and 2,061,841 shares of common stock, respectively, Preferred Stock convertible into 0, 4,864,584, 7,953,741 and 9,159,654 shares of common stock, respectively, and warrants for 125,000, 750,000, 750,000 and 750,000 shares of common stock, respectively, were not included in the computation of diluted earnings per share since their inclusion would be antidilutive. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of Preferred Stock into common stock, as if the shares had converted immediately upon their

                             SILKNET SOFTWARE, INC.

issuance. Accordingly, net loss has not been increased for the accrued dividends for Preferred Stock in the calculation of pro forma net loss per share.


  Stock Split



     In February 1999, Silknet reincorporated from New Hampshire to Delaware. In connection with the reincorporation, Silknet effected a one-for-two exchange of all common and preferred stock and assigned a par value of $.01 per share to the common stock. Additionally, Silknet increased the number of shares of authorized common stock to 50,000,000 and authorized preferred stock to 15,000,000. All references to shares and per share amounts in the financial statements and related footnotes have been adjusted to reflect the exchange and the new par value for all periods presented.


  Comprehensive Income


     On July 1, 1998, Silknet adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components. SFAS No. 130 is effective for Silknet's fiscal year ending June 30, 1999 including interim periods for that year. Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the consolidated statement of convertible preferred stock and stockholders' equity (deficit). Prior year financial statements have been reclassified to conform to the SFAS No. 130 requirements. The adoption of SFAS 130 has not affected and will not affect Silknet's financial position or results of operations.


  Recently Issued Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement changes the way that public business enterprises report segment information, including financial and descriptive information about their selected segment information. Under SFAS No. 131, operating segments are defined as revenue-producing components of the enterprise which are generally used internally for evaluating segment performance. SFAS No. 131 is effective for Silknet's fiscal year ending June 30, 1999 and will not affect Silknet's financial position or results of operations.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits and is effective for Silknet's fiscal year ending June 30, 1999. SFAS No. 132 relates to disclosure only and will not affect Silknet's financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Silknet does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

                             SILKNET SOFTWARE, INC.

     In February 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SoP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. Silknet does not expect SoP 98-1, which is effective for Silknet beginning July 1, 1999, to have a material effect on its financial position or results of operations.

     In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SoP 98-5, the cost of start-up activities should be expensed as incurred. SoP 98-5 is effective for Silknet beginning July 1, 1999 and Silknet does not expect its adoption to have a material effect on its financial position or results of operations.

     In October 1997, the AcSEC of the American Institute of Certified Public Accountants issued SoP 97-2, "Software Revenue Recognition," which provides guidance on the timing and amount of revenue recognition when licensing, selling, leasing or otherwise marketing computer software and related services. Subsequently, in March 1998, the FASB approved SoP 98-4, "Deferral of the Effective Date of a Provision of SoP 97-2, Software Revenue Recognition." SoP 98-4 provides for the one-year deferral of certain provisions of SoP 97-2 pertaining to its requirements for what constitutes vendor specific objective evidence of the fair value of multiple elements included in an arrangement. In December 1998, the FASB approved SoP 98-9, "Modification of SoP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," which will retain the limitations of SoP 97-2 on what constitutes vendor-specific objective evidence of fair value. SoP 98-9 will be effective for transactions entered into in fiscal years beginning after March 15, 1999. Silknet adopted SoP 97-2 for all transactions entered into after June 30, 1998. Based upon its interpretation of SoP 97-2, 98-4 and 98-9, Silknet believes that its current revenue recognition policies and practices are consistent with the provisions of the new guidance. Adoption of SoP 97-2 and SoP 98-4 did not have a material impact on Silknet's financial position or results of operation. Silknet believes that the adoption of SoP 98-9 will not have a material impact on Silknet's financial position or results of operations.

C.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following at:


                                                      JUNE 30,
                                               ----------------------   MARCH 31,
                                                 1997         1998         1999
                                               ---------   ----------   ----------
Computer.....................................  $ 399,444   $1,032,015   $1,805,761
Furniture and fixtures.......................    243,215      525,104      569,553
Leasehold improvements.......................      6,833      102,650      235,853
                                               ---------   ----------   ----------
                                                 649,492    1,659,769    2,611,167
Less accumulated depreciation and
  amortization...............................   (120,819)    (442,740)    (944,223)
                                               ---------   ----------   ----------
          Total..............................  $ 528,673   $1,217,029   $1,666,944
                                               =========   ==========   ==========



Depreciation and amortization expense for the years ended June 30, 1996, 1997 and 1998 and the nine months ended March 31, 1999 was $24,598, $93,515, $339,397 and $501,493, respectively.

                             SILKNET SOFTWARE, INC.

D.  ACCRUED EXPENSES:



     Accrued expenses consist of:



                                                     JUNE 30,
                                               --------------------    MARCH 31,
                                                 1997        1998         1999
                                               --------    --------    ----------
Commissions, bonuses and other incentives....              $334,198    $  682,835
Vacation.....................................  $ 33,190     196,037       343,027
Royalties....................................     7,480      15,420       100,000
Professional services........................    14,000      72,000       312,883
Marketing....................................        --      74,041       388,473
Sales tax....................................    11,475     112,823       381,812
Other........................................    50,249     112,389       458,552
                                               --------    --------    ----------
          Total..............................  $116,394    $916,908    $2,667,582
                                               ========    ========    ==========


E.  INCOME TAXES:

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:


                                                  JUNE 30,
                                         --------------------------     MARCH 31,
                                            1997           1998           1999
                                         -----------    -----------    -----------
Deferred tax assets (liabilities):
  Organizational and start-up costs,
     capitalized for tax...............  $    12,157    $     8,318    $     5,438
  Fixed assets.........................      (11,340)       (36,711)       (47,785)
  Accrued expenses.....................       22,210         96,951        234,051
  Deferred compensation................      112,028        145,696        183,671
  Research and experimentation
     credit............................       36,902         36,902         36,902
  Allowance for doubtful accounts......           --             --        100,675
  Net operating loss carryforwards.....    1,023,217      2,996,487      4,846,756
                                         -----------    -----------    -----------
                                           1,195,174      3,247,643      5,359,708
     Less valuation allowance..........   (1,195,174)    (3,247,643)    (5,359,708)
                                         -----------    -----------    -----------
          Net deferred tax assets......           --             --             --
                                         ===========    ===========    ===========


     In assessing the realizability of deferred tax assets, Silknet considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the fact that Silknet has incurred net losses to date and expects to experience net losses in the near future, there is substantial doubt about whether Silknet will have sufficient future taxable income necessary to utilize the deferred tax assets over the periods which the deferred tax assets are deductible for federal and state income tax purposes. As a result, a 100% valuation allowance has been applied against Silknet net deferred tax assets.

                             SILKNET SOFTWARE, INC.

     The following reconciles the difference between the federal statutory rate and Silknet's effective tax rate:


                                                  YEAR ENDED JUNE 30,            NINE MONTHS
                                          -----------------------------------       ENDED
                                            1996        1997         1998       MARCH 31, 1999
                                          ---------   ---------   -----------   --------------
U.S. federal statutory rate.............  $(156,409)  $(935,851)  $(2,040,975)   $(2,078,975)
State income taxes, net.................    (27,355)    (22,034)      (28,006)       (56,437)
Research and experimentation tax
  credit................................         --     (36,902)           --             --
Other...................................        257       2,316        16,512         23,347
Change in valuation allowance...........    183,507     992,471     2,052,469      2,112,065
                                          ---------   ---------   -----------    -----------
                                                 --          --            --             --
                                          =========   =========   ===========    ===========



     At March 31, 1999, Silknet has net operating loss carryforwards of approximately $13,816,000 for federal, state, and foreign income tax purposes which expire beginning in 2012. Under the provisions of the Internal Revenue Code, certain substantial changes in Silknet's ownership may have limited, or may limit in the future, the amount of net operating loss and research and experimentation credit carryforwards which could be utilized annually to offset future taxable income and income tax liabilities. The amount of any annual limitation is determined based upon Silknet's value prior to an ownership change.


F.  LINES OF CREDIT AND NOTES PAYABLE:

  Lines of Credit


     During 1996, Silknet maintained a $125,000 line of credit with a bank. Interest on the borrowings were at the bank's prime rate (8.25% at June 30, 1996) plus 2%. Borrowings outstanding under the line totaled $71,576 at June 30, 1996. This line of credit was repaid and terminated in 1997.



     During March 1997, Silknet entered into an equipment loan agreement under which Silknet may borrow up to $300,000 to finance fixed asset purchases. Advances under this facility are to be repaid over a 24-month period, commencing on April 30, 1997. The facility bears interest at the bank's prime rate (7.75% at March 31, 1999) plus 2%. Borrowings under the facility are collateralized by all assets of Silknet. Silknet is required to meet certain minimum financial covenants for tangible net worth and liquidity with which Silknet has been in compliance. This line of credit was repaid and terminated in 1999.



     During December 1997, Silknet entered into an equipment loan agreement under which Silknet may borrow up to $400,000 to finance fixed asset purchases. Advances under this facility are to be repaid over a 36-month period, commencing on March 31, 1998. The facility bears interest at the bank's prime rate (7.75% at March 31, 1999) plus 1%. Borrowings under the facility are collateralized by all assets of Silknet. Silknet is required to meet certain minimum financial covenants for tangible net worth and liquidity with which Silknet has been in compliance. At March 31, 1999, the balance outstanding totaled $255,556.



     During March 1999, Silknet entered into a new bank line of credit which allows Silknet to borrow up to $3.0 million for working capital purposes and for the issuance of letters of credit. The line of credit expires in March 2000. Amounts available under the line of credit are a function of

                             SILKNET SOFTWARE, INC.

eligible accounts receivable and bear interest at the bank's prime rate (7.75% at March 31, 1999) plus 0.5%. Borrowings under the line of credit are collateralized by all assets of Silknet. Silknet is required to meet certain minimum financial covenants for tangible net worth and liquidity with which Silknet has been in compliance. At March 31, 1999, there were no amounts outstanding under the line of credit.



     At March 31, 1999, payments of principal and interest on existing debt were due as follows:



Fiscal year ending June 30,
  1999 (three months ending June 30, 1999)............  $ 38,740
  2000................................................   147,685
  2001................................................    91,943
                                                        --------
  Total payments......................................   278,368
  Less amounts representing interest..................    22,812
                                                        --------
Total debt............................................  $255,556
Less current portion..................................   133,334
                                                        --------
                                                        $122,222
                                                        ========


  Notes Payable


     During May 1996, Silknet entered into a Note and Warrant Purchase Agreement with a private investor. Under the agreement, Silknet may borrow up to $250,000 and must issue warrants to purchase 250,000 shares of Silknet's common stock at $1.00 per share. In May 1996, Silknet issued a demand subordinated note payable under the agreement in the amount of $125,000 in exchange for cash and issued a warrant to purchase 125,000 shares of Silknet's common stock at $1.00 per share. This warrant expires in May 2002. In July 1996, Silknet issued another demand subordinated note payable under the agreement in the amount of $125,000 in exchange for cash and an additional warrant to purchase 125,000 shares of Silknet's common stock at $1.00 per share. This warrant expires in July 2002 (Note G). The fair value of each warrant at the time of issuance was estimated to be approximately $47,000, which was recorded as additional paid-in capital and reduced the carrying value of the debt. The fair value was estimated using the Black-Scholes model with the following assumptions: dividend yield of 0%, volatility of 0%, risk free interest rate of 6.5% and an expected life of 5 years. The discount on each note of $47,000 was amortized over the estimated life of the note of six months.



     In November 1996, Silknet repaid the full amount due under each demand subordinated note by issuing 268,388 shares of Series A Convertible Participating Preferred Stock (Note H). No gain or loss was recognized on the exchange.


G.  COMMON STOCK WARRANTS:


     During May 1996, Silknet issued a warrant to purchase 125,000 shares of common stock at $1.00 per share in connection with the first draw of $125,000 under a bridge loan agreement with Zero Stage Capital V, L.P. During July 1996, Silknet issued an additional warrant to purchase 125,000 shares of common stock in connection with the second draw of $125,000 under the bridge loan agreement with Zero Stage Capital V, L.P. (Note F). The total consideration received under each

                             SILKNET SOFTWARE, INC.

issuance was allocated between the note and the warrants based upon their relative fair values at the date of issuance. The estimated fair value at the time of issuance assigned to each issue of the warrants was approximately $47,000 and was recorded as additional paid-in capital, thus reducing the carrying value of the debt. The discount on the note of $94,000 was amortized over the estimated life of the note of six months. One warrant expires in May 2002 and the other expires in July 2002.



     During 1997, in connection with the issuance of the Series B Convertible Participating Preferred Stock, Silknet issued warrants to purchase 500,000 shares of common stock at $2.20 per share. The warrants expire in June 2003. The estimated fair value of the warrants at the time of issuance using the Black-Scholes model was insignificant.



H.  CONVERTIBLE PREFERRED STOCK:



     In October 1996, Silknet issued 2,364,584 shares of Series A Convertible Participating Preferred Stock ("Series A Preferred Stock") at $0.96 per share to private investors for total consideration of $2,251,683 (net of offering costs of $18,317). Of the total consideration, $250,000 was paid by one investor through the cancellation of demand subordinated notes payable issued by Silknet (Note F).



     The Series A Preferred Stock is voting. Dividends accrue annually and are cumulative at a rate of 10% of the original purchase price of $0.96 per share, on a per share basis. Dividends must be paid before any other dividends can be declared or paid on any other class of preferred stock or on any class of common stock. The Series A Preferred Stock is convertible at any time by the holders, at the then applicable conversion rate adjusted from time to time (one to one on the date of issuance). The Series A Preferred Stock is redeemable at the option of the holder beginning in May 2003 if Silknet has not made a qualified initial public offering of its common stock, as defined. Upon liquidation, holders of Series A Preferred Stock are entitled to receive, out of funds then generally available, $0.96 per share, plus any accrued and unpaid dividends, thereon. Following payment to holders of all other classes of preferred stock subordinate to the Series A Preferred Stock, holders of Series A Preferred Stock are then entitled to share in remaining available funds on an "as-if converted" basis with holders of common stock.


     In June 1997, the Company issued 2,500,000 shares of Series B Convertible Participating Preferred Stock ("Series B Preferred Stock") at $2.00 per share to private investors for total consideration of $4,989,954 (net of offering costs of $10,046).

     The Series B Preferred Stock is voting. Dividends accrue annually and are cumulative at a rate of 10% of the original purchase price of $2.00 per share, on a per share basis. Dividends must be paid before any other dividends can be declared or paid on any class of common stock. The Series B Preferred Stock is convertible at any time by the holders, at the then applicable conversion rate as adjusted from time to time (one to one on the date of issuance). The Series B Preferred Stock is redeemable at the option of the holder beginning in May 2003 if Silknet has not made a qualified initial public offering of its common stock, as defined. Upon liquidation, holders of Series B Preferred Stock are entitled to receive, out of funds then generally available, $2.00 per share, plus any accrued and unpaid dividends, thereon. Following payment to holders of all other classes of preferred stock subordinate to the Series B Preferred Stock, holders of Series B Preferred Stock are then entitled to share in remaining available funds on an "as if converted" basis with holders of common stock.

     In May 1998, Silknet issued 3,089,157 shares of Series C Convertible Participating Preferred Stock ("Series C Preferred Stock") at $3.498117 per share to private investors for total consideration of $10,772,583 (net of offering costs of $33,642).

                             SILKNET SOFTWARE, INC.

     The Series C Preferred Stock is voting. Dividends accrue annually and are cumulative at a rate of 10% of the original purchase price of $3.498117 per share, on a per share basis. Dividends must be paid before any other dividends can be declared or paid on any class of common stock. The Series C Preferred Stock is convertible at any time by the holders, at the then applicable conversion rate as adjusted from time to time (one to one on the date of issuance). The Series C Preferred Stock is redeemable at the option of the holder beginning in May 2003 if Silknet has not made a qualified initial public offering of its common stock, as defined. Upon liquidation, holders of Series C Preferred Stock are entitled to receive, out of funds then generally available, $3.498117 per share, plus all accrued and unpaid dividends thereon. Following payment to holders of all other classes of preferred stock subordinate to the Series C Preferred Stock, holders of Series C Preferred Stock are then entitled to share in remaining available funds on an "as if converted" basis with holders of common stock.


     In February 1999, Silknet issued 1,205,913 shares of Series D Convertible Preferred Stock ("Series D Preferred Stock") at $7.324109 per share to private investors for total consideration of $8,788,463 (net of offering costs of $43,775).



     The Series D Preferred Stock is voting. Dividends accrue annually and are cumulative at a rate of 10% of the original purchase price of $7.324109 per share, on a per share basis. Dividends must be paid before any other dividends can be declared or paid on any other classes of common stock. The Series D Preferred Stock is convertible at any time by the holders, at the then applicable conversion rate as adjusted from time to time (one to one on the date of issuance). The Series D Preferred Stock is redeemable at the option of the holder beginning in February 2004 if Silknet has not made a qualified initial public offering of its common stock, as defined. Upon liquidation, holders of Series D Preferred Stock are entitled to receive, out of funds then generally available, $7.324109 per share, plus all accrued and unpaid dividends.


     Upon the closing of the anticipated public offering, all outstanding shares of Preferred Stock will automatically convert into shares of common stock as follows:


                                                     SHARES OF
SERIES                                              COMMON STOCK
------                                              ------------
Series A Preferred Stock..........................   2,364,584
Series B Preferred Stock..........................   2,500,000
Series C Preferred Stock..........................   3,089,157
Series D Preferred Stock..........................   1,205,913
                                                     ---------
                                                     9,159,654
                                                     =========


I.  STOCK OPTIONS:


     The 1999 Stock Option and Incentive Plan (the "1999 Option Plan") was adopted by the Board of Directors and received stockholder approval in February 1999. A total of 1,000,000 shares of common stock have initially been reserved for issuance under the 1999 Option Plan. The 1999 Option Plan provides that the number of shares authorized for issuance will automatically increase by 5% of the outstanding number of shares of common stock on December 31, 1999, 2000 and 2001 up to a maximum of an additional 2,500,000 shares of common stock. Under the terms of the 1999 Option Plan, Silknet is authorized to grant incentive stock options as defined under the Internal Revenue Code, non-qualified options, stock awards or opportunities to make direct purchases of common stock

                             SILKNET SOFTWARE, INC.

to employees, officers, directors, consultants and advisors of Silknet and its subsidiaries. The 1999 Option Plan is administered by the Silknet Compensation Committee. The Silknet Compensation Committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1999 Option Plan. Options granted under the 1999 Option Plan will expire on a date determined by the Compensation Committee, not to exceed 10 years. To date, no awards have been granted under the 1999 Plan.



     The 1999 Non-Employee Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors and received stockholder approval in February 1999 and becomes effective on the date on which Silknet's common stock is registered under the Exchange Act. A total of 350,000 shares of common stock have been authorized for issuance under the Director Plan. The Director Plan is administered by the Silknet Compensation Committee. Under the Director Plan, each non-employee director who is or becomes a member of the Board of Directors is automatically granted on the date which the common stock becomes registered under the Exchange Act or, if not a director on that date, the date first elected to the Board of Directors, an initial option to purchase 10,000 shares of common stock. In addition, provided that the director continues to serve as a member of the Board of Directors, each non-employee director will be automatically granted on the third anniversary of his or her initial option grant date and each three years thereafter an option to purchase 10,000 shares of common stock. Provided that the director continues to serve as a member of the Board of Directors, one-third of the shares included in each grant will become exercisable on each of the first, second and third anniversaries of the date of grant. If a director fails to attend at least 75% of the Board of Directors meetings held in a fiscal year, that director will forfeit his or her rights with respect to the option installment which vested on the preceding vesting date, in proportion to the percentage of Board of Directors meetings not attended. All options granted under the Director Plan will have an exercise price equal to the fair market value of the common stock on the date of grant and a term of ten years from the date of grant.



     Silknet also has an Employee Stock Option Plan (the "1995 Option Plan") which provides for the issuance of options to purchase up to 2,391,900 shares of Silknet's common stock to eligible employees, officers, directors, consultants and advisors of Silknet. Under the Plan, the Board of Directors may award incentive and non-qualified stock options. Stock options entitle the holder to purchase common stock from Silknet for a specified exercise price, during a period specified by the applicable option agreement. Generally, the options vest over four years. Incentive stock options may not be granted with an exercise price less than the fair market value of Silknet's common stock at the date of grant or for a term exceeding ten years. The exercise price of each non-qualified stock option shall be specified by the Board of Directors.

                             SILKNET SOFTWARE, INC.

     Stock option activity for the years ended June 30, 1996, 1997 and 1998 and the nine months ended March 31, 1999 is as follows:



                                 EXERCISE PRICE           EXERCISE PRICE
                                  EQUALS GRANT           LESS THAN GRANT
                             DATE STOCK FAIR VALUE    DATE STOCK FAIR VALUE           TOTAL
                             ----------------------   ----------------------   --------------------
                                          WEIGHTED                 WEIGHTED                WEIGHTED
                                           AVERAGE                  AVERAGE                AVERAGE
                               NUMBER     EXERCISE      NUMBER     EXERCISE     NUMBER     EXERCISE
                             OF SHARES      PRICE     OF SHARES      PRICE     OF SHARES    PRICE
                             ----------   ---------   ----------   ---------   ---------   --------
Outstanding at June 30,
  1995.....................      6,250      $1.00       62,500       $0.02        68,750    $0.11
Granted....................    174,250       1.00      484,650        0.02       658,900     0.28
Cancelled..................     (7,250)      1.00      (50,000)       0.02       (57,250)    0.14
                             ---------      -----      -------       -----     ---------    -----
Outstanding at June 30,
  1996.....................    173,250       1.00      497,150        0.02       670,400     0.27
Granted....................    634,500       1.00           --          --       634,500     1.00
Cancelled..................    (84,742)      1.00           --          --       (84,742)    1.00
                             ---------      -----      -------       -----     ---------    -----
Outstanding at June 30,
  1997.....................    723,008       1.00      497,150        0.02     1,220,158     0.60
Granted....................    400,375       1.04           --          --       400,375     1.04
Exercised..................    (69,725)      1.00           --          --       (69,725)    1.00
Cancelled..................    (44,716)      1.04           --          --       (44,716)    1.04
                             ---------      -----      -------       -----     ---------    -----
Outstanding at June 30,
  1998.....................  1,008,942       1.01      497,150       $0.02     1,506,092     0.69
Granted....................    595,775       1.75      290,100        2.90       885,875     2.13
Exercised..................   (210,820)      1.18           --          --      (210,820)    1.18
Cancelled..................   (115,399)      1.60       (3,907)       1.75      (119,306)    1.61
                             ---------      -----      -------       -----     ---------    -----
Outstanding at March 31,
  1999.....................  1,278,498       1.27      783,343        1.08     2,061,841     1.20
                             =========      =====      =======       =====     =========    =====



As of March 31, 1999, 1,049,526 shares were available for grant under the 1999 Option Plan and 1995 Option Plan.



     The following table summarizes information about stock options outstanding at March 31, 1999:



                                                                    VESTED AND EXERCISABLE
                                                     WEIGHTED-      -----------------------
                                                      AVERAGE                    WEIGHTED-
                                                     REMAINING                    AVERAGE
                                      NUMBER        CONTRACTUAL       NUMBER      EXERCISE
EXERCISE PRICE                      OUTSTANDING   LIFE (IN YEARS)   OF SHARES      PRICE
--------------                      -----------   ---------------   ----------   ----------
$0.02.............................     497,150          6.4          446,523       $0.02
 1.00.............................     807,132          7.9          297,890        1.00
 1.75.............................     673,809          9.4           55,143        1.75
 5.50.............................      73,375          9.9               --          --
 7.32.............................      10,375         10.0               --          --
                                     ---------         ----          -------       -----
$0.02-7.32........................   2,061,841          8.1          799,556       $0.50
                                     =========         ====          =======       =====



     Silknet records deferred compensation for options issued with exercise prices below the estimated fair value of common stock. Deferred compensation is amortized and recorded as compensation expense ratably over the vesting period of the options. Compensation expense of $185,204, $92,287,

                             SILKNET SOFTWARE, INC.

$83,607, and $94,302 was recognized during the years ended June 30, 1996, 1997, and 1998 and the nine months ended March 31, 1999, respectively.


     Silknet applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its plans. Silknet has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, no compensation expense has been recognized for the stock option plans as calculated under SFAS 123.


     Had compensation cost for Silknet's stock option plan been determined based on the fair value at the grant date for awards in 1996, 1997 and 1998 and the nine months ended March 31, 1999, consistent with the provisions of SFAS 123, Silknet's net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:



                                                                            NINE MONTHS
                                            YEAR ENDED JUNE 30,                ENDED
                                   -------------------------------------     MARCH 31,
                                     1996         1997          1998            1999
                                   ---------   -----------   -----------   --------------
Net loss -- as reported..........  $(465,026)  $(2,942,718)  $(6,905,801)   $(7,633,509)
Net loss -- pro forma............   (748,254)   (3,119,757)   (7,090,358)    (7,937,142)
Basic and diluted net loss per
  share -- as reported...........  $   (0.18)  $     (1.15)  $     (2.69)   $     (2.82)
Basic and diluted net loss per
  share -- pro forma.............  $   (0.29)  $     (1.22)  $     (2.76)   $     (2.93)


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in each of the following periods:


                                                                             NINE MONTHS
                                                YEAR ENDED JUNE 30,             ENDED
                                          -------------------------------     MARCH 31,
                                            1996        1997       1998         1999
                                          ---------    -------    -------    -----------
Dividend yield..........................  0%           0%         0%         0%
Expected volatility.....................  0%           0%         0%         0%
Risk free interest rate.................  6.5%         6.0%       5.5%       5.5%
Expected lives..........................  4.5 years    5 years    5 years    5 years



     The weighted average grant date fair values using the Black-Scholes option pricing model were:



                                                                           NINE MONTHS
                                                  YEAR ENDED JUNE 30,         ENDED
                                                -----------------------     MARCH 31,
                                                1996     1997     1998        1999
                                                -----    -----    -----    -----------
Exercise price equals grant date stock fair
  value.......................................  $0.35    $0.35    $0.37    $      0.57
Exercise price less than grant date stock fair
  value.......................................  $0.99       --       --    $      2.72


     The effects of applying SFAS 123 in this disclosure are not indicative of future amounts. Additional grants in future years are anticipated.

                             SILKNET SOFTWARE, INC.

     On February 23, 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan allows for the issuance of 350,000 shares of Silknet's common stock to eligible employees. Under the Purchase Plan, Silknet is authorized to make a series of offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the fair market value of the common stock at the beginning or end of the offering period (as defined by the Purchase
Plan), whichever is lower. The first offering period of the Purchase Plan will commence immediately upon the initial public offering of the common stock to the public and shall end on January 31, 2000.


J.  COMMITMENTS AND CONTINGENCIES:


     Silknet leases office space and equipment under non-cancelable operating leases extending through December 2003. Certain of these leases contain renewal options and provisions that adjust the lease payment based upon change in the consumer price index and require Silknet to pay operating costs, including property taxes, insurance and maintenance. Rent expense under non-cancelable operating leases totaled $13,523, $82,819, $291,733 and $429,936 for the years ended June 30, 1996, 1997 and 1998 and the nine months ended March 31, 1999, respectively.



     The following is a schedule of future minimum lease payments on noncancelable operating leases at March 31, 1999:


     Fiscal Years ending June 30:


1999 (three months ending June 30, 1999)..........  $155,528
2000..............................................   611,312
2001..............................................   600,512
2002..............................................   586,609
2003..............................................   508,662
Thereafter........................................   254,331



K.  EMPLOYEE BENEFIT PLAN:



     Silknet maintains a 401(k) plan qualified under Section 401(k) of the Internal Revenue Code. All Silknet employees are eligible to participate in the 401(k) plan. Under the 401(k) plan, a participant may contribute a maximum of 20% of his or her pre-tax salary, commissions and bonuses through payroll deductions (up to the statutorily prescribed annual limit of $10,000 in 1998) to the 401(k) plan. The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of the Board of Directors, Silknet may make discretionary profit-sharing contributions into the 401(k) plan for all eligible employees. To date, Silknet has made no profit-sharing contributions to the 401(k) plan.


L.  RELATED PARTY TRANSACTIONS:


     During the years ended June 30, 1997 and 1998 and the nine months ended March 31, 1999, Silknet recognized license and services revenue from transactions with affiliated companies of $30,725, $55,600 and $14,109, respectively. Additionally, Silknet recognized license and service revenue from transactions with an investor of $862,333 during the nine months ended March 31, 1999.

                         [Silknet Software, Inc. LOGO]

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:


SEC registration fee........................................  $   11,509
NASD filing fee.............................................       4,640
Nasdaq National Market listing fee..........................      90,500
Printing and engraving expenses.............................     175,000
Legal fees and expenses.....................................     280,000
Accounting fees and expenses................................     220,000
Transfer agent and registrar fees and expenses..............       5,000
Miscellaneous...............................................     213,351
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========


---------------

Silknet will bear all expenses shown above.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Delaware General Corporation Law and Silknet's Certificate of Incorporation and by-laws provide for indemnification of Silknet's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Silknet and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to Silknet's Certificate of Incorporation and by-laws filed as Exhibits 3.01 and 3.02 hereto, respectively.



     The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of Silknet against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.


     In addition, Silknet has an existing directors and officers liability insurance policy.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, Silknet has issued the following securities that were not registered under the Securities Act:

          (a) Issuances of Capital Stock.

     In October 1996, Silknet issued and sold an aggregate of 2,900 shares of common stock for services valued at $2,900.


     In October 1996, Silknet issued and sold an aggregate of 2,364,584 shares of its Series A preferred stock for an aggregate of $2,270,000.



     In June 1997, Silknet issued and sold an aggregate of 2,500,000 shares of its Series B preferred stock for an aggregate of $5,000,000.

     In May 1998, Silknet issued and sold an aggregate of 3,081,657 shares of its Series C preferred stock for an aggregate of $10,779,989.74. In June 1998, Silknet sold an additional 7,500 shares of Series C preferred stock for an aggregate purchase price of $26,235.88.



     In February 1999, Silknet issued and sold an aggregate of 1,205,913 shares of its Series D preferred stock for an aggregate purchase price of $8,832,238.26.



     Each share of Silknet's Series A, Series B, Series C and Series D preferred stock will automatically convert into one share of common stock upon the closing of this offering.


          (b) Issuances of Notes and Warrants

     In May 1996, Silknet issued one note in the principal amount of $125,000 and a warrant to purchase an aggregate of 125,000 shares of common stock at an exercise price of $1.00 per share. In July 1996, Silknet issued an additional note in the principal amount of $125,000 and a warrant to purchase an aggregate of 125,000 shares of common stock at an exercise price of $1.00 per share.

     In June 1997 Silknet issued six warrants to purchase an aggregate of 500,000 shares of common stock at an exercise price of $2.20 per share.

          (c) Exercises of Stock Options


     From January 1996 to March 1999, Silknet issued 280,545 shares of common stock at exercise prices ranging from $1.00 to $1.75 for an aggregate purchase price of $318,095 pursuant to exercise of employee options.


     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of the exercise of options to purchase common stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.


EXHIBIT NO.                             EXHIBIT
-----------                             -------
    1.01      Form of Underwriting Agreement.
    3.01+     Certificate of Incorporation of Silknet.
    3.02      By-laws, as amended, of Silknet.
    4.01      Specimen Certificate for shares of Silknet's Common Stock.
    4.02+     Description of Capital Stock (contained in the Certificate of Incorporation filed as Exhibit 3.01).
    4.03+     Form of Warrant Agreement dated as of May 17, 1996 between
              Silknet and Zero Stage Capital V, L.P.
    4.04+     Form of Warrant Agreement dated as of June 11, 1997 between
              Silknet and certain investors.
    5.01      Legal Opinion of Testa, Hurwitz & Thibeault, LLP.
   10.01*     Employee Stock Option Plan, as amended.
   10.02*+    1999 Stock Option and Incentive Plan.
   10.03*+    1999 Non-Employee Director Stock Option Plan.
   10.04*     1999 Employee Stock Purchase Plan, as amended.
   10.05+     Registration Rights Provisions contained in the Series C
              Preferred Stock Purchase Agreement dated as of May 12, 1998 between Silknet and the purchasers named therein.
   10.06+     Registration Rights Provisions contained in the Series D
              Preferred Stock Purchase Agreement dated as of February 26,
              1999 between Silknet and the purchasers named therein.
   10.07+     Lease Agreement between Silknet and 1848 Associates dated
              December 30, 1996, as amended December 15, 1997, November 1,
              1998 and January 1, 1999.
   10.08+     Loan and Modification Agreement dated March 2, 1999 by and between Silknet and Silicon Valley Bank.
   10.09+     Loan and Security Agreement dated March 5, 1997 by and
              between Silknet and Silicon Valley Bank, as amended pursuant to a Loan Modification Agreement dated December 1, 1997.
   10.10*     Employment Agreement dated April 13, 1999 by and between the
              Company and James C. Wood.
   10.11*     Employment Agreement dated April 13, 1999 by and between the
              Company and Nigel K. Donovan.
   10.12*     Employment Agreement dated April 13, 1999 by and between the
              Company and Patrick J. Scannell, Jr.
   16.01+     Letter from KPMG Peat Marwick dated March 3, 1999.
   21.01+     Subsidiaries.
   23.01      Consent of Testa, Hurwitz & Thibeault, LLP (contained in
              Exhibit 5.01).
   23.02+     Consent of PricewaterhouseCoopers LLP.
   23.03      Consent of Aberdeen Group, Inc.
   24.01+     Power of Attorney.
   27.01      Financial Data Schedule.


---------------


* Indicates a management contract or any compensatory plan, contract or arrangement.


+ Previously filed.

     (b) FINANCIAL STATEMENT SCHEDULES.

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to the Registration Statement (File No. 333-73295) to be signed on its behalf by the undersigned, thereunto duly authorized, in Manchester, New Hampshire on April 14, 1999.


                                          SILKNET SOFTWARE, INC.

                                          By:       /s/ JAMES C. WOOD
                                            ------------------------------------
                                              James C. Wood

                                              President, Chief Executive Officer
                                              and Chairman of the Board



                SIGNATURE                                  TITLE(S)                       DATE
                ---------                                  --------                       ----

*                                           President, Chief Executive Officer and   April 14, 1999
------------------------------------------  Chairman of the Board (Principal
James C. Wood                               Executive Officer)

*                                           Vice President, Chief Financial          April 14, 1999
------------------------------------------  Officer, Treasurer and Secretary
Patrick J. Scannell, Jr.                    (Principal Financial and Accounting
                                            Officer)

*                                           Director                                 April 14, 1999
------------------------------------------
Stanley Fung

*                                           Director                                 April 14, 1999
------------------------------------------
Guy Bradley

*                                           Director                                 April 14, 1999
------------------------------------------
John Doggett

*                                           Director                                 April 14, 1999
------------------------------------------
Joo Hock Chua

*                                           Director                                 April 14, 1999
------------------------------------------
Andrew Goldfarb

          *By: /s/ JAMES C. WOOD
   ------------------------------------
              James C. Wood
           as Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                             EXHIBIT
-----------                             -------
    1.01      Form of Underwriting Agreement.
    3.01+     Certificate of Incorporation of Silknet.
    3.02      By-laws, as amended, of Silknet.
    4.01      Specimen Certificate for shares of Silknet's Common Stock.
    4.02+     Description of Capital Stock (contained in the Certificate of Incorporation filed as Exhibit 3.01).
    4.03+     Form of Warrant Agreement dated as of May 17, 1996 between
              Silknet and Zero Stage Capital V, L.P.
    4.04+     Form of Warrant Agreement dated as of June 11, 1997 between
              Silknet and certain investors.
    5.01      Legal Opinion of Testa, Hurwitz & Thibeault, LLP.
   10.01*     Employee Stock Option Plan, as amended.
   10.02*+    1999 Stock Option and Incentive Plan.
   10.03*+    1999 Non-Employee Director Stock Option Plan.
   10.04*     1999 Employee Stock Purchase Plan, as amended.
   10.05+     Registration Rights Provisions contained in the Series C
              Preferred Stock Purchase Agreement dated as of May 12, 1998 between the Company and the purchasers named therein.
   10.06+     Registration Rights Provisions contained in the Series D
              Preferred Stock Purchase Agreement dated as of February 26,
              1999 between Silknet and the purchasers named therein.
   10.07+     Lease Agreement between Silknet and 1848 Associates dated
              December 30, 1996, as amended December 15, 1997, November 1,
              1998 and January 1, 1999.
   10.08+     Loan and Modification Agreement dated March 2, 1999 by and between Silknet and Silicon Valley Bank.
   10.09+     Loan and Security Agreement dated March 5, 1997 by and
              between Silknet and Silicon Valley Bank, as amended pursuant to a Loan Modification Agreement dated December 1, 1997.
   10.10*     Employment Agreement dated April 13, 1999 by and between the
              Company and James C. Wood.
   10.11*     Employment Agreement dated April 13, 1999 by and between the
              Company and Nigel K. Donovan.
   10.12*     Employment Agreement dated April 13, 1999 by and between the
              Company and Patrick J. Scannell, Jr.
   16.01+     Letter from KPMG Peat Marwick dated March 3, 1999.
   21.01+     Subsidiaries
   23.01      Consent of Testa, Hurwitz & Thibeault, LLP (contained in
              Exhibit 5.01).
   23.02+     Consent of PricewaterhouseCoopers LLP.
   23.03      Consent of Aberdeen Group, Inc.
   24.01+     Power of Attorney.
   27.01      Financial Data Schedule.


---------------


* Indicates a management contract or any compensatory plan, contract or arrangement.


+ Previously filed.